UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

MOBIUS MANAGEMENT SYSTEMS, INC.

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common Stock, $0.0001 par value
(2)
Aggregate number of securities to which transaction applies: 20,938,602 shares of Mobius common stock, which consists of (a) 19,685,398 shares of Mobius common stock, (b) 1,237,679 shares of Mobius common stock subject to issuance upon exercise of outstanding options granted under option plans, (c) 13,425 shares of Mobius restricted stock and (d) 2,100 shares underlying Mobius restricted stock units.

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The filing fee of $6,460.29 was calculated based upon the total number of shares of Mobius common stock (20,938,602) multiplied by $10.05. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $210,432,950, which is the sum of the amount set forth above, by 0.0000307.

	(4)	Proposed maximum aggregate value of transaction: $210,432,950
	(5)	Total fee paid: $6,460.29
☐	Fee paid previously with preliminary materials:

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Parties:
	(4)	Date Filed:

[MOBIUS MANAGEMENT SYSTEMS, INC. LETTERHEAD]

[_________], 2007

To Our Stockholders:

On April 11, 2007, Mobius Management Systems, Inc. announced that it had entered into an agreement of merger with Allen Systems Group, Inc. (“ASG”) and ASG M&A, Inc., a subsidiary of ASG (“ASG M&A”), pursuant to which we will become a wholly owned subsidiary of ASG. Upon completion of the merger, you will be entitled to receive $10.05 in cash, without interest, for each share of our common stock that you own.

Our board of directors, by a unanimous vote, (i) has determined that the agreement of merger and the transactions contemplated thereby, including the merger, are advisable, fair to, and in the best interests of, our company and our stockholders, (ii) has approved the agreement of merger, and (iii) recommends that our stockholders approve the agreement of merger.

A special meeting of our stockholders will be held on [Insert Date], 2007, at [Insert Time] a.m., local time, to vote on a proposal to adopt the agreement of merger so that the merger can occur. The special meeting of stockholders will be held at Mobius Management Systems, Inc., 120 Old Post Road, Rye, New York 10580. Notice of the special meeting is enclosed. This proxy statement gives you detailed information about the special meeting and the merger and includes the agreement of merger as Annex A. We encourage you to read the proxy statement and the agreement of merger carefully and in their entirety.

Your vote is important. We cannot complete the merger unless a majority in interest of all of our stockholders vote to adopt the agreement of merger, which we sometimes refer to in this proxy statement as the merger proposal. Our board of directors recommends that you vote“FOR” approval of the merger proposal. The failure of any stockholder to vote on the merger proposal will have the same effect as a vote against the merger proposal.

Each of our directors and executive officers has indicated that he intends to vote his own shares in favor of the merger proposal. Mitchell Gross, our co-founder, Chairman, President and Chief Executive Officer, and Joseph Albracht, our co-founder and a director, who collectively beneficially own approximately 47.3% of the outstanding shares of our common stock (excluding options vested or expected to vest prior to or upon completion of the merger), have agreed with ASG to vote their shares in favor of adoption of the merger proposal.

Whether or not you plan to attend the special meeting in person, please vote your shares promptly by completing, signing and dating the accompanying proxy card and returning it in the enclosed prepaid envelope.

Our board of directors and management appreciate your continuing support of Mobius, and we hope you will vote in favor of this transaction.

Mitchell Gross
Chairman of the Board, Chief Executive Officer and President

[MOBIUS MANAGEMENT SYSTEMS, INC. LETTERHEAD]

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Date and Time:
[Insert Date], 2007, [Insert Time] a.m., Local Time

Place: Mobius Management Systems, Inc.
120 Old Post Road
Rye, New York 10580

Purpose:
•	Consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated as of April 11, 2007 by and among Mobius, Allen Systems Group, Inc. and ASG M&A, Inc.; and

•	Transact such other business as may properly come before the meeting or any adjournment or postponements thereof.

Who may vote:

Only stockholders of record as of the close of business on [Insert Date], 2007.

Your vote is important. We urge you to read the accompanying proxy statement carefully as it sets forth details of the merger proposal and other important information related to the merger. We have fixed the close of business on [Insert record date], 2007, as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting and any adjournments or postponements of the special meeting. Accordingly, only stockholders of record as of that date will be entitled to notice of and to vote at the special meeting and any adjournments or postponements of the special meeting. As of the close of business on [Insert record date], 2007, there were outstanding and entitled to vote [number of voting shares] shares of our common stock. Holders of our common stock are entitled to appraisal rights under Delaware law in connection with the merger. A list of the stockholders entitled to vote will be available for examination by any stockholder at the special meeting and for the ten days immediately prior to the special meeting at our corporate offices.

To assure your representation at the special meeting, please fill in your vote, sign and mail the enclosed proxy as soon as possible by following the instructions on the accompanying proxy or voting instruction card. We have enclosed a return envelope, which requires no postage if mailed in the United States. Your proxy is being solicited by the Board of Directors.

The Board of Directors of Mobius Management Systems, Inc. unanimously recommends that you vote “FOR” approval of the merger proposal.

By order of the Board of Directors,

_________________________________ David Gordon
Assistant Secretary

PROXY STATEMENT
FOR THE SPECIAL MEETING OF THE
STOCKHOLDERS OF

MOBIUS MANAGEMENT SYSTEMS, INC.

The board of directors of Mobius Management Systems, Inc. provides this proxy statement to you to solicit your vote on the adoption of the merger proposal. Pursuant to the agreement of merger, the parties have agreed to merge ASG M&A, Inc. with and into Mobius Management Systems, Inc. If our stockholders adopt the merger proposal and the other conditions to the merger are satisfied, each stockholder will receive $10.05 in cash, without interest, per share of our common stock owned at the time of the merger.

The merger cannot occur unless a majority in interest of all stockholders of Mobius vote to adopt the merger proposal. A failure to vote is the same as voting your shares against the merger proposal. Each of our directors and executive officers has indicated that he intends to vote his own shares in favor of the merger proposal. Mitchell Gross, our co-founder, Chairman, President and Chief Executive Officer, and Joseph Albracht, our co-founder and a director, who collectively beneficially own approximately 47.3% of the outstanding shares of our common stock (excluding options vested or expected to vest prior to or upon completion of the merger), have agreed, pursuant to a voting agreement with ASG to vote their shares in favor of the approval of the merger proposal. The board of directors has scheduled a special meeting of stockholders to vote on the merger proposal as follows:

[Insert Date], 2007 at [Insert Time] a.m. (local time)

Mobius Management Systems, Inc.
120 Old Post Road
Rye, New York 10580

This document provides you with detailed information about the merger proposal. Please see “Where You Can Find More Information” on page 45 for additional information about Mobius Management Systems, Inc. on file with the Securities and Exchange Commission.

This proxy statement and proxy card are being mailed to stockholders beginning on or about [Insert Date], 2007.

No person has been authorized to give any information or make any representation other than those contained in this proxy statement, and, if given or made, such information or representation must not be relied upon as having been authorized. The information in this proxy statement may only be accurate on the date of this proxy statement.

We urge you to read and consider carefully this proxy statement in its entirety.

The date of this proxy statement is [Insert Date], 2007.

SUMMARY TERM SHEET

This summary term sheet summarizes the material information in the proxy statement, but does not contain all of the information that may be important to you. You should carefully read this entire proxy statement and the attached Annexes and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the special meeting. Unless the context otherwise indicates, the terms “Mobius,” “we,” “us” or “our” mean Mobius Management Systems, Inc. and its subsidiaries. When we refer to shares of our common stock in this proxy statement, we are referring to the shares of our common stock.

THE SPECIAL MEETING

DATE, PLACE AND TIME (see page 6):	The special meeting will be held at [Insert Time] a.m. local time on [Insert Date], 2007, at Mobius Management Systems, Inc., 120 Old Post Road, Rye, New York 10580.

PURPOSE OF THE SPECIAL MEETING (see page 6):
At the special meeting, you will be asked to consider and vote on a proposal to adopt the agreement of merger, which we sometimes refer to in this proxy statement as the merger proposal, pursuant to which ASG M&A will merge with and into Mobius. A copy of the agreement of merger is attached as Annex A. We urge you to read this document carefully as it is the document that governs the merger.

RECORD DATE AND QUORUM REQUIREMENTS (see page 6):
 Our board of directors has fixed the close of business on [Insert record date], 2007, as the record date for the special meeting and only holders of record of our common stock on the record date are entitled to vote at the special meeting. As of the close of business on [Insert Record Date], 2007, there were outstanding and entitled to vote [Insert number of outstanding shares] shares of our common stock.

The presence in person or by proxy of a majority of the votes entitled to be cast on the merger proposal constitutes a quorum for the purpose of considering merger proposal.

VOTE REQUIRED TO ADOPT THE MERGER AGREEMENT (see page 6):
The consummation of the merger requires the affirmative vote of a majority in interest of all of our stockholders. Abstentions and “broker non-votes” will have the same effect as a vote against the merger proposal.

Mitchell Gross, our co-founder, Chairman, President and Chief Executive Officer, and Joseph Albracht, our co-founder and a director, who collectively beneficially own approximately 47.3% of the outstanding shares of our common stock (excluding options vested or expected to vest prior to or upon completion of the merger)as of April 26, 2007, have agreed, pursuant to a voting agreement with ASG, to vote their shares in favor of the adoption of the merger proposal. For additional information about the voting agreement, see “The Voting Agreement” on page 37. The voting agreement is attached to this proxy statement as Annex C. In the event the agreement of merger is terminated, the voting agreement will terminate as well. Each of our other directors and executive officers, who own collectively an additional 29,331 shares of common stock, has informed us that he will vote the shares of our common stock owned by him in favor of the merger proposal.

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REVOCATION OF PROXIES (see page 7):
Until exercised at the special meeting, you can revoke your proxy and change your vote in any of the following ways:
• by delivering written notification to us at our principal executive offices at 120 Old Post Road, Rye, New York 10580 before 11:59 p.m., local time, on [Insert Day before the meeting], 2007, or by following the instructions included on your proxy card;
• by delivering a proxy at a later date by mail in the manner described in this proxy statement; or
• by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting).

THE PARTIES (see page 5)

MOBIUS MANAGEMENT SYSTEMS, INC.:
Mobius is a leading provider of integrated solutions for enterprise archiving and records management. Mobius is incorporated in Delaware. Our principal executive offices are located at 120 Old Post Road, Rye, New York 10580, and our telephone number is (914) 921-7200.

ALLEN SYSTEMS GROUP, INC.:
ASG is an enterprise software provider to Global 5000 companies. ASG is incorporated in Delaware. ASG’s headquarters are located at 1333 Third Avenue South, Naples, Florida 34102, and its telephone number is (239) 435-2200.

ASG M&A, INC.:
ASG M&A is a Delaware corporation formed for the purpose of merging with and into Mobius. ASG M&A is a wholly-owned subsidiary of ASG. The executive offices of ASG M&A are located at c/o Allen Systems Group, Inc., 1333 Third Avenue South, Naples, Florida 34102, and its telephone number is (239) 435-2200.

THE MERGER AND RELATED TRANSACTIONS

OVERVIEW:	In accordance with the terms and conditions of the merger agreement, ASG M&A will be merged with and into Mobius with Mobius continuing as the surviving corporation.

As a result of the merger, Mobius will become a wholly-owned subsidiary of ASG. At the effective time of the merger, you will have the right to receive $10.05 per share, but you will no longer have any other rights as a Mobius stockholder and will have no rights as a stockholder of ASG. However, our stockholders will have appraisal rights as described under “Appraisal Rights” on page 22. Shares of our common stock held directly or indirectly by us or any of our wholly-owned subsidiaries or by ASG or ASG M&A will be canceled at the effective time of the merger. See “The Merger—Merger Consideration.”

TREATMENT OF OPTIONS, RESTRICTED STOCK AND RESTRICTED STOCK UNITS (See page 18):
We agreed to take all actions necessary to cause, at the effective time of the merger, each outstanding option, stock equivalent right or other right to acquire shares of our common stock granted under our option plans whether or not then exercisable or vested (except for directors’ options as described below) to become 100% exercisable and vested and to be cancelled.

In consideration of such cancellation, at the effective time of the merger, ASG shall, or shall cause the surviving corporation to, pay to the holders of the options an amount equal to the product of (x) the excess, if any, of $10.05 over the exercise price of each such option and (y) the number of shares of our common stock subject to the option (such payment, if any, to be net of applicable withholding and excise taxes). None of the unvested options held by our directors will be subject to any accelerated vesting pursuant to the merger. Accordingly, our directors will not receive any payment for options held by them to purchase an aggregate of 80,000 shares of our common stock. To the extent these options are vested at closing, our directors will receive $10.05 per share less the exercise price.

Immediately prior to the effective time of the merger, each of our restricted stock units that is outstanding as of the date of the merger agreement will be converted automatically into one share of our common stock and will be entitled only to receive $10.05 per share.

Each restricted share of our common stock issued pursuant to a restricted stock award agreement and subject to any vesting, repurchase or other lapse restrictions thereunder that is outstanding as of the date of the merger agreement shall automatically vest and become free of such restrictions and right of repurchase as of the effective time of the merger and shall, at that time, be cancelled and converted into the right to receive $10.05 per share. Payments made with respect to restricted stock units or restricted stock will be net of any applicable withholding and excise taxes. See “The Agreement of Merger—Effect of the Merger on Mobius Stock Options and Restricted Share Awards.”

RECOMMENDATION OF THE BOARD OF DIRECTORS (see page 12):
After careful consideration, our board of directors unanimously:

• determined that the merger proposal is advisable, fair to, and in the best interests of, Mobius and our stockholders;
• approved the merger proposal; and
• recommends that our stockholders vote to adopt the merger proposal.

Our board of directors unanimously recommends that at the special meeting you vote “FOR” the merger proposal.

For a discussion of the material reasons considered by our board of directors in reaching its conclusions, see “The Merger—Reasons for the Merger.” Our board of directors did not assign relative weight to any of the reasons. In addition, our board of directors did not reach any specific conclusion on each reason considered, but conducted an overall analysis of these reasons. Individual members of our board of directors may have given different weight to different reasons. See “The Merger—Recommendation of Our Board of Directors.”

OPINION OF JEFFERIES BROADVIEW (see page 13):
Jefferies Broadview, a division of Jefferies & Company, Inc., served as our financial advisor in connection with the merger. Our board of directors received an opinion dated April 11, 2007 from Jefferies Broadview to the effect that, as of that date and based upon and subject to the various considerations and assumptions set forth in its opinion, the consideration of $10.05 per share in cash to be received by holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to those holders. The full text of Jefferies Broadview’s opinion, which sets forth the assumptions made, matters considered and limitations on the scope of review undertaken by Jefferies Broadview in rendering its opinion, is attached to this proxy statement as Annex B.

We encourage our stockholders to read this opinion carefully and in its entirety. Jefferies Broadview’s opinion was provided to our board of directors in connection with its consideration of the merger and addresses only the fairness, from a financial point of view and as of the date of Jefferies Broadview’s opinion, of the consideration to be received by the holders of our common stock pursuant to the merger agreement and does not address any other aspect of the merger. Jefferies Broadview’s opinion does not constitute a recommendation as to how any holder of our common stock should vote on the merger or any matter related thereto.

INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER (See page 20):
In considering the recommendation of our board of directors that you vote for the merger proposal, you should be aware that some of our executive officers and members of our board of directors have interests in the merger that may be in addition to or different from the interests of our stockholders generally. These interests include the following:

• under the employment letter dated December 16, 2003 for Raymond Kunzmann, Senior Vice President and Chief Financial Officer, he will receive a cash payment of $508,500 plus benefits having the value of approximately $24,000 upon completion of the merger;
• approximately $800,000 will be paid as retention bonuses by us to our employees. Of the $800,000, approximately $400,000 is expected to be paid to certain of our executive officers. The remainder of the $800,000 will go to non-officer employees;
• the vesting and exercisability and lapse of repurchase rights, as applicable, of options, restricted stock and restricted stock units to purchase our common stock held by our employees, including our executive officers, will be accelerated in connection with the merger; and
• indemnification and directors’ and officers’ liability insurance coverage of our directors and officers for matters occurring prior to the completion of the merger will, subject to certain limitations, be continued by ASG after the merger is completed for a period of six years.

The members of our board of directors were aware of these interests and considered them at the time they approved and adopted the merger proposal and made their recommendation to our stockholders. See “The Merger—Interests of Directors and Executive Officers in the Merger.”

APPRAISAL RIGHTS (See page 22):
Under Delaware law, stockholders who file a written notice of objection with Mobius before the taking of the vote at the special meeting and whose shares of common stock are not voted in favor of the merger proposal will be entitled to exercise appraisal rights in connection with the merger. Stockholders desiring to exercise appraisal rights will have the rights and duties, and must follow the procedures, as set forth in Section 262 of the Delaware General Corporation Law. The full text of Section 262 is attached to this proxy statement as Annex D. Stockholders who wish to exercise appraisal rights must carefully follow the procedures required by law and are urged to read Annex D in its entirety.

EFFECTIVE TIME:
The merger will become effective as of the date and time that the certificate of merger is filed with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law, which is expected to occur as soon as practicable after the special meeting, or at such other time as is agreed by the parties to the merger agreement.

EXCHANGE OF CERTIFICATES (See page 7):
If you hold your shares of our common stock in certificated form, you will receive the merger consideration after exchanging your stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to you shortly after the completion of the merger. If you hold your shares in book-entry form, you will automatically receive the merger consideration in exchange for your shares following the completion of the merger and you will not receive a letter of transmittal.

CONDITIONS TO THE MERGER (See page 31):
The parties’ respective obligations to complete the merger are subject to the following conditions:

• the adoption of the merger proposal by the requisite stockholder vote at the special meeting;
• all material consents of, filings and registrations with, and notifications to, all governmental entities required for consummation of the merger shall have been obtained or made shall be in full force and effect and all waiting periods required by law shall have expired; and
• no governmental entity shall have issued any injunction, order, decree, ruling, or other legal restraint or prohibition, whether temporary, preliminary or permanent which is in effect and has the effect of preventing the consummation of the merger, nor will any action or proceeding have been commenced by any governmental entity and be pending for the purposes of obtaining an injunction. No law, judgment, order, injunction, writ, or decree shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits, restricts or makes illegal consummation of the merger.

In addition, each of Mobius and ASG is subject to its own conditions and obligations. You are urged to read “The Merger Agreement - Conditions to the Merger” in its entirety.

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TERMINATION OF THE MERGER AGREEMENT; TERMINATION FEES (See page 34):
The parties can terminate the agreement of merger under certain circumstances, as follows:

• by mutual written consent; or
• by either ASG or Mobius (i) in the event of an inaccuracy of any representation or warranty of the other party, to the extent that it would cause a failure of a condition to closing the merger, or (ii) in the event of a material breach by the other party of the covenants, agreements, or obligations contained in the merger agreement, in each case, which breach cannot be or has not been cured within thirty days after giving of written notice to the breaching party of such breach; or
• by either ASG or Mobius, in the event (i) any material consent of any governmental entity required to consummate the merger shall have been denied, or (ii) Mobius’s stockholders fail to vote in favor of adoption of the merger proposal at the special meeting; or
• by either ASG or Mobius, in the event that the merger is not consummated by September 30, 2007, or in the event there is issued a “second request” under the HSR Act or a similar request or investigation is made in connection with the review by any governmental entity of the merger proposal, the date will be extended to November 30, 2007; provided, however, that the right to terminate the merger agreement under this option will not be available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of, or resulted in, the failure of the merger to be consummated by September 30, 2007 or November 30, 2007, as applicable; or
• by ASG or Mobius (provided that the terminating party is not then in breach of any representation or warranty contained in the merger agreement or in material breach of any covenant or other agreement in the merger agreement) in the event that any of the conditions precedent to the obligations of such party to consummate the merger cannot be satisfied or fulfilled by September 30, 2007 or November 30, 2007, as applicable.

In addition, each of Mobius and ASG is able to terminate the merger agreement under its own separate circumstances. You are urged to read “The Merger Agreement - Termination” in its entirety.

Under certain termination situations, either Mobius or ASG will be required to pay the other party a termination fee of $6 million. Please see “The Merger Agreement - Termination Fees” for further details on those such situations.

U.S. FEDERAL INCOME TAX CONSEQUENCES (see page 20):
The merger will be a taxable transaction for U.S. federal income tax purposes. As a result, assuming you are a U.S. Person (as defined in the Internal Revenue Code of 1986, as amended), the gain you recognize upon the exchange of your shares of our common stock for cash in the merger will be subject to U.S. federal income tax and also may be taxed under applicable state, local and other tax laws. You will recognize gain or loss equal to the difference between (1) $10.05 per share and (2) the adjusted tax basis of each of your shares of our common stock. Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your particular situation. You should consult your own tax adviser as to the specific tax consequences to you of the merger, including the applicable federal, state, local and foreign tax consequences.

ANTITRUST APPROVALS (See page 20):
Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to in this proxy statement as the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission, the merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice and the applicable waiting period has expired. Mobius and ASG filed notification report forms under the HSR Act with the FTC and the Antitrust Division on April 23, 2007 and April 24, 2007, respectively. See “The Merger — Antitrust Approvals” for further information.

MARKET PRICE AND DIVIDEND DATA (See page 39):
Our common stock is quoted on The NASDAQ Global Market under the symbol “MOBI.” On April 11, 2006, the last full trading day prior to the public announcement of the merger, the closing price for our common stock was $7.44 per share. On [Insert day before mailing], 2007, the last full trading day prior to the date of this proxy statement, the closing price for our common stock was $[__] per share. See “Market Price and Dividend Data.”

STOCK OWNERSHIP	40
FINANCIAL PROJECTIONS	43
OTHER MATTERS	46
STOCKHOLDER PROPOSALS	46
WHERE YOU CAN FIND MORE INFORMATION	46
Agreement of Merger and Plan of Merger	Annex A
Opinion of Jefferies Broadview	Annex B
Voting Agreement	Annex C
Delaware General Corporation Law Section 262 - Appraisal Rights	Annex D
Form of Proxy

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to address some commonly asked questions regarding the special meeting of stockholders to be held for the purpose of considering and voting on the merger proposal. These questions and answers do not address all questions that may be important to you as a Mobius stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the Annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q.	What is the proposed transaction?

A.
You are being asked to vote to adopt the merger proposal. Pursuant to the merger, ASG M&A, Inc., a wholly-owned subsidiary of Allen Systems Group, Inc., or ASG, will merge with and into Mobius with Mobius being the surviving corporation and becoming a wholly-owned subsidiary of ASG.

Q.	If the merger is completed, what will I receive for my shares of common stock?

A.
After completion of the merger, you will receive $10.05 in cash, without interest, for each share of our common stock you own, following surrender of your shares of our common stock, regardless of whether you hold such shares in certificated or book-entry form. As a result of the merger, our common stock will cease to be quoted on The NASDAQ Global Market, will not be publicly traded and will be deregistered under the Securities Exchange Act of 1934, as amended, which we refer to in this proxy statement as the Exchange Act.

Q.	Why is the board of directors recommending the approval of the merger proposal?

A.
Upon careful consideration, our board of directors unanimously believes that the merger proposal is advisable, fair to, and in the best interests of, Mobius and our stockholders. To review the reasons of our board of directors for recommending approval of the merger proposal, see page 11.

Q.	When is the merger expected to be completed?

A.
We and ASG are working toward completing the merger as quickly as possible. We and ASG expect to complete the merger promptly after we receive approval by our stockholders at the special meeting and receive all necessary regulatory approvals. We currently anticipate that the merger will be completed on or about [Insert Date], 2007. See “The Agreement of Merger—Conditions to the Merger.”

Q.	Who is entitled to vote at the special meeting?

A.
Holders of record of our common stock as of the close of business on [Insert Record Date], 2007 are entitled to vote at the special meeting. Each of our stockholders is entitled to one vote for each share of our common stock owned by the stockholder.

Q.	How many shares need to be represented at the meeting?

A.
The holders of a majority of the outstanding shares entitled to vote at the special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. As of the close of business on [Insert Record Date], 2007, there were [Insert number of outstanding shares] shares of common stock outstanding. If you vote by proxy card or in person at the special meeting, you will be considered part of the quorum.

Q.	What vote is required for our stockholders to adopt the merger proposal?

A.	An affirmative vote of a majority in interest of all stockholders of Mobius is required to adopt the merger proposal.

Q.	Have any Mobius stockholders agreed to vote in favor of the merger proposal?

A.
Yes. Mitchell Gross, our co-founder, Chairman, President and Chief Executive Officer, and Joseph Albracht, our co-founder and a director, who collectively beneficially own approximately 47.3% of the outstanding shares of our common stock (excluding options vested or expected to vest prior to or upon completion of the merger) as of April 26, 2007, have agreed, pursuant to a voting agreement with ASG, to vote their shares in favor of the merger proposal. For additional information about the voting agreement, see “The Voting Agreement” on page 37. The voting agreement is attached to this proxy statement as Annex C. In the event the agreement of merger is terminated, the voting agreement will terminate as well.

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Q.	Do I need to attend the special meeting in person?

A.	No. It is not necessary for you to attend the special meeting in person in order to vote your shares.

Q.	What do I need to do now?

A.
After carefully reading and considering the information contained in this proxy statement and the Annexes attached to this proxy statement, please vote your shares of our common stock as soon as possible. Please vote your shares by returning the enclosed proxy card, even if you plan to attend the special meeting in person, to ensure that your shares are voted. Your proxy card includes detailed information on how to vote.

In order for your shares to be represented at the special meeting:

•	you can attend the special meeting in person; or
•	you can indicate on the enclosed proxy card how you would like to vote and return the proxy card in the accompanying pre-addressed postage paid envelope.

Your proxy card will instruct the persons named on the proxy card to vote your shares of our common stock at the special meeting as you direct. If you are a record holder of shares and you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted “FOR” the merger proposal. If you do not sign or send in your proxy card, or if you abstain, the effect will be a vote“AGAINST” the merger proposal. Your vote is very important, regardless of the number of shares that you own.

Q.	If my shares are held for me by my broker, will my broker vote those shares for me with respect to the merger proposal?

A.
Your broker will not have the power to vote your shares of our common stock with respect to the merger proposal unless you provide instructions to your broker on how to vote. You should instruct your broker on how to vote your shares with respect to the merger proposal, using the instructions provided by your broker. If you fail to instruct your broker on how to vote, it will have the effect of a vote“AGAINST” the merger proposal.

Q.	May I vote in person?

A.
Yes. If your shares are not held in “street name” through a broker or bank you may attend the special meeting and vote your shares in person, rather than signing and returning your proxy card. If your shares are held in “street name,” you must obtain a properly executed proxy card from your broker or bank in order to attend the special meeting and vote in person. Even if you plan to attend the special meeting in person you should still submit your proxy as soon as possible. You will still be able to vote in person if you choose to attend the special meeting.

Q.	What happens if I abstain from voting or do not return my proxy card?

A.
If you abstain from voting or do not vote (either in person or by proxy), it will have the same effect as a vote“AGAINST” the merger proposal. Brokers who hold shares of our common stock in “street name” for customers who are the beneficial owners of those shares may not give a proxy to vote those shares without specific instructions from their customers.

Q.	Can I change my vote after I have mailed my proxy card?

A.
Yes. You can change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy by notifying us in writing at Mobius Management Systems, Inc., 120 Old Post Road, Rye, New York 10580, Attention: Corporate Secretary, or by submitting a new proxy, in each case, dated after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the special meeting and voting in person. However, simply attending the special meeting without voting will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the instructions received from your broker to change your vote. All properly submitted proxies received by us before the special meeting that are not revoked prior to being voted at the special meeting, will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no instructions were provided, “ FOR” the merger proposal and the postponement or adjournment of the special meeting, if necessary.

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Q.	What happens if I sell my shares of common stock before the special meeting?

A.
The record date for the special meeting is earlier than the expected date of the merger. If you own shares of our common stock on the record date, but transfer your shares after the record date but before the merger, you will retain your right to vote at the special meeting, but the right to receive the merger consideration will pass to the person to whom you transferred your shares.

Q.	Are appraisal rights available?

A.
Yes. Under Delaware law, stockholders who file a written notice of objection with Mobius before the taking of the vote at the special meeting and whose shares of common stock are not voted in favor of the merger proposal will be entitled to exercise appraisal rights in connection with the merger. Stockholders desiring to exercise such appraisal rights will have the rights and duties and must follow the procedures set forth in Section 262 of the Delaware General Corporation Law. The full text of Section 262 is attached to this proxy statement as Annex D. Stockholders who wish to exercise appraisal rights must carefully follow the procedures required by law and are urged to read Annex D in its entirety.

Q.	If I hold my shares in certificated form, should I send in my stock certificates now?

A.
No. After the merger is completed, you will be sent detailed written instructions for exchanging your stock certificates. You must return your stock certificates as described in those instructions to receive the merger consideration. If you hold shares of our common stock in book-entry form, you will automatically receive the merger consideration in exchange for your shares following the completion of the merger and you will not receive instructions for exchanging your shares for the merger consideration.

Q.	What other matters will be voted on at the special meeting?

A.
At the special meeting you may (1) vote in your discretion with respect to the approval of any proposal to postpone or adjourn the special meeting to a later date or time, including to solicit additional proxies in favor of the merger proposal, if there are not sufficient votes for approval of the merger proposal at the special meeting and (2) consider and vote upon such other matters as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Q.	Where can I find more information about Mobius?

A.
Mobius files periodic reports and other information with the Securities and Exchange Commission, or the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available on the Internet site maintained by the SEC at http://www.sec.gov. For a more detailed description of the information available, please refer to “Where You Can Find More Information” on page 46 in this proxy statement.

Q.	Who can help answer my questions?

A.
If you would like additional copies, without charge, of this proxy statement or have questions about the merger after reading this proxy statement, including the procedures for voting your shares, please contact us at Mobius Management Systems, Inc., 120 Old Post Road, Rye, New York 10580, Attention: Investor Relations, Telephone: (914) 921-7200.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward looking statements about Mobius. The Securities and Exchange Commission, which we refer to in this proxy statement as the SEC, encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. These statements may be made directly in this proxy statement and they may also be made a part of this proxy statement by reference to other documents filed by us with the SEC, which is known as “incorporation by reference.”

Statements that are not historical or current facts, including statements about beliefs and expectations are forward looking statements. These statements often include the words “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook,” “objectives,” “strategies,” “goals” or similar expressions. These forward-looking statements cover, among other things, anticipated future plans and prospects of Mobius and words and terms of similar substance used in connection with any discussion of future operating or financial performance, or the acquisition of us by ASG. Our forward-looking statements are based on management’s current views about future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

Statements contained in this proxy statement may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. In particular, any statements contained herein regarding expectations with respect to future sales and profitability, as well as product development and/or introductions, and/or with respect to the proposed merger with ASG, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from those projected or implied in such forward-looking statements. Important factors that might affect actual results, performance or achievements include, among other things, effects of the announcement and pendency of the merger on our business, potential for diversion of management and employee attention, and for employee attrition, during the period prior to the completion of the merger, the potential effect on our business and relations with customers, service providers and other stakeholders, whether or not the merger is consummated, market acceptance of Mobius's products, ability to manage expenses, fluctuations in period to period results, seasonality, uncertainty of future operating results, long and unpredictable sales cycles, technological change, product concentration, competition, international sales and operations, protection of intellectual property, extended payment risk, sufficient revenues from professional services, dependence on licensed technology, risk of product defects, product liability, expansion of indirect channels, management of growth, dependence on executive management, other key employees and subcontractors, consolidation in the industries we market and sell, concerns about transaction security on the Internet, factors affecting valuation of stock option expense, changes in prevailing equity-based compensation practices, general conditions in the economy and the impact of recently enacted or proposed regulations. Certain other important factors that cause actual events not to occur as expressed in such forward-looking statements include, but are not limited to, the failure to obtain the necessary approval of the merger by Mobius’s stockholders, antitrust clearance and certain other governmental approvals in a timely manner or at all, and the failure of various other closing conditions contained in the merger agreement to be satisfied as provided therein. These risks and uncertainties are described in detail from time to time in Mobius’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, filed on September 11, 2006, and its Quarterly Reports on Form 10-Q. Mobius accepts no obligation to update these forward-looking statements and does not intend to do so.

We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this proxy statement or the date of the document incorporated by reference in this proxy statement. Except as required by law, we are under no obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.  For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see our filings with the SEC as described under “Where You Can Find More Information” on page 46.

4

THE COMPANIES

Mobius

Mobius Management Systems, Inc. (www.mobius.com) is a leading provider of integrated solutions for enterprise archiving and records management. Mobius’s comprehensive software suite integrates content across disparate repositories, supports regulatory compliance, and includes content-enabled applications that automate business processes. Mobius solutions have achieved industry-wide recognition for breadth of functionality, breadth of supported formats, and high-volume, high-demand performance. The Mobius customer base is made up of leading companies across all industries, including more than sixty percent of the Fortune 100. Founded in 1981, the principal office of Mobius is 120 Old Post Road, Rye, New York. Mobius has sales offices in the U.S., Canada, the United Kingdom, France, Germany, Italy, Sweden, the Netherlands, Switzerland, Australia and Japan. Mobius also markets through a network of agents in Central and South America, Europe, Middle East, Africa and Asia.

ASG

Founded in 1986, Allen Systems Group, Inc. (www.asg.com) is a privately held global firm that provides a full range of enterprise software solutions in Metadata, Applications, Operations, Content, Performance, Identity, and Enterprise Management as well as the Business Service Platform, ASG’s Business Service Management (BSM) solution. ASG is headquartered at 1333 Third Avenue South, Naples, Florida, USA, with more than 75 offices serving the Americas, Europe, Middle East, Africa, and Asia/Pacific.

ASG M&A

ASG M&A, Inc. is a Delaware corporation formed for the purpose of merging with and into Mobius. ASG M&A is a wholly-owned subsidiary of ASG. The executive offices of ASG M&A are located at c/o Allen Systems Group, Inc., 1333 Third Avenue South, Naples, Florida 34102, and its telephone number is (239) 435-2200.

5

THE SPECIAL MEETING

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors in connection with a special meeting of our stockholders, which we refer to in this proxy statement as the special meeting.

Date, Time and Place of the Special Meeting

The special meeting is scheduled to be held as follows:

Date:	[Insert Date], 2007
Time:	[Insert Time] a.m., local time
Place:	Mobius Management Systems, Inc.
120 Old Post Road
Rye, New York 10580

Proposals to be Considered at the Special Meeting

At the special meeting, you will consider and vote upon a proposal to adopt the agreement of merger. In addition, you may (1) vote in your discretion with respect to the approval of any proposal to postpone or adjourn the special meeting to a later date or time, including to solicit additional proxies in favor of the merger proposal, if there are not sufficient votes for approval of the merger proposal at the special meeting and (2) consider and vote upon such other matters as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Record Date

Our board of directors has fixed the close of business on [Insert Record Date], 2007 as the record date for the special meeting and only holders of record of our common stock on the record date are entitled to vote at the special meeting. As of the close of business on [Insert Record Date], 2007, there were issued and outstanding and entitled to vote [__] shares of our common stock.

Voting Rights; Quorum; Vote Required for Approval

Each share of our common stock entitles its holder to one vote on all matters properly coming before the special meeting. The presence in person or representation by proxy of the holders of a majority of the issued and outstanding shares entitled to vote on the merger proposal constitutes a quorum for the purpose of considering the merger proposal. Shares of our common stock represented at the special meeting but not voted, including shares of our common stock for which proxies have been received but for which stockholders have abstained and “broker non-votes” (as described below), will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

If you hold your shares in an account in “street name” with a broker or bank, you must instruct the broker or bank on how to vote your shares. If an executed proxy card returned by a broker or bank holding shares indicates that the broker or bank does not have authority to vote on the merger proposal, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be voted on the merger proposal. This is called a “broker non-vote.” Your broker or bank will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker or bank. If you hold shares of our common stock in “street name,” you must request a legal proxy from your broker or bank in order to vote in person at the special meeting.

Under Delaware law, approval of the agreement of merger requires the affirmative vote of a majority in interest of all stockholders of Mobius to approve the merger proposal. Abstentions and “broker non-votes” will have the same effect as a vote “AGAINST” the merger proposal.

Mitchell Gross, our co-founder, Chairman, President and Chief Executive Officer, and Joseph Albracht, our co-founder and a director, who collectively beneficially own approximately 47.3% of the outstanding shares of our common stock (excluding options vested or expected to vest prior to or upon completion of the merger), as of April 26, 2007, have agreed, pursuant to a voting agreement with ASG, to vote their shares in favor of the adoption of the merger proposal. For additional information about the voting agreement, see “The Voting Agreement” on page 37. The voting agreement is attached to this

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proxy statement as Annex C. In the event the agreement of merger is terminated, the voting agreement will terminate as well. Each of our other directors and executive officers, who own collectively an additional 29,331 shares of common stock, has informed us that he will vote the shares of our common stock owned by him in favor of the merger proposal.

Voting and Revocation of Proxies

Stockholders of record may submit proxies by mail. Stockholders who wish to submit a proxy by mail should mark, date, sign and return the proxy card in the envelope furnished.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. Where a specification is indicated by the proxy, it will be voted in accordance with the specification. Where no specification is indicated, the proxy will be voted “FOR” the merger proposal and the proposal to postpone or adjourn the special meeting, if necessary. No proxy voted against the merger proposal will be voted in favor of any adjournment or postponement.

If you hold your shares in certificated form, please do not send in your stock certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration.

Until your proxy is exercised at the special meeting, you can revoke your proxy and change your vote in any of the following ways:

•	by delivering written notification to us at our principal executive offices at 120 Old Post Road, Rye, New York 10580, Attention: Investor Relations;
•	by delivering a proxy at a later date in the manner described in this proxy statement; or
•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting).

All properly submitted proxies received by us before the special meeting that are not revoked prior to being voted at the special meeting will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no instructions were provided, “FOR” the merger proposal.

Postponements and Adjournments

The special meeting may be postponed or adjourned for the purpose of soliciting additional proxies or for other reasons as determined in the sole discretion of the chairman of the meeting. Any proposal to postpone or adjourn the special meeting may be made without prior notice, including by an announcement made at the special meeting, by the chairman of the special meeting in his sole discretion. If a proposal for postponement or adjournment is properly presented at the special meeting, or any postponement or adjournment thereof, the persons named as proxies will vote the shares represented thereby in their discretion with respect to such postponement or adjournment if such specification is indicated by the proxy or if no specification is provided in the proxy. If no specification is provided by the proxy, the persons named as proxies will not, however, have discretion to vote in favor of any postponement or adjournment as to any shares of our common stock that have been voted against the merger proposal.

Solicitation of Proxies

We will bear the expenses in connection with the solicitation of proxies. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of our common stock held of record by those persons, and we may reimburse them for their reasonable transaction and clerical expenses. Solicitation of proxies will be made principally by mail. Proxies may also be solicited in person, or by telephone, facsimile, email or other means of communication, by our officers and regular employees. These people will receive no additional compensation for these services, but will be reimbursed for any transaction expenses incurred by them in connection with these services.

Stockholder List

A list of our stockholders entitled to vote at the special meeting will be available for examination by any of our stockholders at the special meeting. For a period of ten days prior to the special meeting of our stockholders, this stockholder

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list will be available for inspection by stockholders, subject to compliance with applicable provisions of Delaware law, during usual business hours at our corporate offices located at 120 Old Post Road, Rye, New York 10580.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call Investor Relations, Mobius Management Systems, Inc. at (914) 921-7200.

8

THE MERGER

Background to the Merger

Mobius regularly reviews and evaluates its business strategy and prospects for continued growth, as well as strategic alternatives, including strategic combinations. During the course of 2005 and the beginning of 2006, we were informally approached from time to time by various market participants, both financial and strategic, in connection with a possible sale of Mobius. We engaged in preliminary discussions during this time period with certain of these potential financial and strategic buyers, including ASG, regarding a possible transaction. None of these discussions advanced beyond an introductory stage.

In early 2006, in light of the trend toward consolidation in the marketplace, our board engaged Jefferies Broadview to conduct a review of the merger and acquisition activity and valuations within our market segment. In addition, in the first half of 2006, Jefferies Broadview, at the request of our board, conducted a review of the marketplace, including reaching out to certain strategic and financial parties who might have an interest in engaging in discussions with us regarding a strategic transaction. During this time period we continued to be approached by other financial and strategic buyers regarding a possible transaction. None of these discussions advanced beyond an introductory stage.

In June 2006, we received a non-binding letter of intent from a technology-focused private equity fund relating to a possible acquisition of Mobius in an all cash transaction. Our board authorized Mitchell Gross, our President and Chief Executive Officer, to negotiate the terms of a letter of intent with this private equity fund. We signed a non-binding letter of intent with this fund and continued negotiations, and the fund conducted due diligence. In July 2006, after further discussions, we determined, along with the private equity fund, to terminate negotiations and not pursue a possible transaction.

During the remainder of 2006 and early 2007, we received a number of additional indications of interest from potential financial and strategic buyers. We held preliminary discussions with certain of these financial and strategic buyers, but none of these discussions advanced beyond an introductory stage.

In January 2007, Mr. Gross was contacted by Arthur Allen of ASG. Mr. Allen indicated that ASG was interested in pursuing a transaction with us and that it had, or would be in a position to obtain, financing for the transaction. During the course of January 2007, Mr. Gross and Mr. Allen engaged discussions with respect to a possible transaction with ASG.

On January 26, 2007, we received a non-binding letter of interest from ASG. The letter of interest contemplated a cash tender offer for the shares of Mobius for aggregate consideration of $200.0 million. The tender offer would be subject to a number of conditions including (i) the minimum tender of greater than 50% of our shares and (ii) a prescribed cash level at closing. The letter of interest included a 90-day exclusivity period whereby we would not be able to participate in or initiate any negotiations or discussions with any entity other than ASG concerning the sale of Mobius. The letter of interest further provided that, in the event that we did enter into discussions with a third party and, within 12 months from the date of the letter of interest, consummated a transaction with such third party, ASG would be entitled to a $5.0 million fee from us. The letter of interest was shared with our board of directors and discussed at the board meeting on February 6, 2007. At this meeting, the board also reviewed the status of other preliminary discussions that were then ongoing with other potential strategic and financial buyers. The board provided our management with the parameters under which management was authorized to pursue a transaction with ASG and certain other strategic and financial buyers.

Following further discussion between Mr. Allen and Mr. Gross, it was determined that prior to the parties’ signing a letter of interest or our agreeing to any exclusivity period, we and ASG would first engage in further discussions and identify the price range at which we and ASG would be prepared to move forward with a transaction. We also communicated to ASG at that time a number of issues that we had relating to the letter of interest, including in particular the requirement for any particular cash level as a condition to the closing of a transaction.

On February 13, 2007, we executed a non-disclosure agreement with ASG, and we subsequently began to provide due diligence materials to ASG.

On the same day, Mr. Gross and Mr. Allen met in White Plains, New York, along with a representative of Jefferies Broadview, to negotiate the price. At this meeting, ASG indicated its willingness to explore a transaction at an aggregate purchase price of approximately $215.0 million, less estimated costs related to the transaction, estimated at that time to be approximately $3.8 million. This amount did not include the $800,000 reserve for retention bonuses which was subsequently agreed upon during the course of negotiations of the definitive merger documentation. Following such discussions, ASG conducted additional due diligence to confirm its willingness to move forward at this indicated price. Also following these

9

discussions, we indicated that our willingness to move forward with the transaction was dependent upon our comfort that ASG would be able to obtain the financing needed to complete the transaction.

On February 23, 2007, ASG delivered to us a first draft of the definitive merger documentation, including an agreement and plan of merger and a securities purchase and tender agreement. The merger agreement provided by ASG reflected a two-step transaction of a tender offer followed by a back-end merger. The securities purchase and tender agreement provided that Mitchell Gross and Joe Albracht would commit to tender their shares in the tender offer. We determined at that time that the parties would not begin to negotiate definitive documentation with respect to a transaction until due diligence was further advanced, the parties had agreed upon a firm price for the transaction, and we became comfortable that ASG would be able to obtain the necessary financing, subject to conditions that were acceptable to us. In addition, the parties agreed to continue holding discussions without Mobius agreeing to an exclusivity arrangement prohibiting Mobius from holding discussions with other potential buyers.

Between January and March 2007, we continued to hold preliminary discussions with other financial and strategic buyers for a possible transaction. None indicated interest to move forward at a price level equal to or better than the price negotiated with ASG. At the same time, we continued to provide due diligence information to ASG, and we engaged in discussions with ASG regarding their plans to obtain financing for the transaction.

During the week of March 26, 2007, we and ASG decided to move forward to negotiate definitive documentation with respect to the transaction. In addition, we received certain confidential financial information relating to ASG, as well as a draft commitment letter from ASG’s financial institution, Bank of Montreal, describing the financing of the proposed transaction.

On April 4, 2007, our board of directors held a board meeting which Jefferies Broadview attended, to consider issues relating to the transaction with ASG, including a discussion of the unresolved issues with respect to the structure and terms of the transaction. Also at this meeting, Jefferies Broadview provided information relating to its preliminary analysis as to the financial terms of the proposed transaction. Representatives of Kramer Levin Naftalis & Frankel, LLP, counsel to Mobius, and Richards Layton & Finger, P.A., special Delaware counsel to Mobius, were also present at this meeting. Our board of directors authorized our management, together with counsel, to continue discussions and negotiations with ASG with respect to the merger documentation.

Between April 4 and April 6, 2007 our management and counsel continued to negotiate the terms of the definitive documentation with respect to the transaction. On April 6, 2007, our board of directors held another board meeting, and received an update on the progress of the discussions with ASG. Representatives of Kramer Levin and Richards Layton were present at this meeting. Among the more material of the issues that remained unresolved were: (i) the condition that 90% of our shares must be tendered in the tender offer, (ii) a condition relating to the level of our cash at the time of the closing and (iii) the nature of the no-shop provision which restricted us from entertaining higher offers following the signing of the merger agreement. Our board of directors provided direction to management with respect to an acceptable resolution of these and other outstanding issues. The issues were unable to be resolved in a manner acceptable to our board, and as a result, discussions between Mobius and ASG were discontinued later that same day.

On April 8, 2007, we received revised merger documentation from ASG in an effort to address the principal issues which remained outstanding in our prior discussions. Under the revised merger agreement, the transaction structure was revised from a tender offer with a 90% minimum condition followed by a merger to a one-step merger which would require a majority vote of our outstanding common stock. The cash condition was replaced with a covenant relating to cash available at the closing, which was eliminated in subsequent negotiations. In addition, the no-shop provision was revised in a manner that was acceptable to us by permitting our board, in the exercise of its fiduciary duties, to hold discussions and provide information to a potential buyer who provides us with an acquisition proposal (as defined in the merger agreement) that we reasonably believe would lead to a superior proposal (as defined in the merger agreement). ASG also provided a voting agreement, to be signed by Mitchell Gross and Joe Albracht, requiring them to vote in favor of the merger with ASG, and against other acquisition proposals, so long as the merger agreement was in effect and had not been terminated.

On April 9, 2007, our board of directors held a board meeting to discuss the remaining open issues based upon the revised merger documentation received from ASG. Representatives of Kramer Levin and Richards Layton were present at this meeting. Our board of directors authorized our management to continue to negotiate the merger documentation.

For the remainder of April 9, 2007 and the following two days, we continued negotiations with ASG with respect to the merger documentation. During these two days, the outstanding issues were resolved in a manner acceptable to ASG and our management. On April 11, 2007, our board of directors convened a board meeting in which the Board was briefed on the

10

mutually agreed terms of the transaction. At this meeting, Jefferies Broadview delivered to the board of directors its opinion to the effect that, as of that date and based upon and subject to the various considerations and assumptions set forth in its opinion, the consideration of $10.05 per share in cash to be received by holders of Mobius common stock pursuant to the merger agreement was fair, from a financial point of view, to those holders. Representatives of Kramer Levin and Richards Layton were present at this meeting and described for the board the terms of the agreement. Our board of directors then approved our entering into the merger agreement. We and ASG executed the definitive merger agreement on the evening of April 11, 2007.

On April 12, 2007, prior to the opening of the market, we and ASG issued a press release announcing the execution of the merger agreement.

Recommendation of Our Board of Directors

After careful consideration, at a meeting held on April 11, 2007, our board of directors unanimously:

•	determined that the merger proposal is advisable, fair to, and in the best interests of, us and our stockholders;
•	approved the merger proposal; and
•	determined to recommend that our stockholders vote to adopt the merger proposal.

Our board of directors recommends that you vote “FOR” the merger proposal at the special meeting.

Reasons for the Merger

In unanimously determining that the merger proposal is advisable, fair to, and in the best interests of, the company and its stockholders, our board of directors relied on its knowledge of our business and information provided by our officers, consulted with our financial advisors, Jefferies Broadview, and legal counsel, Kramer Levin Naftalis & Frankel LLP and Richards Layton & Finger, P.A., and considered our company’s and our stockholders’ short-term and long-term interests and prospects. In making its recommendation and in approving the merger proposal our board of directors considered a number of factors, including, but not limited to, those described below.

Financial Considerations. Our board of directors considered the following financial factors:

•
the recent trading prices of our common stock and the fact that the $10.05 in cash per share to be paid under the merger proposal represents a premium of approximately $2.61 over the closing sale price of $7.44 for our common stock on The NASDAQ Global Market on April 11, 2007 (the last trading day before the public announcement of the agreement of merger), a premium of approximately 39% over the 30-day average closing price for our common stock before April 11, 2007, a premium of approximately 86% over our 52-week low closing price for our common stock of $5.41 on June 27, 2006 and a premium of approximately 33% over our 52-week high closing price for our common stock of $7.55 on November 14, 2006;

•	the fact that over the two year period ended on April 11, 2007, the highest closing sale price for our common stock was $7.55 per share;
•	the belief of our board of directors that the merger consideration represented the highest consideration that ASG was willing to pay;
•	the form of consideration to be paid to our stockholders under the merger proposal is cash, which will provide liquidity and certainty of value to our stockholders;
•
Jefferies Broadview’s financial presentation, including its opinion, dated April 11, 2007, to our board of directors to the effect that, as of that date and based upon and subject to the various considerations and assumptions set forth in its opinion, the consideration of $10.05 per share in cash to be received by holders of Mobius common stock pursuant to the merger agreement was fair, from a financial point of view, to those holders, as more fully described below under the caption “The Merger—Opinion of Our Financial Advisor”;

•
current financial market conditions and historical market prices and volatility with respect to our common stock, including the possibility that if we remained a publicly owned company, in the event of a decline in the market price of our common stock or the stock market in general, the price that might be received by holders of our common stock in the open market or in a future transaction might be less than the per share cash price to be paid in the merger;

•	the fact that there was no financing condition to ASG’s requirement to complete the merger;
•	our board of directors’ view of ASG’s financial condition, the commitment obtained by ASG for financing to complete the merger and ASG’s ability to complete the merger;
•	the risk that the financing contemplated by ASG’s commitment letter for the consummation of the merger might not be obtained despite the limited conditions to financing;

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•	the process undertaken to respond to unsolicited third party indications of interest in acquiring us and to identify and contact third parties that might have an interest in acquiring us;
•
the judgment of our board of directors that extending the process by conducting discussions with other parties would not reasonably be likely to result in a higher price for our common stock and might well jeopardize the deal in hand;

•
our board of directors’ judgment, after consultation with management and Jefferies Broadview, that an alternative transaction providing greater value to our stockholders was unlikely to be available, while the terms and conditions of the agreement of merger would permit the board of directors to consider an alternative transaction, as described below; and

•
the enterprise value of Mobius implied by the merger consideration represents an EBITDA multiple that is greater than the EBITDA multiples of public companies comparable to Mobius and also greater than the EBITDA multiples of certain comparable transactions.

Other Transaction Considerations. Our board of directors also considered certain transaction-related factors:

•
the terms and conditions of the agreement of merger, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the rights of each party to terminate the agreement of merger;

•
the provisions in the agreement of merger permitting us under certain circumstances specified in the merger agreement to provide non-public information to, and engage in discussions with, any third party that proposes an alternative transaction and to terminate the merger agreement prior to the vote of our stockholders at the special meeting of the stockholders to accept a superior proposal and the provisions in the agreement of merger permitting our board of directors, in the exercise of its fiduciary duties to us and our stockholders under applicable Delaware law, to terminate the agreement of merger in favor of a superior proposal, provided, that following such termination, we must pay ASG a termination fee of $6 million;

•
our board of directors’ judgment that, as a percentage of the merger consideration, and in the context of the overall transaction, the $6 million termination fee was in the reasonable range of termination fees provided for in similar acquisition transactions;

•	the provisions of the merger agreement providing that we would be entitled to receive a $6 million termination fee from ASG in the event we terminated the merger agreement in certain circumstances;
•
the consideration by our board of directors, after consultation with counsel, of the likelihood that the merger would be approved by the requisite regulatory authorities, without the imposition of material conditions that would prevent or materially delay the merger or cause either party to exercise its right to terminate the agreement of merger and of the required efforts of the parties to obtain such approvals;

•
the limited conditions to the consummation of the merger under the merger agreement, including the requirement that any breach by us of our representations, warranties, covenants, or agreements must have a material adverse effect in order for the related conditions not to be satisfied; and

•
the voting agreement of Mitchell Gross, co-founder, Chairman, President and CEO, and Joseph J. Albracht, co-founder and director, to vote all shares that they each beneficially own as of April 26, 2007 (collectively, approximately 47.3% of our common stock, excluding options vested or expected to vest prior to or upon completion of the merger) in favor of the merger, as well as each of Mr. Gross’s and Mr. Albracht’s willingness to grant ASG a proxy to vote such shares in favor of adoption of the merger agreement, and the fact that the voting agreement can be terminated by Mr. Gross and Mr. Albracht if the merger agreement is terminated (and thereafter voted in favor of a superior proposal, if one is received).

Business Considerations. Our board of directors also considered the following business factors:

•
historical and current information concerning our business, including our financial performance and condition, operations, management and competitive position and current industry and economic conditions;

•	our board of directors’ view of our financial condition, future business prospects and future value as an independent publicly traded company;
•	the views expressed by our management regarding, among other things:
o	our financial performance including results of operations, business and prospects and the uncertainties facing us if we were to remain independent;
o	the uncertainty of achieving maximum long-term value on a stand-alone basis;
o	the strategic alternatives available to us and the associated advantages and disadvantages; and
o	the trend in the software market toward buying a larger basket of products from fewer, larger, full service

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vendors, and that based on this market trend, we would likely need greater resources going forward in order to compete effectively with larger competitors.

In its deliberations, our board of directors also recognized the following considerations associated with the merger:

•	that we will no longer exist as an independent company and our stockholders will no longer participate in our growth or the pursuit of our stand-alone business plan;
•	that certain provisions of the agreement of merger may have the effect of discouraging proposals by third parties for alternative transactions with us, including:
o	the restriction on our ability to solicit (as opposed to respond to) proposals for alternative transactions; and
o
the requirement that we provide ASG the right to obtain information with respect to proposals for alternative transactions and to a three business day negotiating period after receipt by us of a superior proposal before our board of directors may terminate the agreement of merger and accept the superior proposal, withdraw its recommendation of the merger proposal or recommend the superior proposal;

•
the fact that the agreement of merger prohibits us from soliciting other proposals from third parties and obligates us to pay to ASG a termination fee of $6 million if we terminate the agreement of merger to accept and ultimately consummate a superior proposal, which may deter others from proposing an alternative transaction that may be more advantageous to our stockholders;

•	the fact that gains from an all-cash transaction will be taxable to our stockholders for U.S. federal income tax purposes;
•	the circumstances under which ASG has the right to terminate the agreement of merger;
•
the fact that, pursuant to the agreement of merger, we must generally conduct our business in the ordinary course and we are subject to a variety of other restrictions on the conduct of our business prior to the completion of the merger or termination of the agreement of merger; and

•
the potential for diversion of management and employee attention, and for employee attrition, during the period prior to the completion of the merger and the potential effect on our business and relations with customers, service providers and other stakeholders, whether or not the merger is consummated.

During its consideration of the merger described above, our board of directors was also aware that some of our directors and executive officers may have interests in the merger that are different from or in addition to those of our stockholders generally, described under “The Merger—Interests of Directors and Executive Officers in the Merger.”

This discussion of the information and reasons considered and given weight by our board of directors is not intended to be exhaustive, but is believed to address the material information and reasons considered by our board of directors. In view of the number and variety of these reasons, our board of directors did not find it practicable to make specific assessments of, or otherwise assign relative weights to, the specific reasons and analyses considered in reaching its determination. Rather, the determination to approve the merger proposal was made after consideration of all of the reasons and analyses as a whole. In addition, individual members of our board of directors may have given different relative weights to different factors.

Opinion of Our Financial Advisor

Jefferies Broadview served as Mobius’s financial advisor in connection with the merger. On April 11, 2007, Jefferies Broadview delivered to the board of directors its opinion to the effect that, as of that date and based upon and subject to the various considerations and assumptions set forth in its opinion, the consideration of $10.05 per share in cash to be received by holders of Mobius common stock pursuant to the merger agreement was fair, from a financial point of view, to those holders.

The full text of Jefferies Broadview’s opinion, which sets forth the assumptions made, matters considered and limitations on the scope of review undertaken by Jefferies Broadview in rendering its opinion, is attached to this proxy statement as Annex B. Mobius encourages stockholders to read the Jefferies Broadview opinion carefully and in its entirety. Jefferies Broadview’s opinion was provided to the board of directors in connection with its consideration of the merger and addresses only the fairness, from a financial point of view and as of the date of Jefferies Broadview’s opinion, of the consideration to be received by the holders of Mobius common stock pursuant to the merger agreement and does not address any other aspect of the merger. Jefferies Broadview’s opinion does not constitute a recommendation as to how any holder of shares of Mobius common stock should vote on the merger or any matter related thereto.

In connection with its opinion, Jefferies Broadview, among other things:

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•	reviewed a draft dated as of April 10, 2007 of the merger agreement;

•	reviewed certain publicly available financial and other information about Mobius;

•
reviewed certain information furnished to Jefferies Broadview by Mobius’s management, including financial forecasts and analyses (including financial forecasts for fiscal year 2007 only, having been advised that Mobius has not prepared forecasts beyond fiscal year 2007), relating to the business, operations and prospects of Mobius;

•	held discussions with members of senior management of Mobius concerning the matters described in the prior two bullet points;

•	reviewed the share trading price history and valuation multiples for the common stock and compared them with those of certain publicly traded companies that Jefferies Broadview deemed relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that Jefferies Broadview deemed relevant; and

•	conducted such other financial studies, analyses and investigations as Jefferies Broadview deemed appropriate.

In Jefferies Broadview’s review and analysis and in rendering its opinion, Jefferies Broadview assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available to it by Mobius or that was publicly available (including, without limitation, the information described above), or that was otherwise reviewed by it. In its review, Jefferies Broadview did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did Jefferies Broadview conduct a physical inspection of any of the properties or facilities of, Mobius. Jefferies Broadview was not furnished with any such evaluations or appraisals or the results of any of such physical inspections and did not assume any responsibility to obtain them.

With respect to the financial forecasts provided to and examined by it, Jefferies Broadview’s opinion noted that projecting future results of any company is inherently subject to uncertainty. Mobius informed Jefferies Broadview, however, and Jefferies Broadview assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Mobius as to the future financial performance of Mobius. Jefferies Broadview expressed no opinion as to Mobius’s financial forecasts or the assumptions on which they are made.

Jefferies Broadview’s opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date of its opinion. Jefferies Broadview expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting Jefferies Broadview’s opinion of which Jefferies Broadview became aware after the date of its opinion.

Jefferies Broadview made no independent investigation of any legal or accounting matters affecting Mobius, and Jefferies Broadview assumed the correctness in all respects material to Jefferies Broadview’s analysis of all legal and accounting advice given to Mobius, our board of directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the merger agreement to Mobius and its stockholders. In addition, in preparing its opinion, Jefferies Broadview did not take into account any tax consequences of the merger to any holder of Mobius common stock. Jefferies Broadview assumed that the final form of the merger agreement would be substantially similar to the last draft reviewed by it. Jefferies Broadview also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Mobius, ASG or the contemplated benefits of the merger.

Jefferies Broadview’s opinion was for the use and benefit of the board of directors in its consideration of the merger, and Jefferies Broadview’s opinion did not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to Mobius, nor did it address the underlying business decision by Mobius to engage in the merger or the terms of the merger agreement or the documents referred to therein. In addition, Jefferies Broadview was not asked to address, and its opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Mobius, other than the holders of Mobius common stock. Jefferies Broadview expressed no opinion as to the price at which shares of Mobius common stock will trade at any time.

In preparing its opinion, Jefferies Broadview performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant

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quantitative and qualitative methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Jefferies Broadview believes that its analyses must be considered as a whole. Considering any portion of Jefferies Broadview’s analyses or the factors considered by Jefferies Broadview, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusion expressed in Jefferies Broadview’s opinion. In addition, Jefferies Broadview may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described below should not be taken to be Jefferies Broadview’s view of Mobius’s actual value. Accordingly, the conclusions reached by Jefferies Broadview are based on all analyses and factors taken as a whole and also on the application of Jefferies Broadview’s own experience and judgment.

In performing its analyses, Jefferies Broadview made numerous assumptions with respect to industry performance, general business, economic, monetary, regulatory, market and other conditions and other matters, many of which are beyond Mobius’s and Jefferies Broadview’s control. The analyses performed by Jefferies Broadview are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the per share value of Mobius common stock do not purport to be appraisals or to reflect the prices at which Mobius common stock may actually be sold. The analyses performed were prepared solely as part of Jefferies Broadview’s analysis of the fairness, from a financial point of view, of the consideration to be received by holders of Mobius common stock pursuant to the merger, and were provided to the independent committee and the board of directors in connection with the delivery of Jefferies Broadview’s opinion.

The following is a summary of the material financial and comparative analyses performed by Jefferies Broadview in connection with Jefferies Broadview’s delivery of its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies Broadview’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies Broadview’s financial analyses.

Transaction Overview.

Based upon the approximately 20.9 million shares of Mobius common stock that were outstanding as of March 29, 2007 on a fully diluted basis (calculated using the treasury stock method), Jefferies Broadview noted that the merger consideration of $10.05 per share implied an equity market value of approximately $210.4 million. Net of approximately $74.0 million of cash, cash equivalents and software license installment receivables, Jefferies Broadview noted that the merger consideration implied an enterprise value of approximately $136.3 million. Jefferies Broadview also noted that the merger consideration of $10.05 per share of Mobius common stock represented:

•	a premium of 35.3% over the closing price per share of Mobius common stock on April 10, 2007; and

•	a premium of 39.6% over the closing price per share of Mobius common stock on March 13, 2007.

Historical Trading Analysis.

Jefferies Broadview reviewed the share price trading history of the Mobius common stock for the one-year period ending April 10, 2007 on a stand-alone basis and also in relation to the NASDAQ Composite and to a composite index consisting of the following enterprise content management software companies:

•  Interwoven, Inc.;

•  Open Text Corporation; and

•  Vignette Corporation

Comparable Public Company Analysis.

Using publicly available information and information provided by Mobius’s management, Jefferies Broadview analyzed the trading multiples of Mobius and the corresponding trading multiples of the group of companies listed above under

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“Historical Trading Analysis.” In its analysis, Jefferies Broadview derived and compared multiples for Mobius and the selected companies, calculated as follows:

•	the enterprise value divided by trailing twelve month, or TTM, revenue, which is referred to as “Total Enterprise Value/TTM Revenue,”

•	the enterprise value divided by projected revenue for fiscal year 2007, which is referred to as “Total Enterprise Value/2007P Revenue,”

•	the enterprise value divided by TTM earnings before interest, taxes, depreciation and amortization, or EBITDA, which is referred to as “Total Enterprise Value/TTM EBITDA,”

•	the enterprise value divided by projected EBITDA for fiscal year 2007, which is referred to as “Total Enterprise Value/2007P EBITDA,”

•	the price per share divided by TTM earnings per share, or EPS, which is referred to as “TTM P/E,” and

•	the price per share divided by projected EPS for fiscal year 2007, which is referred to as “2007P P/E.”

This analysis indicated the following:

Comparable Public Company Multiples
Benchmark	Median	High	Low
Total Enterprise Value/TTM Revenue	2.1x	3.0x	2.0x
Total Enterprise Value/2007P Revenue	2.2x	2.7x	1.9x
Total Enterprise Value/TTM EBITDA	21.8x	23.6x	20.1x
Total Enterprise Value/2007P EBITDA	18.3x	19.6x	17.0x
TTM P/E	33.2x	39.6x	26.7x
2007P P/E	28.3x	32.2x	24.5x

Using a reference range of 1.5x to 2.5x Mobius’s TTM revenues and 1.5x to 2.4x Mobius’s 2007P Revenue, Jefferies Broadview determined an implied enterprise value for Mobius, then added cash, cash equivalents and software license installment receivables to determine an implied equity value. After accounting for the vesting of in-the-money stock options, this analysis indicated a range of implied values per share of Mobius common stock of approximately $10.10 to $14.16 using TTM revenues and $10.01 to $13.62 using 2007P Revenue, in each case compared to the merger consideration of $10.05 per share of Mobius common stock.

Using a reference range of 15.0x to 25.0x Mobius’s TTM EBITDA and 14.0x to 20.0x Mobius’s 2007P EBITDA, Jefferies Broadview determined an implied enterprise value for Mobius, then added cash, cash equivalents and software license installment receivables to determine an implied equity value. After accounting for the vesting of in-the-money stock options, this analysis indicated a range of implied values per share of Mobius common stock of approximately $6.34 to $8.02 using TTM EBITDA and $5.67 to $6.51 using 2007P EBITDA, in each case compared to the merger consideration of $10.05 per share of Mobius common stock.

Using a reference range of 22.0x to 33.0x Mobius’s TTM EPS and 21.0x to 30.0x Mobius’s 2007P EPS, Jefferies Broadview determined an implied equity value. This analysis indicated a range of implied values per share of Mobius common stock of approximately $4.25 to $6.37 using TTM EPS and $3.01 to $4.30 using 2007P EPS, in each case compared to the merger consideration of $10.05 per share of Mobius common stock.

No company utilized in the comparable company analysis is identical to Mobius. In evaluating the selected companies, Jefferies Broadview made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Mobius’s and Jefferies Broadview’s control. Mathematical analysis, such as determining the median, is not in itself a meaningful method of using comparable company data.

Comparable Transaction Analysis.

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Using publicly available and other information, Jefferies Broadview examined the following five transactions involving Enterprise Content Management and Content Integration software vendors with TTM revenue between $50 million and $300 million since January 1, 2005. The transactions considered and the month and year each transaction was announced were as follows:

Target	Acquiror	Month and Year Announced
Plumtree Software, Inc.	BEA Systems, Inc.	August 2005
Captiva Software Corporation	EMC Corporation	October 2005
Hummmingbird Ltd.	Open Text Corporation	August 2006
Stellent, Inc.	Oracle Corporation	November 2006
Docucorp International, Inc.	Hall Financial Group (Skywire Software LLC)	December 2006

Using publicly available estimates and other information for each of these transactions, Jefferies Broadview reviewed the transaction value as a multiple of the target company’s TTM Revenue immediately preceding announcement of the transaction, which is referred to below as “Total Enterprise Value/TTM Revenue,” and as a multiple of the target company’s TTM EBITDA immediately preceding announcement of the transaction, which is referred to below as “Total Enterprise Value/TTM EBITDA.” In each case, the price paid in the transaction was adjusted for the target’s cash and debt at the time of acquisition.

This analysis indicated the following:

Selected Comparable Transaction Multiples
Benchmark	High	Low	Median
Total Enterprise Value/TTM Revenue	4.0x	1.4x	1.5x
Total Enterprise Value/TTM EBITDA	24.8x	7.9x	15.4x

Using a reference range of 1.5x to 2.5x Mobius’s TTM Revenue and 12.0x to 22.0x Mobius’s TTM EBITDA, Jefferies Broadview determined an implied enterprise value for Mobius, then added cash, cash equivalents and software license installment receivables to determine an implied equity value. After accounting for the vesting of in-the-money stock options, this analysis indicated a range of implied values per share of Mobius common stock of approximately $10.10 to $14.16 using TTM Revenue and $5.82 to $7.52 using TTM EBITDA, in each case compared to the merger consideration of $10.05 per share of Mobius common stock.

No transaction utilized as a comparison in the comparable transaction analysis is identical to the merger. In evaluating the merger, Jefferies Broadview made numerous judgments and assumptions with regard to industry performance, general business, economic, market, and financial conditions and other matters, many of which are beyond Mobius’s and Jefferies Broadview’s control. Mathematical analysis, such as determining the average or the median, is not in itself a meaningful method of using comparable transaction data.

Premiums Paid Analysis.

Using publicly available information, Jefferies Broadview analyzed the premiums offered in selected North American software transactions with equity consideration between $50 million and $500 million announced since January 1, 2005. For each of these transactions, Jefferies Broadview calculated the premium represented by the offer price over the target company’s closing share price one trading day and twenty trading days prior to the transaction’s announcement. This analysis indicated the following premiums for those time periods prior to announcement:

Time Period Prior to Announcement	High Premium	75th Percentile	Median Premium	25th Percentile	Low Premium
1-trading day	83.3%	36.7%	24.0%	12.5%	(5.2)%
20-trading days	134.5%	47.7%	31.5%	18.9%	(7.2)%

Using the premiums for the 25th percentile and the 75th percentile, this analysis indicated a range of implied values per share of Mobius common stock of approximately $8.35 to $10.15, respectively, using the premiums 1-trading day prior to announcement, and approximately $8.56 to $10.63, respectively, using the premiums 20-trading days prior to announcement, compared to the merger consideration of $10.05 per share of Mobius common stock.

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Present Value of Projected Share Price Analysis.

Jefferies Broadview performed a discounted equity value analysis to estimate the present equity value per share of Mobius common stock on a standalone basis using Mobius management’s EPS projections for the fiscal year ended June 30, 2007, a reference range of P/E multiples from 25.0x to 40.0x, and discount rates ranging from 25.0% to 30.0%. After accounting for the vesting of in-the-money stock options, this analysis indicated a range of implied values per share of Mobius common stock of approximately $3.30 to $5.35, compared to the merger consideration of $10.05 per share of Mobius common stock.

Jefferies Broadview’s opinion was one of many factors taken into consideration by the board of directors in its consideration of the merger and should not be considered determinative of the views of the board of directors with respect to the merger.

Jefferies Broadview was selected by Mobius based on Jefferies Broadview’s qualifications, expertise and reputation. Jefferies Broadview, a division of Jefferies & Company, Inc., is an internationally recognized investment banking and advisory firm. Jefferies Broadview, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services.

Pursuant to an engagement letter between Mobius and Jefferies Broadview dated March 21, 2006, as amended, Mobius agreed to pay Jefferies Broadview a fee for its services based on a percentage of the total value of the merger, which fee is estimated to be approximately $2.94 million. Of this amount, $500,000 was payable upon delivery of Jefferies Broadview’s opinion, and the balance is payable upon consummation of the merger. Mobius has also agreed to pay Jefferies Broadview a fee if, subsequent to the execution of the merger agreement, Mobius enters into an agreement with any other party providing for, among other things, a sale involving all or a material portion of Mobius’s and its subsidiaries’ equity or assets on a consolidated basis. In addition, Mobius has agreed to reimburse Jefferies Broadview for reasonable expenses incurred, including the reasonable fees and expenses of Jefferies Broadview’s legal counsel. Mobius also has agreed to indemnify Jefferies Broadview and certain related parties against liabilities, including liabilities under federal securities laws, arising out of or in connection with the services rendered and to be rendered by it under its engagement. Jefferies Broadview has, in the past, provided financial advisory and financing services to Mobius and may continue to do so, and has received, and may receive, fees for the rendering of such services. Jefferies Broadview maintains a market in the securities of Mobius, and in the ordinary course of Jefferies Broadview’s business, Jefferies Broadview and its affiliates may trade or hold securities of Mobius for Jefferies Broadview’s own account and for the accounts of Jefferies Broadview’s customers and, accordingly, may at any time hold long or short positions in those securities. In addition, Jefferies Broadview may seek to, in the future, provide financial advisory and financing services to Mobius, ASG or entities that are affiliated with Mobius or ASG, for which Jefferies Broadview would expect to receive compensation.

Merger Consideration

As of the effective time of the merger, all shares of our common stock, excluding shares held directly or indirectly by us or any of our wholly owned subsidiaries or by ASG or ASG M&A, will no longer be outstanding and will automatically be canceled and will cease to exist, and each holder of shares of our common stock at the time of the completion of the merger will cease to have any rights as a stockholder, except the right to receive $10.05 in cash per share, without interest. Shares held directly or indirectly by us or any of our wholly-owned subsidiaries or by ASG or ASG M&A will be canceled at the effective time of the merger.

Effect of the Merger on Awards Outstanding under Our Stock Plans

We agreed to take all actions necessary to cause, at the effective time of the merger, each outstanding option, stock equivalent right or other right to acquire shares of our common stock granted under our option plans whether or not then exercisable or vested (except as described below) to be 100% exercisable and vested and to be cancelled. In consideration of such cancellation, at the effective time of the merger, ASG shall, or shall cause the surviving corporation to, pay to such holders of options, an amount in respect thereof equal to the product of (x) the excess, if any, of $10.05 over the exercise price of each such option and (y) the number of shares of our common stock subject to such option (such payment, if any, to be net of applicable withholding and excise taxes). None of the unvested options held by our directors will be subject to any accelerated vesting pursuant to the merger. Accordingly, our directors will not receive any payment for options held by them to purchase an aggregate of 80,000 shares of our common stock. To the extent these options are vested at closing, our directors will receive $10.05 per share less the exercise price.

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Immediately prior to the effective time of the merger, each of our restricted stock units issued under our option plans that is outstanding as of the date of the merger agreement, whether or not vested and subject to conversion into our common stock under our option plans, will be converted automatically into one share of our common stock and will be entitled only to receive $10.05 per share. Each of our restricted shares of our common stock issued pursuant to any applicable restricted stock award agreement of Mobius and subject to any vesting, repurchase or other lapse restrictions thereunder that is outstanding as of the date of the merger agreement, whether or not vested or subject to repurchase, shall automatically vest and become free of such restrictions and right of repurchase as of the effective time of the merger and shall, at that time, be cancelled and converted into the right to receive $10.05 per share.

Immediately prior to the effective time of the merger, we will terminate the 1998 Employee Stock Purchase Plan, as amended, and return cash under this plan to our employees. Any amounts that our stockholders have contributed to the ESPP will not be applied to purchase our common stock but will be refunded to our stockholders when the ESPP is terminated.

Interests of Directors and Executive Officers in the Merger

Members of our board of directors and certain of our executive officers have various interests in the merger described in this section that may be in addition to, or different from, the interests of our stockholders generally. You should keep this in mind when considering the recommendation of our board of directors for the approval of the merger proposal. The members of our board of directors were aware of these interests and considered them at the time they approved the merger proposal.  These interests include the following:

•
under the employment letter dated December 16, 2003 for Raymond Kunzmann, Senior Vice President and Chief Financial Officer, he will receive a cash payment of $508,500 plus benefits having the value of approximately $24,000 upon completion of the merger;

•
approximately $800,000 will be paid as retention bonuses by us to our employees. Of the $800,000, approximately $400,000 is expected to be paid to certain of our executive officers. The remainder of the $800,000 will go to non-officer employees;

•
the vesting and exercisability and lapse of repurchase rights, as applicable, of options, restricted stock and restricted stock units to purchase our common stock held by our employees, including our executive officers, will be accelerated in connection with the merger; and

•
indemnification and directors’ and officers’ liability insurance coverage of our directors and officers for matters occurring prior to the completion of the merger will, subject to certain limitations, be continued by ASG after the merger is completed for a period of six years.

The terms under which Raymond F. Kunzmann is serving as Chief Financial Officer and Senior Vice President of Mobius include a change in control provision under which, in addition to the standard provisions under Mobius employees stock options plans, if there is a change in control of Mobius and, as a result of the change in control, Mr. Kunzmann's employment is constructively terminated (i.e., actually terminated; given a lower level position; asked to relocate more than 35 miles from the existing corporate headquarters; etc.), Mr. Kunzmann would receive a payment of one and one half times his annual total compensation. Mr. Kunzmann will participate in the Company's benefits program generally available to the Company's employees for a period of eighteen months. As a result of the foregoing, at the closing of the merger, Mr. Kunzmann will receive $508,500 plus continuing benefits with a value of $24,462.

The following table sets forth the cash proceeds that each of our directors and executive officers would receive from the conversion of their shares of common stock and options to purchase common stock which are expected to vest prior to or upon completion of the merger, at the closing of the merger based on his or her beneficial ownership:

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Interested Party	Shares #	Options #	Total Cash Proceeds
Mitchell Gross	5,549,500	-	$55,772,475.00
Joseph J. Albracht	3,763,950	62,500	$38,113,322.50
David J. Gordon	25,000	37,000	$505,210.00
Dennis Levesque	-	85,000	$366,650.00
David Barton	-	100,000	$355,000.00
Kenneth P. Kopelman	3,850	82,500	$347,317.50
Maurico Barberi	-	75,000	$315,000.00
Gary G. Greenfield	481	82,500	$313,459.05
Patrick W. Gross	-	62,500	$306,085.00
Louis Hernandez, Jr.	-	32,500	$117,505.00
Mark P. Cattini	-	22,500	$84,425.00
James A. Perakis	-	22,500	$84,425.00
Raymond F. Kunzmann	-	170,000	$0

The above chart reflects the beneficial ownership of all equity by all directors and Section 16 officers.

Financing of the Merger

The merger is not conditioned upon any financing arrangements. ASG estimates that the total amount of funds required to complete the merger will be approximately $210,400,000.

Effects of the Merger

Subject to the terms and conditions of the agreement of merger and in accordance with Delaware law, at the effective time of the merger, ASG M&A will be merged with and into Mobius, and Mobius will survive the merger as a subsidiary of ASG and will continue its corporate existence under Delaware law.

Antitrust Approvals

Under the HSR Act and the rules promulgated thereunder by the FTC, the merger cannot be completed until we and ASG file a notification and report form under the HSR Act and the applicable waiting period has expired or been terminated. ASG and Mobius have filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the Department of Justice. At any time before or after completion of the merger, notwithstanding the expiration or early termination of the waiting period under the HSR Act, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of Mobius or ASG. At any time before or after the completion of the merger, and notwithstanding the expiration or early termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of Mobius or ASG. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.  While there can be no assurance that the merger will not be challenged by a governmental authority or private party on antitrust grounds, we and ASG believe that the merger can be effected in compliance with federal and state antitrust laws.

Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders

The following is a summary of the material U.S. federal income tax consequences of the merger to our stockholders who are United States Persons (as defined in the Internal Revenue Code of 1986, as amended) and whose shares of our common stock are converted into the right to receive cash in the merger. The discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to such stockholders. The discussion is based on current law, which is subject to change, possibly with retroactive effect. The discussion applies only to stockholders who hold shares of our common stock as capital assets (generally, for investment), and may not apply to shares of our common stock received in connection with the exercise of employee stock options or otherwise as compensation or that are held as part of a straddle or conversion transaction. In addition, this discussion does not apply to certain types of stockholders who may be subject to special rules, including insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, taxpayers subject to the

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market-to-market rules, real estate investment trusts, regulated investment companies, grantor trusts and certain former citizents or long term residents of the United States. This discussion does not address the tax consequences to any stockholder who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any aspect of state, local or foreign tax laws or the alternative minimum tax.

The exchange of cash for shares of our common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a stockholder whose shares of our common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between $10.05 per share and the stockholder’s adjusted tax basis in each of the shares of our common stock surrendered. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss if a stockholder’s holding period for such shares is more than 12 months at the time of the consummation of the merger. Long-term capital gains of non-corporate stockholders are eligible for reduced rates of tax not exceeding 15% so long as certain holding periods and other requirements are met. There are limitations on the deductibility of capital losses.

Backup withholding will apply to all cash payments to which a stockholder is entitled under the merger proposal, unless the stockholder provides a taxpayer identification number (social security number, in the case of individuals, or employer identification number, in the case of other stockholders), certifies that such number is correct, and otherwise complies with the backup withholding tax rules. Each of our stockholders should complete and sign the Substitute Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent.  Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against a stockholder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

The U.S. federal income tax consequences set forth above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult its own tax adviser regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the merger, including the application of state, local and foreign tax laws and the alternative minimum tax.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Delisting and Deregistration of Our Common Stock

If the merger is completed, our common stock will be delisted from The NASDAQ Global Market and will be deregistered under the Exchange Act.

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APPRAISAL RIGHTS

Under Delaware law, a stockholder who does not wish to accept the cash payment provided for in the merger agreement has the right to dissent from the merger and to receive payment in cash for the fair value of such stockholder’s common stock of Mobius, exclusive of any element of value arising from the accomplishment or expectation of the merger. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 in order to perfect their rights. Mobius will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262, the full text of which is set forth in Annex D to this proxy statement.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days prior to the meeting at which the proposed merger is submitted for approval. A copy of Section 262 must be included with such notice. This proxy statement constitutes notice to Mobius’s stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. A stockholder considering whether to exercise appraisal rights should carefully review the text of Section 262 contained in Annex D to this proxy statement, since failure to timely and properly comply with the requirements of Section 262 will result in the loss of appraisal rights under Delaware law.

A stockholder who elects to demand appraisal of such stockholder’s common stock of Mobius must deliver to Mobius a written demand for appraisal before the taking of the vote on the merger. This written demand for appraisal must be in addition to and separate from any vote against, or abstention from voting for, the adoption of the merger agreement. Voting against, or abstaining from voting for, the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262 and will not be deemed to satisfy any notice requirements under Delaware law. Failure to vote against the adoption of the merger agreement will not constitute a waiver of a stockholder’s appraisal rights. However, voting in favor of the merger will result in a loss of appraisal rights. If a stockholder fails to comply with any of these conditions and the merger is completed, such stockholder will be entitled to receive the cash payment for such stockholder’s common stock as provided for in the merger agreement, but will have no appraisal rights with respect to such common stock.

All demands for appraisal should be addressed to Investor Relations, Mobius Management Systems, Inc., 120 Old Post Road, Rye, New York 10580 within 20 days after the date of this proxy statement, and should be executed by, or on behalf of, the record holder of the common stock.

The demand must reasonably inform Mobius of the identity of the stockholder and the intention of the stockholder to demand appraisal of such stockholder’s common stock.

To be effective, a demand for appraisal by a holder of common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on such stockholder’s stock certificates and cannot be made by the beneficial holder if such beneficial holder does not also hold the common stock of record. The beneficial holder must, in such cases, have the registered holder submit the required demand in respect of those shares of common stock.

If shares of common stock are held of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity, and if the shares of common stock are held of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint holders. An authorized agent, including an authorized agent for two or more joint holders, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record holder or holders and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record holder or holders. A record holder, such as a broker, who holds shares of common stock as a nominee for others, may exercise rights of appraisal with respect to the shares of common stock held for one or more beneficial holders, while not exercising this right for other beneficial holders. In that case, the written demand should state the number of shares of common stock as to which appraisal is sought. Where no number of shares of common stock is expressly mentioned, the demand will be presumed to cover all shares of common stock held in the name of the record holder.

Stockholders who hold shares of common stock in a brokerage account or in other nominee form who wish to exercise

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appraisal rights should consult with their broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

On or within 10 days after the effective date of the Merger, Mobius must give written notice that the merger has become effective to all of Mobius’s stockholders who have delivered to Mobius, before the taking of the vote on the adoption of the merger agreement, a written demand for appraisal in accordance with Section 262 and who have not voted in favor of adoption of the merger agreement. At any time within 60 days after the effective date of the merger, any stockholder that has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for such stockholder’s shares of common stock. Within 120 days after the effective date of the merger, either Mobius or any stockholder that complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination fair value of the shares of common stock held by all stockholders entitled to appraisal. Mobius has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of any stockholder to file such a petition within the period specified could nullify previously made written demands for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to Mobius, we will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of common stock. After notice to dissenting stockholders, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded payment for their shares of common stock to submit their Certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of common stock, the Delaware Court of Chancery will appraise the shares of common stock, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the Certificates.

In determining fair value, the Delaware Court of Chancery is required to take into account all relevant factors. Stockholders should be aware that the fair value of their shares of common stock as determined under Section 262 could be more, the same or less than the value that stockholders are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon Mobius and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Delaware Court of Chancery deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all Shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective date of the merger, be entitled to grant a consent in respect of or vote the shares of common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of common stock, other than with respect to payment as of a record date prior to the effective date of the merger. However, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers a written withdrawal of such stockholder’s demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for his, her or its shares of common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective date of the merger.

In view of the complexity of Section 262, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

STOCKHOLDERS WHO WISH TO EXERCISE APPRAISAL RIGHTS MUST NOT VOTE IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT AND MUST STRICTLY COMPLY WITH THE PROCEDURES SET FORTH IN SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW. FAILURE TO TAKE ANY REQUIRED STEP IN CONNECTION WITH THE EXERCISE OF APPRAISAL RIGHTS WILL RESULT IN THE TERMINATION OR WAIVER OF THESE RIGHTS.

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Mobius has not made any provisions in connection with the merger to grant unaffiliated Mobius stockholders access to the corporate files of Mobius or to obtain counsel or appraisal services at the expense of Mobius. Mobius believes that this proxy statement, together with the other filings made by the Company with the SEC, provide adequate information for unaffiliated stockholders to make an informed decision with respect to appraisal rights.

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THE AGREEMENT OF MERGER

This section of the proxy statement describes the material provisions of the agreement of merger but does not purport to describe all of the terms of the agreement of merger. The following summary is qualified in its entirety by reference to the complete text of the agreement of merger, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. We urge you to read the agreement of merger in its entirety because it is the primary legal document that governs the merger.

The agreement of merger has been included to provide information regarding the terms of the merger. Except for its status as the contractual document that establishes and governs the legal relations among us, ASG and ASG M&A with respect to the merger, the agreement of merger is not intended to be a source of factual, business or operational information about us, ASG or ASG M&A.

The agreement of merger contains representations and warranties that we, on the one hand, and ASG and ASG M&A , on the other hand, made to each other as of the date of the agreement of merger or other specific dates, and such representations and warranties should not be relied upon by any other person. The assertions embodied in those representations and warranties were made solely for purposes of the contract among us, ASG and ASG M&A and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the agreement of merger. Accordingly, you should not rely on the representations and warranties as accurate or complete or characterizations of the actual state of facts as of any specified date since they are modified in important part by the underlying disclosure schedules which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts.

The Merger

The agreement of merger provides for the merger of ASG M&A with and into Mobius upon the terms, and subject to the conditions, of the agreement of merger. As the surviving corporation, we will survive the merger and continue as a wholly-owned subsidiary of ASG. The separate corporate existence of ASG M&A will terminate as of the effective time of the merger. The merger will be effective upon the issuance of a certificate of merger by the Secretary of State of Delaware, or at such later time reflected in the articles of merger as agreed to by the parties. We expect to complete the merger as promptly as practicable after our stockholders approve the agreement of merger, and we receive the required regulatory approvals for the merger.

ASG or we may terminate the agreement of merger before the completion of the merger in certain circumstances, whether before or after the adoption of the merger proposal by our stockholders. Additional details on the termination of the agreement of merger are described in “—Termination of the Agreement of Merger.”

Merger Consideration

Each share of our common stock issued and outstanding immediately before the merger, other than shares owned directly or indirectly by us or ASG, ASG M&A or any other wholly-owned subsidiary of ASG, will be automatically canceled and converted into the right to receive $10.05 in cash per share, without interest. After the merger is effective, each holder of our common stock at the time of the completion of the merger, will no longer have any rights with respect to the shares, except for the right to receive the merger consideration. Shares held directly or indirectly by us or by ASG, ASG M&A or any other wholly-owned subsidiary of ASG will be canceled at the effective time of the merger.

Effect of the Merger on Mobius Stock Options and Restricted Share Awards

We agreed to take all actions necessary to cause, at the effective time of the merger, each outstanding option, stock equivalent right or other right to acquire shares of our common stock granted under our option plans whether or not then exercisable or vested (except for directors’ options as described below) to become 100% exercisable and vested and to be cancelled.

In consideration of such cancellation, at the effective time of the merger, ASG shall, or shall cause the surviving corporation to, pay to the holders of the options an amount equal to the product of (x) the excess, if any, of $10.05 over the exercise price of each such option and (y) the number of shares of our common stock subject to the option (such payment, if any, to be net of applicable withholding and excise taxes). None of the unvested options held by our directors will be subject to any accelerated vesting pursuant to the merger. Accordingly, our directors will not receive any payment for options held by them to purchase an aggregate of 80,000 shares of our common stock. To the extent these options are vested at closing, our directors will receive $10.05 per share less the exercise price.

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Immediately prior to the effective time of the merger, each of our restricted stock units that is outstanding as of the date of the merger agreement will be converted automatically into one share of our common stock and will be entitled only to receive $10.05 per share.

Each restricted share of our common stock issued pursuant to a restricted stock award agreement and subject to any vesting, repurchase or other lapse restrictions thereunder that is outstanding as of the date of the merger agreement shall automatically vest and become free of such restrictions and right of repurchase as of the effective time of the merger and shall, at that time, be cancelled and converted into the right to receive $10.05 per share.

Our board of directors shall take all action necessary to cause (i) any “Offering Periods” (as defined in the 1998 Employee Stock Purchase Plan, as amended) then in progress to be shortened by setting a new “Exercise Date” (as defined in the ESPP) as of a date prior to the effective time of the merger, and any Offering Periods then in progress shall end on such new Exercise Date, and (ii) the termination of the ESPP effective as of a time following such new Exercise Date but at or prior to the effective time of the merger, as may be requested by ASG. Any amounts that our stockholders have contributed to the ESPP will not be applied to purchase our common stock but will be refunded to our stockholders when the ESPP is terminated.

Appraisal Rights

Under Delaware law, stockholders who file a written notice of objection with Mobius before the taking of the vote at the special meeting and whose shares of common stock are not voted in favor of the merger proposal will be entitled to exercise appraisal rights in connection with the merger. Stockholders desiring to exercise such appraisal rights will have the rights and duties and must follow the procedures set forth in Section 262 of the Delaware General Corporation Law. The full text of Section 262 is attached to this proxy statement as Annex D. Stockholders who wish to exercise appraisal rights must carefully follow the procedures required by law and are urged to read Annex D in its entirety

Directors and Officers

Upon completion of the merger, the directors of ASG M&A immediately prior to the effective time of the merger shall, from and after the effective time, be the directors of the surviving corporation, and the officers of ASG M&A immediately prior to the effective time of the merger shall, from and after the effective time, be the officers of the surviving corporation.

Payment for the Shares

At or prior to the completion of the merger, ASG will designate a paying agent to make payment of the merger consideration as contemplated by the agreement of merger and will deposit in trust with the paying agent the funds appropriate to pay the merger consideration to our stockholders (other than with respect to dissenting shares).

As of the effective time of the merger, our stock ledger with respect to our common stock shall be closed and after that time there will be no transfer of our common stock on the stock transfer books of the surviving corporation.

If you hold your shares of common stock in certificated form promptly after the completion of the merger, the paying agent will send you a letter of transmittal and instructions advising you of the procedure to surrender your certificates in exchange for the merger consideration. The paying agent will pay you your merger consideration after you have (1) surrendered your certificates to the paying agent and (2) provided to the paying agent your signed and completed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the merger consideration. The paying agent will reduce the amount of any merger consideration paid to you by any applicable withholding taxes. If you hold shares in certificated form, you should not forward your stock certificates to the paying agent without a letter of transmittal, and you should not return your stock certificates with the enclosed proxy. If you hold shares registered in our stock transfer books, but for which no certificates have been issued, you will automatically receive the merger consideration in exchange for your shares following the completion of the merger, and you will not receive a letter of transmittal.

If the paying agent is to pay some or all of your merger consideration to a person other than you, you must have your certificates properly endorsed or accompanied by appropriate stock powers or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer to the paying agent or establish to the paying agent’s satisfaction that the taxes have been paid or are not required to be paid.

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The transmittal instructions will tell you what to do if you have lost your certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by ASG or the surviving corporation, post a bond in an amount that ASG or the surviving corporation, as the case may be, reasonably directs as indemnity against any claim that may be made against them in respect of the certificate.

Representations and Warranties

In the agreement of merger, we, ASG, and ASG M&A each made representations and warranties relating to, among other things:

•	corporate organization and existence;
•	corporate power and authority to enter into and perform obligations under, and enforceability of, the agreement of merger;
•	the absence of conflicts with or defaults under organizational documents, debt instruments, other contracts and applicable laws and judgments;
•	information supplied for inclusion in this proxy statement;
•	the absence of brokers or finders, other than our financial advisor and ASG’s financial advisor; and
•	the absence of any material litigation.

In the agreement of merger, ASG and ASG M&A made representations and warranties relating to, among other things:

•	their commitment relating to the financing for the transaction;
•	their cash on hand, available lines of credit, or other sources of immediately available funds to enable them to complete the merger;
•	the fact that neither ASG nor ASG M&A is an “interested stockholder” of Mobius under Section 203 of the Delaware General Corporation Law; and
•	the fact that neither ASG nor ASG M&A nor any of their respective affiliates beneficially owns any shares of our common stock.

We also made representations and warranties relating to, among other things:

•	capital structure;
•	subsidiaries;
•	the board of directors’ authorization of the agreement of merger;
•
the affirmative vote of the holders of a majority of shares of outstanding common stock to vote to adopt the merger proposal is the only vote of the holders of any class necessary to approve the merger proposal;

•
the accuracy of certain documents filed with the SEC since June 30, 2004, disclosure controls and procedures and internal control over financial reporting, and that our financial statements fairly present our consolidated financial position and the absence of undisclosed liabilities;

•	the absence of certain material adverse changes or events since December 31, 2006;
•	the absence of undisclosed liabilities;
•	compliance with the Employee Retirement Income Securities Act of 1974, as amended, and other employee benefit matters;
•	tax matters;
•	intellectual property matters;
•	title to properties and assets;
•	insurance matters;
•	compliance with environmental laws and regulations;
•	permits and compliance with applicable laws;
•	labor relations;
•	certain contracts and arrangements;
•	the Foreign Corrupt Practices Act of 1977, as amended;
•	affiliated transactions;
•	state takeover provisions; and
•	the opinion of our financial advisor.

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Conduct of Business Pending the Merger

We have agreed in the agreement of merger that, until the effective time of the merger, unless contemplated or permitted by the agreement of merger or as contemplated by law, we will, and will cause our subsidiaries to, operate our business in the ordinary course and in a manner consistent with past practice and to use commercially reasonable efforts to preserve intact our business organizations assets, properties and all material insurance and maintain our rights and franchises and to preserve the goodwill of those having business relationship with us. In addition, we have agreed that we will not, and will not cause our subsidiaries to:

•	amend our certificate of incorporation or bylaws;
•	split, combine or reclassify our outstanding common stock
•
declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to our capital stock (other than dividends and distributions by a direct or indirect wholly-owned subsidiary of Mobius to its parent);

•
amend any existing or enter into any new employee benefit plan or employment or consulting agreement or modify the compensation or benefits of any director, officer or employee, subject to certain exceptions;

•
except upon the exercise of the options or upon the exercise of any other rights to purchase our common stock outstanding on the date of the merger agreement, issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants or rights of any kind to acquire, any shares of our capital stock (including treasury shares);

•
transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any of our material assets, or incur or modify any material indebtedness or other liability, other than in the ordinary course of business;

•
redeem, purchase or otherwise acquire any shares of our capital stock, or enter into any transaction or instrument which includes a right to acquire such shares except (A) from holders of options in full or partial payment of the exercise price payable by such holder upon exercise of options to the extent required or permitted under an option plan, or (B) from former employees, directors, and consultants pursuant to agreements providing for the repurchase of their shares at the original issue price in connection with the termination of their services to us or any of our subsidiaries;

•
except as required to comply with applicable law or agreements, plans or arrangements existing on the date of the merger agreement or permitted to be entered into pursuant to the terms of the merger agreement:

o
change the compensation or benefits payable or to become payable to any of its directors, officers or employees (other than increases in wages to employees who are not directors or affiliates in the ordinary course of business, but in any event not to exceed $300,000 in the aggregate);

o
enter into or amend any employment, severance, consulting, termination, pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement (except for new hire employees and promotions in the ordinary course of business whose annual salary does not exceed $150,000) or make loans to any directors, officers, employees, or affiliates of Mobius or any subsidiary of Mobius or change its existing borrowing or lending arrangements for or on behalf of any of such persons pursuant to an employee benefit plan or otherwise, other than such actions taken in the ordinary course of business;

provided, however, that, in the event that the merger has not been consummated by the close of business on July 31, 2007, we shall be permitted to implement new “management by objective” plans with or for our employees consistent with past practice except that such plans (A) shall be in effect only for the quarter ending on September 30, 2007, as opposed to a full year, and (B) shall be designed such that the expected benefits shall not exceed the benefits provided by such plans in the same quarter of the prior fiscal year when considered in the aggregate;
•
pay or arrange for payment of any pension, retirement allowance or other employee benefit to any officer, director, employee or affiliate or pay or make any arrangement for payment to any officers, directors, employees or affiliates of Mobius of any amount relating to unused vacation days, except for payments, arrangements for payments and accruals made in the ordinary course of business, pursuant to benefits or other such plans in effect as of the date hereof as enforced consistent with past practices or as otherwise required by applicable law;

•
except in the ordinary course of business, in any material respect, modify, amend or terminate any contract or agreement (other than contracts or agreements with customers) providing for aggregate payments by or to us of $250,000 or more, or waive, release or assign any material rights or claims under any of such contracts or agreements;

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•	incur, become liable for, agree to become liable for, or assume (x) any long-term indebtedness or any short-term indebtedness (which shall not include trade payables) or (y) any off-balance sheet financing transactions;
•
assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, other than in the ordinary course of business;

•
make any loans, advances or capital contributions to, or investments in, any other person (including, without limitation by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets or property, any person (other than to or from a subsidiary of Mobius or which are immaterial in amount and other than investments in short term money market instruments or commercial paper);

•	acquire (by merger, consolidation or acquisition of stock or assets) any person or division thereof or any equity interest therein or otherwise acquire direct or indirect control of any person;
•
subject to any duty imposed by Law, enter into or modify any collective bargaining agreement or any successor collective bargaining agreement to any collective bargaining agreement other than in the ordinary course of business;

•
fail to timely and properly file, or timely and properly file requests for extensions to file, all federal, state, local and foreign tax returns which are required to be filed, and pay or make provision for the payment of all taxes owed by us or our subsidiaries;

•	materially change any of the accounting methods used by it except for such changes required by GAAP;
•
except to the extent occurring in the ordinary course of business, make any tax election or change any tax election already made, adopt any tax accounting method, change any tax accounting method, enter into any closing agreement or settle any material claim or material assessment relating to taxes or consent to any material claim or assessment relating to taxes or any waiver of the statute of limitations for any such claim or assessment;

•
pay, discharge or satisfy any claims, liabilities or obligations (whether absolute, accrued, contingent or otherwise) in excess of $250,000, other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business, or claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of Mobius;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of us or any of our subsidiaries (other than the merger);
•	make any capital expenditure in excess of $250,000;
•
sell, pledge, assign, lease, license, mortgage or otherwise encumber or subject to any lien (other than a permitted liens) or otherwise dispose of any of its material properties or assets (including our intellectual property), except for sales, leases, licenses or encumbrances of its properties or assets in the ordinary course of business and liens for taxes not yet due and payable; provided, however, that notwithstanding the foregoing, in no event shall we or any of our subsidiaries transfer, assign, or otherwise dispose of a license installment receivable under any contract, arrangement, or understanding whether now existing or existing hereafter;

•
commence any action, suit, proceeding, or litigation other than in the ordinary course of business or settle any action, suit, proceeding, or litigation involving any liability of Mobius for money damages exceeding $100,000 or restrictions upon the operations of Mobius or any of our subsidiaries; and

•	enter into any agreement, contract, commitment or arrangement to do any of the foregoing.

Efforts to Complete the Merger

In the agreement of merger, we have agreed to a number of additional agreements, including agreements relating to:

•
providing prompt notice to ASG of (i) any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any governmental entity, or (ii) the institution or the threat of material action, suit, claim, or proceeding involving such party;

•	providing ASG and its representatives with reasonable access to information concerning our business, properties and records;
•
using commercially reasonable efforts to enforce and not terminating any standstill provision of any confidentiality or standstill agreement between us and other parties entered into prior to the date of the merger agreement subject to applicable law, including the fiduciary obligations of our board of directors;

•	using reasonable best efforts to grant approvals and take such actions as are necessary to comply with any applicable state takeover or similar laws;
•
filing in a timely manner all reports, forms, filings, registration statements, and other documents (including, but not limited to, all exhibits, post-effective amendments and supplements thereto) required to be filed by us under the Exchange Act between the date of the merger agreement and the effective date of the merger;

•	duly calling, giving notice of, convening and holding a special meeting as promptly as practicable for the purpose of considering and taking action upon adoption of the merger agreement;

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•
preparing and filing with the SEC a preliminary proxy or information statement relating to the merger and the merger agreement and use our commercially reasonable efforts to obtain and furnish the information required by the rules and regulations of the SEC to be included in the proxy statement and, after consultation with the ASG and ASG M&A, respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement to be mailed to our stockholders;

•	including in the proxy statement the recommendation of our board of directors that our stockholders vote in favor of the merger proposal;
•
using all commercially reasonable efforts to solicit from holders of our common stock proxies in favor of the merger and take all actions reasonably necessary or, in the reasonable opinion of ASG, advisable to secure the approval of stockholders required by the DGCL, our certificate of incorporation, and any other applicable law to effect the merger; and

•	making lump sum cash payments to our employees in an aggregate amount not to exceed $800,000.

The agreement of merger also contains a number of mutual additional agreements by ASG and Mobius, including:

•
preparing and filing all forms, registrations, and notices required to be filed to consummate the merger and the taking of such action necessary to obtain in a timely manner all necessary permits and consents by third parties and governmental entities;

•	lifting or rescinding any judgment, order, writ, injunction, or other decree adversely affecting the ability of the parties to consummate the merger;
•
complying promptly with all applicable laws and legal requirements which may be imposed on it with respect to the merger agreement and the merger (which actions shall include, without limitation, furnishing all information required under and in connection with approvals of or filings with any governmental entity);

•
cooperating with and, subject to such confidentiality agreements as may be reasonably necessary or requested, furnish information to each other or our respective counsel in connection with any such requirements imposed upon any of them or any of our subsidiaries in connection with the merger agreement and the merger;

•
obtaining (and cooperating with each other in obtaining) any permits or consents from any governmental entity or any other public or private third party required to be obtained or made by any of us or any of our respective subsidiaries in connection with the merger or the taking of any action contemplated thereby or by the merger agreement;

•
consulting with each other with respect to, providing any necessary information with respect to and, subject to applicable law, providing each other (or our respective counsel) with copies of, all filings made by such parties with any governmental entity or any other information supplied by such party to a governmental entity in connection with the merger agreement and the merger;

•	informing the other parties hereto of any communication, written or oral, from any governmental entity regarding the merger, unless prohibited by applicable law;
•
if any of us or one of our affiliates, as our representative, receives a request from any governmental entity for additional information or documentary material with respect to the merger, endeavor in good faith to make, or cause to be made, as promptly as practicable and after consultation with the other party, an appropriate response in compliance with such request;

•	causing to be satisfied the conditions in the merger agreement;
•	all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the merger;
•
notifying each other of an occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, would cause any condition to not be satisfied at any time from the date of the merger agreement until the earlier of termination of the merger agreement or the effective time of the merger, and (ii) any material failure of any of us, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

Additionally, the agreement of merger also contains a number of additional agreements by ASG, including:

•
except as otherwise agreed to in writing or as otherwise required by applicable law or regulation (including Nasdaq and NASD rules), until the effective time, remaining bound by, and all information received by ASG or its representatives shall be subject to, the terms of the confidentiality agreement, dated February 13, 2007, entered into by and between us and ASG;

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•	continuing to provide indemnification and directors and officers insurance for our directors and officers for a period of six years after the effective time of the merger;
•
agreeing to cause us or the surviving corporation, as the case may be, to honor all contracts and agreements of ours or any of our subsidiaries, in accordance with their terms, which are applicable with respect to any employee, officer, director or executive or former employee, officer, director, or executive of ours or our subsidiaries;

•
causing the surviving corporation to pay all amounts earned by our employees under any contract, agreement, arrangement, policy, plan or commitment to all employees who are employed by us on the closing date, and to the extent that such payments are triggered by the closing, these payments will be made simultaneously with the closing; and

•
from and after the effective time of the merger, providing each employee of ASG or the surviving corporation or their respective subsidiaries who shall have been our employee or an employee of any of our subsidiaries immediately prior to the effective time, for so long as such employees remain so employed, health and welfare benefits that are no less favorable, in the aggregate, than those provided to similarly situated employees of ASG and its subsidiaries under its employee plans;

•
following the effective time of the merger, giving each continuing employee full credit for prior service with us or any of our subsidiaries as if such service was service with ASG for purposes of (w) eligibility and vesting under any ASG employment plan, (x) determination of benefit levels under any ASG employment plan or policy relating solely to vacation or severance and (y) determination of “retiree” status under any ASG employment plan, in each case for which the continuing employee is otherwise eligible and in which the continuing employee is offered participation, but except where such credit would result in a duplication of benefits; and

•
waiving, or causing to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of ASG and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by continuing employees in the calendar year in which the effective time of the merger occurs.

Conditions to the Merger

The parties’ obligations to complete the merger are subject to the following conditions:

•	the adoption of the merger proposal by the requisite stockholder vote at the special meeting;
•
all material consents of, filings and registrations with, and notifications to, all governmental entities required for consummation of the merger shall have been obtained or made shall be in full force and effect and all waiting periods required by law shall have expired. No consent obtained from any governmental entities which is necessary to consummate the merger shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of assets or properties) which in the reasonable judgment of the board of directors of either party would so materially adversely impact the economic or business benefits of the merger that the same would have a material adverse effect on the party subject to such consent; and

•
no governmental entity shall have issued any injunction, order, decree, ruling, or other legal restraint or prohibition, whether temporary, preliminary, or permanent which is in effect and has the effect of preventing the consummation of the merger, nor will any action or proceeding have been commenced by any governmental entity and be pending for the purposes of obtaining an injunction. No law, judgment, order, injunction, writ, or decree shall have been enacted, entered, promulgated, or enforced by any governmental entity which prohibits, restricts or makes illegal consummation of the merger.

ASG’s and ASG M&A’s obligations to complete the merger are subject to the following additional conditions:

•
our representations and warranties, disregarding all qualifications and exceptions contained therein relating to materiality or material adverse effect or any similar standard or qualification, shall be true and correct in all respects as of the date of the date of the merger agreement and as of the closing date, as if made at and as of such date or time, except to the extent expressly made as of an earlier date, in which case as of such earlier date or time, and except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a material adverse effect (as such term is defined below under “The Agreement of Merger—Material Adverse Effect”) on us;

•
our agreements and covenants to be performed or complied with pursuant to the merger agreement prior to the effective time of the merger shall have been duly performed and complied with in all material respects;

•	we shall have obtained any and all consents required for consummation of the merger, or for preventing any

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default under any agreement, contract, other instrument or permit to which we are a party, which, if not obtained or made, is reasonably likely, individually or in the aggregate, to have a material adverse effect on Mobius or the Surviving Corporation after the effective time of the merger;
•	we shall not have suffered a material adverse effect since April 11, 2007;
•	we shall have cancelled or redeemed all outstanding options and restricted stock units and we shall have terminated all share option plans and ESPP;
•	we shall have obtained a written opinion from our counsel; and
•
the required stockholders of Mobius shall have complied with and not be in breach of, their obligations under the terms of the voting agreement, and all shares subject to the voting agreement shall have been voted in favor of the approval and adoption of the merger agreement and the merger proposal, which vote shall not have been revoked

Our obligation to complete the merger is subject to the following additional conditions:

•
The representations and warranties of ASG and ASG M&A disregarding all qualifications and exceptions contained in the merger agreement relating to materiality or material adverse effect or any similar standard or qualification, shall be true and correct in all respects as of the date of the date of the merger agreement and as of the closing date, if made at and as of such date or time, except to the extent expressly made as of an earlier date, in which case as of such earlier date or time, and except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a material adverse effect on ASG or ASG M&A;

•
The agreements and covenants of ASG and ASG M&A to be performed or complied with pursuant to the merger agreement prior to the effective time of the merger shall have been duly performed and complied with in all respects;

•	ASG M&A shall have obtained all consents required for consummation of the merger proposal; and
•
ASG shall have delivered to the paying agent the aggregate merger consideration with respect to the common stock of Mobius (other than with respect to dissenting shares) and the restricted shares of Mobius and the aggregate amount payable with respect to options and restricted stock units.

Indemnification and Insurance

ASG has agreed to provide indemnification for the present and former directors and officers of Mobius and any subsidiary of Mobius and any persons who become any of the foregoing prior to the merger. Such indemnification shall survive the merger and shall continue in full force and effect for a period of six years. ASG or the surviving corporation will maintain Mobius’s existing officers’ and directors’ liability insurance for a period of not less that six years after the merger; provided however that ASG may substitute therefor policies of substantially equivalent coverage and amounts containing no less favorable to such former directors and officers; provided further that if the existing D&O insurance expires or is terminated or cancelled during such period, then ASG or the surviving corporation shall obtain substantially similar D&O insurance on terms at least as favorable to such former directors and officers.

No Solicitation of Other Offers

We have agreed, before the merger becoming effective, to certain limitations on our ability to take action with respect to other acquisition proposals. Notwithstanding these limitations, we may respond to certain acquisition proposals that we reasonably believe will lead to a superior proposal. Under the agreement of merger:

•	the term “acquisition proposal” means any proposal or offer relating to any transaction or series of transactions involving any:

o	acquisition or purchase from Mobius by any person or “group” of more than a 25% interest in the total outstanding voting securities of Mobius or any subsidiary of Mobius;
o	exchange or tender offer involving Mobius which, if consummated, would result in any person beneficially owning 25% or more of any class of outstanding voting securities of Mobius;
o	merger, consolidation, business combination or similar transaction involving Mobius;
o
sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 25% of the business or assets of Mobius;

o	dissolution or liquidation of Mobius; or
o	other transactions similar to the foregoing with respect to Mobius or any subsidiary of Mobius.

•
the term “superior proposal” means a bona fide, written acquisition proposal made by such entity or group on an unsolicited basis which the board of directors determines, in good faith after consultation with its legal and

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financial advisors, is (i) not subject to any condition related to financing or, if so subject, that the board of directors of Mobius has determined in good faith judgment that it is reasonably likely to be financed, (ii) reasonably likely to be consummated (taking into account the legal aspects of the acquisition proposal, the person making the acquisition proposal and approvals required in connection therewith), and (iii) more favorable, taken as a whole, than the merger consideration to Mobius’s stockholders from a financial point of view.

We have agreed not to, and to authorize or permit our officers, directors, employees, investment bankers, attorneys, accountants or other agents not to, directly or indirectly:

•
initiate, solicit or knowingly encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or which would be reasonably likely to lead to any third-party acquisition proposal;

•	enter into any agreement with respect to any acquisition proposal; or
•
in the event of an unsolicited acquisition proposal, engage in negotiations or discussions with, or provide any information or data to, any person (other than ASG or its affiliates) relating to an acquisition proposal.

We have agreed to promptly, and in any event within two business days, notify ASG if any inquiries or proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with Mobius or its representatives, in each case, in connection with an acquisition proposal. Such notice will identify the person indicating such acquisition proposal interest and the material terms and conditions of the acquisition proposal.

Nothing, however, will prohibit us or our board of directors from taking (and disclosing to our stockholders) any position with respect to a tender or exchange offer by a third party in compliance with Rules 14d-9 or 14e-2 under the Exchange Act or making such other disclosures to our stockholders if, in the good faith judgment of our board of directors, after consultation with outside legal counsel, such disclosure is necessary for our board of directors to comply with its fiduciary duties.

Notwithstanding the restrictions just described, prior to receipt of the approval of our stockholders to the merger proposal, we may furnish, pursuant to a confidentiality agreement with terms no less favorable to us than those contained in the confidentiality agreement with ASG (subject to applicable law, including without limitation the fiduciary obligations of our board of directors), information concerning our business, properties or assets and such other information as we deem relevant to any person making an acquisition proposal that did not result from a breach of the merger agreement and that our board of directors determines in good faith (after consultation with outside counsel and its financial advisors) could be reasonably expected to lead to a superior proposal, and may negotiate and participate in discussions and negotiations with such person concerning the acquisition proposal if in the good faith opinion of our board of directors, after consultation with outside legal counsel to Mobius, it is determined that providing such information or access or engaging in such discussions or negotiations is in the best interests of Mobius and our stockholders and necessary in order for our board of directors to discharge its fiduciary duties to our stockholders under applicable law. We are required to notify ASG of such determination relating to a possible superior proposal and shall promptly provide to ASG any material non-public information regarding Mobius provided to any other party, which was not previously provided to ASG.

Except as described in the next paragraph, neither our board of directors nor any committee thereof shall (i) withdraw or modify the approval or recommendation by the board of directors of the merger proposal, (ii) approve or recommend any acquisition proposal, or (iii) enter into any agreement with respect to any acquisition proposal.

Prior to the earlier of the termination of the merger agreement or the completion of the merger, our board of directors may (subject to the terms of this and the following sentence) withhold, withdraw or modify its approval or recommendation of the merger agreement and the merger, approve or recommend a superior proposal, or enter into an agreement with respect to a superior proposal, in each case any time after the third business day following Mobius’s delivery to ASG of a notice of its determination that an acquisition proposal constitutes a superior proposal; provided, however, that we will not terminate the merger agreement and enter into an agreement with respect to a superior proposal unless (i) prior to any such termination we have provided ASG with notice with respect to such superior proposal, (ii) within three business days following the delivery of the notice, ASG does not propose to amend the merger agreement or enter into an alternative transaction, in either case which our board of directors determines in its good faith judgment in consultation with its legal and financial advisors to be as favorable to our stockholders, from a financial point of view, as such superior proposal, and (iii) at least three full business days after we have provided the notice, we deliver to ASG a written notice of termination of the merger agreement and payment of the termination fee.

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Termination of the Agreement of Merger

The merger agreement can be terminated as follows:

•	by mutual written consent; or
•
by either ASG or Mobius (i) in the event of the inaccuracy of any representation or warranty of the other party such that it is a failure of a condition which cannot be or has not been cured within thirty days after the giving of written notice of such inaccuracy, or (ii) in the event of a material breach by the other party of the covenants, agreements, or obligations contained in the merger agreement which breach cannot be or has not been cured within thirty days after giving of written notice to the breaching party of such breach; or

•
by either ASG or Mobius, in the event (i) any material consent of any governmental entity required to consummate the merger shall have been denied by a final nonappealable action of such governmental entity or if such action taken by such governmental entity is not appealed within the time limit for appeal, or (ii) our stockholders fail to vote in favor of adoption of the merger proposal at the special meeting; or

•
by either ASG or Mobius, in the event that the merger is not consummated by September 30, 2007, or in the event there is issued a “second request” under the HSR Act or a similar request or investigation is made in connection with the review by any governmental entity of the merger proposal, the date will be extended to November 30, 2007; provided, however, that the right to terminate the merger agreement under this option will not be available to a party whose failure to fulfill any obligation under the merger agreement has been the cause of, or resulted in, the failure of the merger to be consummated September 30, 2007 or November 30, 2007, as applicable; or

•
by ASG or Mobius (provided that the terminating party is not then in breach of any representation or warranty contained in the merger agreement or in material breach of any covenant or other agreement in the merger agreement) in the event that any of the conditions precedent to the obligations of such party to consummate the merger cannot be satisfied or fulfilled by September 30, 2007 or November 30, 2007, as applicable.

In addition, ASG can terminate the merger agreement if:

•
Mobius’s board of directors shall have withdrawn, modified, or changed its recommendation to our stockholders with respect to adoption of the merger agreement, or the merger in a manner adverse to the merger proposal or to ASG or ASG M&A;

•	Mobius enters into a definitive agreement or Mobius’s board of directors shall have approved or recommended any proposal other than by ASG or ASG M&A in respect of an acquisition proposal;
•	Mobius shall have failed to affirm its recommendation to stockholders in respect of the merger proposal within eight business days of a request to do so by ASG; or
•	Mobius shall have materially violated or breached any of its obligations regarding no solicitation under the merger agreement.

Mobius may terminate the merger agreement at any time prior to the receipt of the approval of the merger by the Mobius’s stockholders, if it receives a superior proposal and fulfills all obligations required by the merger agreement relating to receipt of a superior proposal; provided, however, that Mobius pays a termination fee to ASG and ASG M&A.

Termination Fees

We will pay ASG a $6 million termination fee if:

•	ASG terminates the merger agreement for any of the following reasons:

o
our board of directors withdrew, modified, or changed its recommendation to its stockholders with respect to approval of the merger agreement, or the merger in a manner adverse to the merger proposal or to ASG or ASG M&A;

o	we enter into a definitive agreement or our board of directors approves or enters into any proposal other than by ASG or ASG M&A in respect of an acquisition proposal;
o	we fail to affirm its recommendation to stockholders in respect of the merger proposal within eight business days of a request to do so by ASG; or
o	we materially violate or breach any of our obligations regarding no solicitation under the merger agreement.

•
if ASG terminated the merger agreement because we were unable to cure a breach of a representation, warranty or covenant, our stockholders failed to vote in favor of adoption of the merger proposal at the special meeting, or

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the merger was not consummated by September 30, 2007 or November 30, 2007, as applicable, and (A) prior to or at the time of such termination, a third party has publicly announced an intention to make (whether or not conditional) an acquisition proposal to us or any of our subsidiaries or to any of our representatives, the consummation of which would constitute an acquisition event, and (B) within twelve months following the termination of the merger agreement, an acquisition event with such third party or its affiliates is consummated or we enter into a definitive agreement with such third party or its affiliates providing for an acquisition event;
•	if we terminate the merger agreement in connection with receiving a superior proposal; or
•
if we terminate the merger agreement because our stockholders failed to vote in favor of adoption of the merger proposal at the special meeting, or the merger was not consummated by September 30, 2007 or November 30, 2007, as applicable, or any of the conditions precedent to the obligations of ASG to consummate the merger cannot be satisfied or fulfilled by September 30, 2007 or November 30, 2007, as applicable and, prior to or at the time of such termination, (A) a third party has publicly announced an intention to make (whether or not conditional) an acquisition proposal to us or any of our subsidiaries or to any of our representatives, the consummation of which would constitute an acquisition event, and (B) within twelve (12) months following the termination of the merger agreement, an acquisition event with such third party or its affiliates is consummated or we enter into a definitive agreement with such third party or its affiliates providing for an acquisition event.

The term “acquisition event” means any of the following transactions:

•
a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of Mobius immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction;

•	a sale or other disposition by Mobius of assets representing in excess of 50% of the aggregate fair market value of Mobius’s business immediately prior to such sale, or
•
the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Mobius), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Mobius.

ASG will pay us a $6 million termination fee should we terminate the merger agreement because (i) ASG defaulted or breached a representation, warranty or covenant and did not cure such breach in the given time period, (ii) the merger is not consummated by September 30, 2007, or November 30, 2007, as applicable, or (iii) any of the conditions precedent to the obligations of ASG to consummate the merger cannot be satisfied or fulfilled by September 30, 2007 or November 30, 2007, as applicable.

If the agreement of merger is terminated as described above, we must pay the termination fee within two business days following the termination, or the consummation of an acquisition event or entry into a definitive agreement, as applicable. If the merger agreement is terminated by us, ASG must pay the termination fee within two business days following the termination.

Amendment, Modification, Extension and Waiver

The merger agreement may be amended or modified by a subsequent writing signed by each of Mobius and ASG upon the approval of their respective board of directors; provided, however, that the provisions relating to the manner in which our common stock will be exchanged for the merger consideration will not be amended or modified after the special meeting without the requisite approval of the holders of our issued and outstanding common stock.

Prior to the merger, each of Mobius on the one hand and ASG and ASG M&A on the other hand, has the right to waive any default in the performance of any term of the merger agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other’s obligations under the merger agreement, and to waive any or all of the conditions precedent to its obligations under the merger agreement. The failure of any party at any time to require performance of any provision will not affect the right of such party at a later time to enforce the same or any other provision of the merger agreement. No waiver of any condition or the breach of any provision contained in the agreement will be deemed to be a continuing waiver of such condition or breach or a waiver of any other condition or the breach of any other term of the merger agreement.

Material Adverse Effect

Many of the representations and warranties in the agreement of merger and ASG’s obligations to complete the merger are qualified by reference to whether the item in question will have a “material adverse effect” on us, which when used in

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connection with any Person, is defined as a material adverse change or effect on (a) such person’s ability to consummate the merger and the other transactions without material delay or (b) the financial condition, business, properties, assets, operations or results of operations of such person and its subsidiaries on a consolidated basis, taken as a whole, excluding in each case:

•	any changes or effects resulting from general economic, market or political conditions;
•	any changes or effects in the general conditions in the person’s industry;
•	any changes or effects resulting from business conditions in the United States generally;
•
any changes or effects resulting from actions taken in connection with the merger agreement, including without limitation, any actions or changes resulting from the public announcement or the pendency of the merger proposal and any expenses incurred in connection therewith, including without limitation any loss of or adverse change in the relationship of Mobius or any of Mobius’s subsidiaries with their respective competitors, employees, customers, distributors, licensors, partners or suppliers, and including actions of competitors or any delays or cancellations of orders for products or losses of employees;

•	any acts of God, war, armed hostilities or terrorism;
•
any changes in the trading price or trading volume of the capital stock of the person, as applicable (it being understood, however, that this clause shall not preclude any effect giving rise to or contributing to such changes in the trading price or trading volume of such capital stock from constituting or giving rise to a material adverse effect and any such effect may be taken into account in determining whether a material adverse effect has occurred);

•	conditions in the stock markets or other capital markets or changes or effect therein;
•	any actions taken or omitted to be taken by the person by or at the written request or with the written consent of the other parties to the merger agreement; and
•	any changes in any applicable law or any accounting regulations or principles.

Any failure by Mobius to meet any projections, forecasts, guidance, estimates, milestones, budgets or published financial or operating predictions for or during any period ending (or for which results are released) on or after April 11, 2007 shall not in and of itself constitute a material adverse effect with respect to Mobius; provided, however, that with respect to the fiscal quarter of Mobius ended March 31, 2007, neither the failure of Mobius to meet such projections, forecasts, guidance, estimates, milestones, budgets or published financial or operating predictions, nor the circumstances giving rise to or contributing thereto, shall constitute a material adverse effect with respect to Mobius or be taken into account in determining whether a material adverse effect with respect to Mobius has occurred or shall have occurred in the future.

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THE VOTING AGREEMENT

This section of the proxy statement describes the material provisions of the voting agreement but does not purport to describe all of the terms of the voting agreement. The following summary is qualified in its entirety by reference to the complete text of the voting agreement, which is attached as Annex C to this proxy statement and incorporated into this proxy statement by reference. We urge you to read the voting agreement in its entirety.

Introduction

In connection with the agreement of merger, and concurrently with the execution of the agreement of merger, Mitchell Gross, co-founder, President, Chairman and CEO of Mobius, and Joseph J. Albracht, co-founder and director of Mobius, entered into a voting agreement with ASG. As of the date of the voting agreement, Mr. Gross beneficially owned 5,549,500 shares of our common stock and Mr. Albracht beneficially owned 3,763,950 shares of our common stock. Collectively, these shares represented approximately [percent as of the record date]% of our outstanding common stock, as of the record date for the special meeting. We refer to Mr. Gross and Mr. Albracht as the voting stockholders.

Agreement to Vote

Each voting stockholder agreed that, during the time the voting agreement is in effect, he shall be present, in person or represented by proxy, at each meeting (whether annual or special and whether or not an adjourned or postponed meeting) of our stockholders, however called for the purposes described below, so that all of such voting stockholder’s respective shares of our common stock may be counted for purposes of determining the presence of a quorum at such meeting; and when a meeting is held, appear at such meeting or otherwise cause such stockholder’s shares to be counted as present thereat for purposes of establishing a quorum, and:
•
vote, or execute consents in respect of such voting stockholder’s common stock, or cause such voting stockholder’s common stock to be voted, or consents to be executed in respect thereof, in favor of the adoption of the merger agreement (including any revised or amended merger agreement approved by our board of directors; provided that such revised or amended merger agreement is not revised or amended in any manner which adversely affects the voting stockholders in any material manner including, for the avoidance of doubt, any decrease in $10.05 per share or the extension of the termination date until after November 30, 2007) and any action required in furtherance thereof; and

•
vote, or execute consents in respect of such voting stockholder’s shares to be voted, or consents to be executed in respect thereof, against (A) any agreement or transaction relating to an acquisition proposal or transaction which would constitute an acquisition proposal (other than as proposed by ASG, ASG M&A or any of their subsidiaries) or (B) any extraordinary corporate transaction, or any amendment of our certificate of incorporation or bylaws or other proposal, action or transaction involving us or our subsidiaries or any of our stockholders, which amendment or other proposal, action or transaction would prevent or materially impede or delay the consummation of the merger, or to deprive ASG or ASG M&A of any material portion of the benefits anticipated them to be received from the consummation of the merger, or to change in any manner the voting rights of our common stock presented to our voting stockholders (regardless of any recommendation of our board of directors) or in respect of which the vote or consent of the voting stockholders is requested or sought.

No Solicitation

During the term of the voting agreement, each voting stockholder agreed that it will not, nor will the voting stockholder permit any of its representatives to, directly or indirectly, in the voting stockholder’s capacity as a stockholder of Mobius:
•
initiate, solicit or knowingly encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or which would be reasonably likely to lead to any third-party acquisition proposal; or

•	enter into any agreement with respect to any acquisition proposal; or
•
in the event of an unsolicited acquisition proposal, engage in negotiations or discussions with, or provide any information or data to, any person (other than ASG or any of its affiliates or representatives) relating to an acquisition proposal.

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Irrevocable Proxy

Each of the voting stockholders appointed ASG, the President of ASG and the Secretary of ASG, in their respective capacities as officers of ASG, or any other designees of ASG, each of them individually, as such voting stockholder’s proxy and attorney-in-fact, to vote for such voting stockholder with respect to the items described in “Agreement to Vote”. The voting stockholders represented that proxies given by them prior to the voting agreement, are revocable, and therefore revoked all other proxies and powers of attorney with respect to such shares that the voting stockholders may have appointed or granted. The irrevocable proxy was given in connection with the execution of the merger agreement and such irrevocable proxy was given to secure the performance of the duties of the voting stockholders under the voting agreement. The irrevocable proxy is coupled with an interest and is intended to be irrevocable under applicable Delaware Law. If for any reason the proxy granted is not irrevocable, then the voting stockholders agreed to vote their shares as instructed by ASG in writing.

The irrevocable proxy will not be terminated by any act of the voting stockholder or by operation of law, whether by the death or incapacity of the voting stockholder or by the occurrence of any other event or events. If the voting stockholder dies or becomes incapacitated before the termination of the voting agreement, certificates representing the shares of the voting stockholder will be delivered by or on behalf of the voting stockholder in accordance with the terms and conditions of the merger agreement and voting agreement, and actions taken by ASG will be as valid as if such death or incapacity had not occurred, regardless of whether or not ASG has received any notice of such death or incapacity.

Transfer Restrictions

Prior to the termination of the voting agreement, the voting stockholders agreed not to (i) offer for sale, sell, transfer, assign, gift-over, encumber, pledge, hypothecate, cause to be redeemed or purchased, or otherwise dispose of, directly or indirectly, or consent to any of the foregoing, the record ownership or beneficial ownership or both of any of the voting stockholder’s shares, any options, any warrants, or any right or interest therein, or create or permit to exist any lien affecting the voting stockholder’s shares; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any transfer; (iii) enter into any tender, voting, or other such agreement, or grant any proxy, power-of-attorney or other authorization or consent with respect to any of the voting stockholder’s shares or the warrants of Mobius; (iv) deposit any of the voting stockholder’s shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the voting stockholder’s shares; or (v) take any other action that would in any way restrict, limit or interfere with the performance of such voting stockholder’s obligations under the voting agreement or the transactions contemplated thereby or make any representation or warranty of such voting stockholder untrue or incorrect.

Termination

The voting agreement will terminate immediately upon the earlier of: (a) the consummation of the merger or (b) termination of the merger agreement in accordance with the terms thereof.

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MARKET PRICE AND DIVIDEND DATA

Our common stock is listed on The NASDAQ Global Market under the symbol “MOBI.” As of the close of business on [_______], 2007, the latest practicable trading day before the printing of this proxy statement, there were approximately [_____] stockholders of record of our common stock. The following table sets forth the high and low bid quotations of our common stock for the period indicated as reported on The NASDAQ Global Market: There were no dividends paid to stockholders during the periods indicated.

Quarter Ended	High	Low
2005
First Quarter (September 30)	$9.29	$5.12
Second Quarter (December 31)	9.10	6.49
Third Quarter (March 31)	7.41	5.66
Fourth Quarter (June 30)	7.00	5.88
2006
First Quarter (September 30)	6.64	5.35
Second Quarter (December 31)	6.72	5.21
Third Quarter (March 31)	7.36	5.76
Fourth Quarter (June 30)	6.45	5.41
2007
First Quarter (September 30)	6.74	5.88
Second Quarter (December 31)	7.55	6.35
Third Quarter (March 31)	7.36	6.15
Fourth Quarter (through , 2007)

The following table sets forth the closing per share sales price of our common stock, as reported on The NASDAQ Global Market on April 11, 2007, the last full trading day before the public announcement of the merger, and on  , 2007, the latest practicable trading day before the printing of this proxy statement:

Date	Closing per Share Sales Price for common stock
April 11, 2007		$7.44
________ ___ , 2007	$

Following the merger, there will be no further market for our common stock and our stock will be delisted from The NASDAQ Global Market and deregistered under the Exchange Act.

We have not paid any dividends over the past three years. Pursuant to the merger agreement, we have agreed not to pay any dividends on our common stock following the date we entered into the merger agreement. In the event that the agreement of merger is terminated, the declaration and amount of any future dividends will be subject to the discretion of our board of directors and will depend upon various factors, including our net income, financial condition, financial covenants, cash requirements, future prospects and other factors deemed relevant by our board of directors.

39

STOCK OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows how much common stock (i) each director, (ii) our Chief Executive Officer and other executive officers, (iii) all executive officers and directors as a group and (iv) certain stockholders known by us to be the beneficial owner of more than 5% of our outstanding common stock, owned on April 20, 2007. The shares owned include options vested at April 20, 2007, options vesting within 60 days thereafter and options vesting upon completion of the merger.

Name and Address of Named Executive Officers, Certain Stockholders and Directors / Nominees	Shares Owned(1)	Percent of Class
Mitchell Gross (2) c/o Mobius Management Systems, Inc. 120 Old Post Road Rye, New York 10580 ................................................................................................	5,549,500	28.2%
Joseph J. Albracht (3) c/o Mobius Management Systems, Inc. 120 Old Post Road Rye, New York 10580 ................................................................................................	3,826,450	19.4%
Kennedy Capital Management, Inc. (4) 10829 Olive Blvd. St. Louis, Missouri 63141 ........................................................................................	1,865,160	9.5%
Disciplined Growth Investors, Inc. (5) 100 South Fifth Street, Suite 2100 Minneapolis, Minnesota 55402 .............................................................................	1,083,300	5.5%
Wells Capital Management Incorporated(6) 525 Market Street San Francisco, California 94105..............................................................................	1,032,294	5.2%
Raymond F. Kunzmann (7) c/o Mobius Management Systems, Inc. 120 Old Post Road Rye, New York 10580...............................................................................................	170,000	*
David Barton (8) c/o Mobius Management Systems, Inc. 120 Old Post Road Rye, New York 10580 .............................................................................................	100,000	*
Kenneth P. Kopelman (9) c/o Kramer, Levin, Naftalis & Frankel LLP 1177 Avenue of the Americas New York, New York 10036 ....................................................................................	86,350	*
Dennis Levesque (10) c/o Mobius Management Systems, Inc. 120 Old Post Road Rye, New York 10580 ..............................................................................................	85,000	*
Gary G. Greenfield (11) c/o Mobius Management Systems, Inc. 120 Old Post Road Rye, New York 10580 ..............................................................................................	82,981	*

40

Name and Address of Named Executive Officers, Certain Stockholders and Directors / Nominees	Shares Owned(1)	Percent of Class
Mauricio Barberi (12) c/o Mobius Management Systems, Inc. 120 Old Post Road Rye, New York 10580 .........................................................................................	75,000	*
Patrick W. Gross (13) c/o Mobius Management Systems, Inc. 120 Old Post Road Rye, New York 10580 ..........................................................................................	62,500	*
David Gordon (14) c/o Mobius Management Systems, Inc. 120 Old Post Road Rye, New York 10580 .........................................................................................	62,000	*
Louis Hernandez, Jr. (15) c/o Mobius Management Systems, Inc. 120 Old Post Road Rye, New York 10580 .........................................................................................	32,500	*
Mark P. Cattini (16) c/o Mobius Management Systems, Inc. 120 Old Post Road Rye, New York 10580 .........................................................................................	22,500	*
James A. Perakis (16) c/o Mobius Management Systems, Inc. 120 Old Post Road Rye, New York 10580 .........................................................................................	22,500	*
All Executive Officers and Directors as a group (13 persons) (17)..............................................................................	10,177,281	49.6%

___________________
*	Less than 1%

(1)
Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to securities. Shares of common stock subject to options currently exercisable, exercisable within 60 days, or exercisable upon completion of the merger (“currently exercisable options”) are deemed outstanding for computing the percentage beneficially owned by the person holding such options but are not deemed outstanding for computing the percentage beneficially owned by any other person.

(2)   Includes 3,732,259 shares of common stock held by HARMIT, LP, of which Mitchell Gross is the General Partner.

(3)   Includes 62,500 shares which are subject to currently unexercised options.

(4)   Information provided in Schedule 13G/A filed on February 13, 2007.

(5)   Information provided in Schedule 13G/A filed on February 9, 2007.

(6)   Information provided in Schedule 13G filed on January 31, 2007.

(7)   Includes 170,000 shares issuable pursuant to currently exercisable options.

(8)   Includes 100,000 shares issuable pursuant to currently exercisable options.

(9)
Includes 1,500 shares of common stock held in trust by Mr. Kopelman’s wife, as trustee, for Mr. Kopelman’s three children. Mr. Kopelman disclaims beneficial ownership of such shares. Also includes 2,350 shares of common stock held jointly by Mr. Kopelman and his wife, as well as 82,500 shares issuable pursuant to currently exercisable options.

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(10)  Includes 85,000 shares issuable pursuant to currently exercisable options.

(11)  Includes 82,500 shares issuable pursuant to currently exercisable options.

(12)  Includes 75,000 shares issuable pursuant to currently exercisable options.

(13)  Mr. Patrick Gross is not related to Mr. Mitchell Gross. Includes 62,500 shares issuable pursuant to currently exercisable options.

(14)  Includes 37,000 shares issuable pursuant to currently exercisable options.

(15)  Includes 32,500 shares issuable pursuant to currently exercisable options.

(16)  Includes 22,500 shares issuable pursuant to currently exercisable options.

(17)  Includes 834,500 shares issuable pursuant to currently exercisable options.

There are no family relationships between any of our directors and executive officers.

42

FINANCIAL PROJECTIONS AND OTHER DATA

We have included in Table 1 below projections for the fiscal year ending June 30, 2007 (the “2007 Projections”) only because these projections were provided by our management to ASG and Jefferies Broadview in connection with our and ASG’s consideration of the merger. The projections were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding forward-looking information or generally accepted accounting principles.

Table 1

Mobius Fiscal 2007 Projections (in thousands, except per share data)

Fiscal Year Ending
June 30, 2007
Revenue:
License	$37,414
Maintenance	$44,634
Professional Service and Other	$8,274
Total revenue	$90,322
Cost of Revenue:
License	$822
Maintenance	$8,541
Professional Service and Other	$6,223
Total Cost of Revenue	$15,586
Gross Margin	$74,736
Operating Expenses:
Sales	$29,417
Marketing	$8,761
Research and Development	$22,406
General and Administrative	$14,832
Total operating expenses	$75,416
Earnings Before Interest and Tax	$(680)
Interest Income	$2,550
Earnings before taxes	$1,870
Tax	$561
Net Income	$1,309

Shares Basic	19,000
EPS Basic	$0.07
Shares Diluted	20,100
EPS Diluted	$0.07
Basic Adjusted EPS	$0.15
DilutedAdjusted EPS	$0.14
Adjusted EBITDA[1]	$2,930

We have also included in Table 2 two alternative sets of calculations provided by our management to our board of directors with respect to fiscal year 2008 (the “2008 Calculations”). The 2008 Calculations were provided strictly for internal budgeting and planning purposes, were not and are not intended to be projections for fiscal year 2008 and have not been adopted by our board of directors as projections for fiscal year 2008. The 2008 Calculations were provided to our board of directors to show the impact of two illustrative revenue levels on our cost structure and operating income. The two different

-------------------------------
1 Adjusted EBITDA is defined as earnings before income taxes, interest expense, depreciation and amortization, stock-based compensation and non-recurring legal fees. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States. Mobius’s definition of adjusted EBITDA may not be comparable to similarly titled measures of other companies.

43

revenue levels used for Alternative A and Alternative B below reflect different planning assumptions for revenue during 2008. The 2008 Calculations were prepared in February of 2007, prior to the results of operations for the fiscal quarter ended March 31, 2007 becoming known to our management. The 2008 Calculations were also provided to ASG. The 2008 Calculations were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding forward-looking information or generally accepted accounting principles.

Table 2

Mobius Fiscal 2008 Calculations (in thousands)

	Fiscal Year Ending June 30, 2008
	Alternative A	Alternative B
Revenue
License	$47,072	$57,733
Maintenance	$46,700	$46,700
Professional Service and other	$8,500	$8,500
Total Revenue	$102,272	$112,933
Cost of Revenue
License	$1,165	$1,293
Maintenance	$8,441	$8,441
Professional Service and Other	$6,375	$6,375
Total Cost of Revenue	$15,981	$16,109
Gross Margin	$86,291	$96,824
Operating Expenses:
Sales	$31,689	$33,353
Marketing	$9,550	$9,550
Research and Development	$24,010	$24,010
General and Administrative	$14,413	$14,413
Total Operating Expenses	$79,662	$81,326
Operating Income	$6,629	$15,498

Neither our independent auditors nor any other independent accountants have compiled, examined or performed any procedures with respect to the prospective financial information contained in the 2007 Projections or the financial data in the 2008 Calculations, nor have they expressed any opinion or given any form of assurance on these figures or their achievability. Jefferies Broadview and ASG did not participate in the preparation of the 2007 Projections or the 2008 Calculations and take no responsibility for them. Jefferies Broadview was not provided the 2008 Calculations.

We believe the assumptions our management used in connection with the preparation of the 2007 Projections and 2008 Calculations were reasonable at the time of preparation, given the information our management had at the time. Revenue figures incorporated in the 2008 Calculations were not purported by our management to be projections of total revenues of 2008 and were provided solely for illustrative purposes, as described above. You should be aware that the 2007 Projections and 2008 Calculations:

ཉ	are forward-looking statements, and as such are subject to factors which may cause our future financial results to materially vary, see “Forward-Looking Statements” on page 4;

ཉ	necessarily make numerous assumptions, many of which are based upon factors beyond our control and may not prove to have been, or may no longer be, accurate;

ཉ
do not necessarily reflect revised prospects for our business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur since the time of their preparation;

ཉ
have been prepared using accounting principles consistent with our annual and interim financial statements, and changes to those principles known to be effective in future periods, but do not reflect the effect of any proposed or other changes in accounting principles generally accepted in the United States of America that may be made in the future, which could have a material impact on the presentations;

ཉ	are not necessarily indicative of current values or future operating results, which may be significantly more favorable or less favorable than indicated;

44

ཉ	are not a guarantee of performance and should not be regarded as a representation that the indicated operating measures will be achieved; and

ཉ	do not reflect the impact of the completion of the merger.

Except as required by law, we do not intend to update or revise the 2007 Projections or 2008 Calculations.

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OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

When considering a motion to adjourn or postpone the special meeting to a later date or time for a reasonable business purpose (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed form of proxy and acting by the authority in the proxy generally will have discretion to vote on any adjournments or postponements using their best judgment. However, the persons named in the proxies will not use their discretionary authority to use proxies voting against the merger proposal to vote in favor of adjournments or postponements of the special meeting.

STOCKHOLDER PROPOSALS

If the merger is completed, we do not expect to hold a 2008 annual meeting of stockholders. If the merger is not completed, you will continue to be entitled to attend and participate in our stockholder meetings. Under applicable law, our board of directors need not include an otherwise appropriate stockholder proposal in our proxy statement or form of proxy for the 2008 annual meeting of stockholders unless the proposal is received by the Assistant Secretary of Mobius at our principal place of business at 120 Old Post Road, Rye, New York 10580 on or before August 16, 2007. Stockholders should refer to the rules of the SEC, which set standards for eligibility and specify the types of proposals that are not appropriate for inclusion in the proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

46

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ALLEN SYSTEMS GROUP, INC.,

ASG M&A, INC.,

AND

MOBIUS MANAGEMENT SYSTEMS, INC.

Dated as of April 11, 2007

(Corrected)

TABLE OF CONTENTS

                                                                      Page

RECITALS		1

ARTICLE 1 TERMS OF THE MERGER		1
1.1	THE MERGER.	1
1.2	TIME AND PLACE OF CLOSING .	2
1.3	EFFECTIVE TIME.	2

ARTICLE 2 EFFECTS OF THE MERGER		2
2.1	CERTIFICATE OF INCORPORATION.	2
2.2	BYLAWS.	2
2.3	DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION	2

ARTICLE 3 MANNER OF CONVERTING SECURITIES		2
3.1	CONVERSION OF CAPITAL STOCK.	2
3.2	CANCELLATION OF TREASURY STOCK AND PARENT-OWNED STOCK	3
3.3	ADJUSTMENTS TO MERGER CONSIDERATION	3
3.4	DERIVATIVE SECURITIES	3
3.5	DISSENTING COMMON STOCK.	4
3.6	EXCHANGE OF CERTIFICATES	4
3.7	SUBSEQUENT ACTIONS	6

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		7
4.1	ORGANIZATION, STANDING, AND POWER.	7
4.2	AUTHORITY; NO CONFLICT.	7
4.3	CAPITALIZATION.	8
4.4	SUBSIDIARIES AND AFFILIATES.	9
4.5	BOARD APPROVALS.	9
4.6	REQUIRED VOTE.	9
4.7	COMPANY SEC DOCUMENTS.	10
4.8	FINANCIAL STATEMENTS.	10
4.9	ABSENCE OF CERTAIN CHANGES OR EVENTS.	11
4.10	NO UNDISCLOSED LIABILITIES.	11
4.11	LITIGATION.	12
4.12	EMPLOYEE BENEFIT PLANS; ERISA.	12
4.13	TAXES.	14
4.14	INTELLECTUAL PROPERTY.	15
4.15	REAL AND PERSONAL PROPERTY AND CONDITION OF ASSETS.	18
4.16	INSURANCE.	18
4.17	ENVIRONMENTAL MATTERS.	18
4.18	COMPLIANCE WITH LAWS; NO VIOLATIONS.	19
4.19	LABOR MATTERS.	19
4.20	CERTAIN AGREEMENTS	20
4.21	[INTENTIONALLY OMITTED].	21

4.22	[INTENTIONALLY OMITTED].	21
4.23	CERTAIN BUSINESS PRACTICES.	21
4.24	RELATED PARTY TRANSACTIONS.	21
4.25	PROXY STATEMENT.	21
4.26	TAKEOVER STATUTES.	22
4.27	OPINION OF FINANCIAL ADVISOR.	22
4.28	BROKERS.	22

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER		22
5.1	ORGANIZATION.	22
5.2	AUTHORIZATION; NO CONFLICT.	23
5.3	INFORMATION IN THE PROXY STATEMENT	23
5.4	BROKERS.	23
5.5	FINANCING.	24
5.6	LITIGATION.	24
5.7	NOT AN INTERESTED STOCKHOLDER.	24
5.8	OWNERSHIP OF COMPANY STOCK	24

ARTICLE 6 CONDUCT OF BUSINESS PENDING THE MERGER		24
6.1	INTERIM OPERATIONS OF THE COMPANY.	24
6.2	NO SOLICITATION.	27
6.3	SEC REPORTS.	29

ARTICLE 7 ADDITIONAL AGREEMENTS		29
7.1	AGREEMENTS AS TO EFFORTS TO CONSUMMATE; CONSENTS AND APPROVALS.	29
7.2	NOTIFICATION OF CERTAIN MATTERS; CURRENT INFORMATION.	30
7.3	ACCESS.	30
7.4	CONFIDENTIALITY.	31
7.5	[INTENTIONALLY OMITTED].	31
7.6	PUBLICITY.	31
7.7	INSURANCE AND INDEMNIFICATION.	31
7.8	THIRD PARTY STANDSTILL AGREEMENTS.	32
7.9	STATE TAKEOVER LAWS.	33
7.10	STOCKHOLDER SOLICITATION AND APPROVALS.	33
7.11	EMPLOYEE BENEFITS.	33
7.12	STOCKHOLDER LITIGATION.	35
7.13.	FIRPTA CERTIFICATE.	35

ARTICLE 8 CONDITIONS		35
8.1	CONDITIONS TO EACH PARTY’S OBLIGATIONS TO EFFECT THE MERGER.	35
8.2	CONDITIONS TO OBLIGATIONS OF PARENT AND PURCHASER TO EFFECT THE MERGER.	36
8.3	CONDITIONS TO OBLIGATIONS OF THE COMPANY TO EFFECT THE MERGER.	37

ARTICLE 9 TERMINATION		37
9.1	TERMINATION.	37
9.2	EFFECT OF TERMINATION.	38

ARTICLE10 GENERAL PROVISIONS		40
10.1	DEFINITIONS.	40
10.2	FEES AND EXPENSES.	45
10.3	ENTIRE AGREEMENT; NO OTHER REPRESENTATIONS; NO THIRD PARTY BENEFICIARIES.	45
10.4	AMENDMENT AND MODIFICATION.	45
10.5	WAIVERS.	45
10.6	NO ASSIGNMENT.	46
10.7	NOTICES.	46
10.8	GOVERNING LAW; JURISDICTION.	47
10.9	SPECIFIC PERFORMANCE.	47
10.10	WAIVER OF JURY TRIAL.	47
10.11	COUNTERPARTS.	47
10.12	CAPTIONS.	47
10.13	COMPANY DISCLOSURE SCHEDULE	47

Exhibit A            Voting Letter Agreement

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) dated as of April 11, 2007, is entered into by and among Allen Systems Group, Inc. (the “Parent”), a Delaware corporation, ASG M&A, Inc. (the “Purchaser”), a Delaware corporation and wholly-owned subsidiary of the Parent, and Mobius Management Systems, Inc., (the “Company”), a Delaware corporation. Certain capitalized terms used in this Agreement are defined in Section 10.1 of this Agreement.

RECITALS

WHEREAS, the respective boards of directors of the Company, the Parent and the Purchaser have deemed it advisable and in the best interests of their respective corporations and stockholders to approve the acquisition of the Company by the Parent upon the terms and conditions set forth herein;

WHEREAS, the respective boards of directors of the Parent, the Purchaser, and the Company have approved this Agreement and the Merger (as defined in Section 1.1 hereof) in accordance with the General Corporation Law of the State of Delaware (“DGCL”), and upon the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of the Company has approved this Agreement and has determined that the consideration to be paid for each share of the issued and outstanding common stock, $0.0001 par value per share, of the Company (“Common Stock”) in the Merger is fair to the holders thereof and has resolved to recommend that such holders adopt this Agreement upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Parent and the Purchaser have required as a condition and an inducement to their willingness to enter into this Agreement that concurrently with the execution and delivery of this Agreement and incurring the obligations set forth herein, that certain stockholders of the Company enter into, and such stockholders contemporaneously with the execution of this Agreement have entered into, a Voting Letter Agreement in substantially the form attached hereto as Exhibit A (“Voting Agreement”) pursuant to which such stockholders have agreed, among other things, (i) to vote the shares of Common Stock held by them in favor of the adoption of this Agreement and, under certain circumstances, to grant the Parent their proxy to vote such shares, and (ii) not to transfer, sell, hypothecate, or otherwise dispose of their beneficial ownership of, or their ability to vote, the Common Stock held by them as of the date hereof or which they may acquire hereafter.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual representations, warranties, covenants, and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE 1

Terms of Merger

1.1 The Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and the Purchaser shall consummate a merger (“Merger”) pursuant to which (i) the Purchaser shall be merged with and into the Company in accordance with the provisions of the DGCL and the separate corporate existence of the Purchaser shall thereupon cease, (ii) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the Laws of the State of Delaware, and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation.” The Merger will be consummated pursuant to the terms of this Agreement, which has been approved by the respective boards of directors of the Parent, the Purchaser, and the Company. From and after the Effective Time, the Merger shall have the effects set forth in the DGCL.

1.2 Time and Place of Closing. The closing (the “Closing”) of the Merger and the other transactions contemplated hereby (collectively, the “Transactions”) will take place at the offices of Carlton Fields, P.A., Corporate Center Three, 4221 W. Boy Scout Boulevard, Tampa, Florida 33607, at 10:00 a.m. local time on a date that is not later than the second Business Day following the satisfaction or waiver of all of the conditions set forth in Article 8 (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at Closing) (such date, the “Closing Date”).

1.3 Effective Time. On the Closing Date, the Company and the Purchaser shall jointly prepare and cause to be filed with the Secretary of State of the State of Delaware as provided by the DGCL an appropriate Certificate of Merger (the “Certificate of Merger”). The Merger and the other Transactions shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware in accordance with the DGCL (the “Effective Time”).

ARTICLE 2

Effects of the Merger

2.1 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company shall be restated and amended to read in its entirety as the certificate of incorporation of the Purchaser, as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall remain “Mobius Management Systems, Inc.” and the provisions of the certificate of incorporation of the Purchaser relating to the incorporator of the Purchaser shall be omitted, and as so restated and amended shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided by applicable Law and such certificate of incorporation.

2.2 Bylaws. The bylaws of the Purchaser, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, except as to the name of the Surviving Corporation, which shall be “Mobius Management Systems, Inc.,” until thereafter amended as provided by applicable Law, the certificate of incorporation of the Surviving Corporation, and such bylaws.

2.3 Directors an Officers of the Surviving Corporation. The directors of the Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of the Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

ARTICLE 3

Manner of Converting Securities

3.1 Conversion of Capital Stock. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of the holders of the shares of Common

Stock or the holders of shares of common stock, $0.01 par value per share, of the Purchaser (“Purchaser Common Stock”):

(a) Purchaser Common Stock. Each share of the Purchaser Common Stock issued and outstanding immediately prior to the Effective Time shall be converted automatically into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of the Purchaser Common Stock immediately prior to the Effective Time shall, as of the Effective Time, evidence ownership of such shares of the Surviving Corporation.

(b) Parent Common Stock. Each issued and outstanding share of common stock, no par value per share, of the Parent will remain issued and outstanding.

(c) Conversion of Common Stock. Each outstanding share (including any Restricted Shares) of Common Stock (other than shares of Common Stock to be cancelled in accordance with Section 3.2 and other than Dissenting Common Stock) shall cease to be outstanding and shall be converted automatically into, and represent the right to receive the Merger Consideration, payable to the holder thereof in cash, without interest. From and after the Effective Time, all such shares of Common Stock shall no longer remain outstanding and shall automatically be cancelled and retired, and each holder of a certificate representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 3.6, without interest thereon.

3.2 Cancellation of Treasury Stock and Parent-Owned Stock. All shares of Common Stock that are owned by the Company as treasury stock and any shares of Common Stock owned by the Parent, the Purchaser or any other wholly-owned Subsidiary of the Parent shall be cancelled and retired, and no consideration shall be delivered in exchange therefor.

3.3 Adjustments to Merger Consideration. If, between the date of this Agreement and the Effective Time, the Company changes the number of shares of Common Stock issued and outstanding prior to the Effective Time as the result of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), reclassification, reorganization, recapitalization or other like change with respect to Common Stock (each, an “Adjustment”), the Merger Consideration shall be adjusted accordingly, without duplication, to provide the holders of shares of Common Stock with the same economic effect as contemplated by this Agreement prior to such Adjustment.

3.4 Derivative Securities.

(a) The Board of Directors of the Company shall take all actions necessary to cause, at the Effective Time, each outstanding option, stock equivalent right or other right to acquire shares of Common Stock (an “Option” or “Options”) granted under the Option Plans whether or not then exercisable or vested, except as set forth on Section 3.4(a) of the Company Disclosure Schedule, to be 100% exercisable and vested and to be cancelled and, in consideration of such cancellation, at the Effective Time the Parent shall, or shall cause the Surviving Corporation to, pay to such holders of Options, an amount in respect thereof equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price of each such Option and (y) the number of shares of Common Stock subject to such Option (such payment, if any, to be net of applicable withholding and excise taxes). As of the Effective Time, all Option Plans and any agreement or plan relating to Options shall terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect to the capital stock of the Company or any Company Subsidiary, including the RSUs, shall be cancelled. The Company shall use its commercially reasonable efforts to effectuate the foregoing, including, but not limited to, obtaining all consents necessary to cash out and cancel all Options and as are necessary to ensure that, after the Effective Time, no Person shall have any right under any of the Option Plans, or any other plan, program or arrangement with respect to equity securities of the Surviving Corporation or any subsidiary thereof.

(b) (i) Immediately prior to the Effective Time, each restricted stock unit (“RSU”) issued by the Company under its Option Plans that is outstanding as of the date of this Agreement, whether or not vested and subject to conversion into Common Stock under its Option Plans, shall be converted automatically into one share of Common Stock and shall be entitled only to receive the Merger Consideration, and (ii) each restricted share of Common Stock issued by the Company pursuant to any applicable restricted stock award agreement of the Company and subject to any vesting, repurchase or other lapse restrictions thereunder (each, a “Restricted Share”) that is outstanding as of the date of this Agreement, whether or not vested or subject to repurchase, shall automatically vest and become free of such restrictions and right of repurchase as of the Effective Time and shall, as of the Effective Time, be cancelled and converted into the right to receive the Merger Consideration.

(c) The Board of Directors of the Company shall take all action necessary to cause (i) any “Offering Periods” (as defined in the 1998 Employee Stock Purchase Plan, as amended (the “ESPP”)) then in progress to be shortened by setting a new “Exercise Date” (as defined in the ESPP) as of a date prior to the Effective Time, and any Offering Periods then in progress shall end on such new Exercise Date, and (ii) the termination of the ESPP effective as of a time following such new Exercise Date but at or prior to the Effective Time of the Merger, as may be requested by the Parent.

3.5 Dissenting Common Stock.

(a) Notwithstanding anything in this Agreement to the contrary, Common Stock outstanding immediately prior to the Effective Time which is held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has complied with Section 262 of the DGCL (“Dissenting Common Stock”) shall not be converted into the right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses its right to appraisal. A holder of Dissenting Common Stock shall be entitled to receive payment of the appraised value of the Common Stock held by it in accordance with Section 262 of the DGCL, unless, after the Effective Time, such holder fails to perfect or withdraws or loses its right to appraisal, in which case such Common Stock shall be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificate or Certificates representing such Common Stock pursuant to Section 3.6.

(b) The Company shall give the Parent (i) prompt notice of any written demands for appraisal of any Common Stock received by the Company pursuant to Section 262 of DGCL, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company relating to rights of appraisal and (ii) the opportunity to participate in the conduct of all negotiations and proceedings with respect to demands for appraisal under the DGCL. Except with the prior written consent of the Parent, the Company shall not voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal.

3.6 Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, the Parent shall designate a national bank or trust company (which shall be reasonably acceptable to the Company) to act as agent for the holders of shares of Common Stock in connection with the Merger (the “Paying Agent”) and to receive the funds to which holders of shares of Common shall become entitled pursuant to Section 3.1(c). At or prior to the Effective Time, the Parent or the Purchaser shall deposit or cause to be deposited with the Paying Agent, for exchange, in accordance with this Section 3.6, and payment, in accordance with Section 3.4, an amount of cash sufficient to make payment of the aggregate Merger Consideration (other than that for Dissenting Common Stock) and payments relating to Options and RSUs pursuant to this Agreement (such deposited Merger Consideration and payments relating to Options and RSUs pursuant to this Agreement referred to herein as the “Exchange Fund”). In the event that a holder of Dissenting Common Stock effectively withdraws its dissenters rights under the DGCL following the Effective Time, such holder of Dissenting Common Stock shall properly surrender its Certificate(s) and following such surrender : (i) all of such shares of Dissenting Common Stock shall be cancelled and (ii) such holder of the Dissenting Common Stock surrendered shall receive payment therefor from the Purchaser or the Parent in an amount equal to the Merger Consideration per share of Dissenting Common Stock so cancelled. Notwithstanding the foregoing, such funds shall be invested by the Paying Agent as directed by the Parent or the Surviving Corporation, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the Common Stock; provided, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available). Earnings from such investments shall be the sole and exclusive property of the Parent and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of Common Stock.

(b) Exchange Procedures. Promptly after the Effective Time, but in no event more than five (5) Business Days, the Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of Common Stock (the “Certificates”) whose shares were converted pursuant to Section 3.1 into the right to receive the Merger Consideration (i) a letter of transmittal in customary form, mutually agreed to by the Company and the Parent (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent) and (ii) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. After the Effective Time, upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Parent, together with such transmittal materials, properly and duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Common Stock formerly represented by such Certificate or Certificates, and the Certificate or Certificates so surrendered shall forthwith be cancelled, and the holder of such Certificate shall be paid promptly in exchange therefor cash in an amount equal to the Merger Consideration that such holder has the right to receive pursuant to the provisions hereof. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (x) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not required to be paid. Until surrendered as contemplated by this Section 3.6(b), neither the Parent nor the Purchaser shall be obligated to deliver the Merger Consideration to the holder of shares of Common Stock and, after the Effective Time, each Certificate shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration, without interest thereon.

(c) Lost, Stolen, or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in a form reasonably satisfactory to the Purchaser) of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue, in each case, in exchange for such affidavit, the appropriate amount of Merger Consideration deliverable in respect thereof as determined in accordance with Section 3.1; provided that the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, upon the request of the Purchaser, the Parent, or Surviving Corporation, indemnify the Surviving Corporation and the Parent in a manner reasonably satisfactory to them (by the posting by such Person of such bond and security as the Surviving Corporation and the Parent my reasonably request) against any claim that may be made against the Surviving Corporation and the Parent with respect to the Certificate claimed to have been lost, stolen or destroyed.

(d) Transfer Books; No Further Ownership Rights in Capital Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Common Stock, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article 3.

(e) Termination of Fund; No Liability. Subject to applicable Law, any portion of the Exchange Fund (including the proceeds of any investments thereof) which had been made available to the Paying Agent pursuant to Section 3.6 of this Agreement that remain unclaimed by the former stockholders of the Company for one year after the Effective Time shall be paid to the Parent. Any former stockholders of the Company who have not theretofore complied with this Article 3 shall thereafter look only to the Parent (subject to abandoned property, escheat or other similar laws) for payment of the Merger Consideration, without any interest thereon. Any other provision of this Agreement notwithstanding, none of the Parent, the Purchaser, the Company, the Surviving Corporation, or the Paying Agent shall be liable to a holder of the Common Stock for any amount paid or property delivered in good faith to a public official pursuant to any abandoned property, escheat, or similar Law. Any amounts remaining unclaimed by any holder of Common Stock immediately prior to the time when such amounts would otherwise escheat to or become the property of a federal, state, or local government authority or court or administrative or regulatory agency, shall, to the extent permitted by Law, become the property of the Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Withholding Taxes.  Each of the Surviving Corporation, the Paying Agent, and the Parent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable hereunder to any Person such amounts as it is required to deduct and withhold pursuant to any applicable Tax Laws. To the extent such amounts are deducted, withheld, and paid to the appropriate Governmental Entity, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person.

3.7 Subsequent Actions. If at any time after the Effective Time, the Surviving Corporation shall determine that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or the Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE 4

Representations and Warranties of the Company

Except as (a) disclosed in Company SEC Documents filed within 12 months prior to the date of this Agreement or (b) set forth in the disclosure schedule, dated as of the date of this Agreement, that has been delivered by the Company to the Parent and the Purchaser prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to the Parent and the Purchaser as follows:

4.1 Organization, Standing, and Power. The Company is a corporation duly incorporated, validly existing, and in good standing under the Laws of the State of Delaware, and has the requisite corporate authority to own and operate its properties and to carry on its business as they are now being operated and carried on. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its business makes such qualification necessary, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company made available to the Parent complete and correct copies of the Company’s certificate of incorporation (“Certificate of Incorporation”) and bylaws (“Bylaws”), and such Certificate of Incorporation and Bylaws are in full force and effect.

4.2 Authority; No Conflict.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the requisite approval of this Agreement by the holders of the issued and outstanding Common Stock with respect to the Merger, to consummate the Transactions, and to perform its obligations under this Agreement. The execution, delivery, and performance by the Company of this Agreement, and the consummation of the Transactions, including the Merger, have been duly authorized by all necessary corporate action in respect thereof on the part of the Company, subject in the case of the consummation of the Merger to the requisite adoption of the Agreement by the holders of the outstanding shares of Common Stock. Except for the approval of this Agreement and adoption of the Merger by the requisite holders of the issued and outstanding shares of Common Stock, no other corporate action is required on the part of the Company to authorize the consummation of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution, and delivery hereof by the Parent and the Purchaser, this Agreement is a valid and binding obligation of the Company enforceable against it in accordance with their respective terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally and except that the availability of the equitable remedy of specific performance and injunctive relief is subject to the discretion of the court before which any proceedings may be brought (the “Bankruptcy and Equity Exceptions”)).

(b) Neither the execution and delivery by the Company of this Agreement, or the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions herein, will: (i) conflict with or violate any provision of its Certificate of Incorporation or Bylaws, (ii) violate, conflict with, or result in a breach of any term, condition, or provision of, or constitute a default (with or without notice or the lapse of time, or both) under, or give rise to any right of termination, cancellation, or acceleration of any obligation or the loss of a benefit under, or require a consent pursuant to, or result in the creation of any Lien upon any material assets or properties of the Company or any Company Subsidiary pursuant to, any of the terms, provisions, or conditions of any loan or credit agreement, note, bond, mortgage, indenture, deed of trust, license, agreement, contract, lease, Permit, concession, plan, or other instrument or obligation to which the

Company or any Company Subsidiary is a party or by which any of their respective assets or properties may be bound or affected, (iii) require any notice, registration, declaration, or filing by the Company with, or Permit, authorization, approval, or consent of, or exemption or waivers by, or any action by any court, governmental, regulatory or administrative agency, commission, authority, instrumentality, or other public body, domestic or foreign (a “Governmental Entity”) or any other Person other than (A) in connection or compliance with the provisions of applicable state corporate and securities Laws, the United States federal securities Laws, the HSR Act and any other applicable Antitrust Law, and rules of Nasdaq, and (B) the filing of the Certificate of Merger (Sections 4.2(b)(iii)(A) and (B), collectively, the “Regulatory Filings”), or (iv) conflict with or violate any judgment, order, writ, Injunction, decree, or Law applicable to the Company or any Company Subsidiary or any of their assets or properties; except in the case of clauses (ii) through (iv) of this Section 4.2(b), as would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

4.3 Capitalization.

(a) The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock. As of the date of this Agreement, (i) 25,039,621 shares of Common Stock are issued, 19,685,398 shares of Common Stock are outstanding, 5,354,223 shares of Common Stock are held as treasury shares, and 13,425 Restricted Shares are outstanding, and (ii) a sufficient number of shares of Common Stock were reserved for issuance pursuant to the Option Plans and the ESPP. All of the outstanding shares of the Company’s capital stock are, and all shares of Common Stock which may be issued pursuant to the exercise of outstanding Options will be, when issued in accordance with the respective terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. There is no indebtedness having general voting rights (or convertible into securities having such rights) (“Voting Debt”) of the Company or any Company Subsidiary issued and outstanding. Except for Options to purchase 2,967,365 shares of Common Stock and 2,100 RSUs or as set forth in Section 4.3(a) of the Company Disclosure Schedule, (i) there are no existing options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind relating to the issued or unissued capital stock of the Company or any Company Subsidiary obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, (ii) there are no outstanding agreements, arrangements, undertakings, or commitments of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Common Stock or the capital stock of the Company or any Company Subsidiary or any Affiliate of the Company, and (iii) there are no outstanding contractual obligations to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any other entity. Neither the Company nor any Company Subsidiary has outstanding or authorized any phantom stock or any stock appreciation, profit participation or similar rights. No shares of Common Stock are owned by any Company Subsidiary.

(b) The Company has filed with the SEC complete and correct copies of each of the Option Plans and the ESPP, including all amendments thereto. Section 4.3(a) of the Company Disclosure Schedule sets forth, a complete and correct list of all outstanding Options to purchase capital stock of the Company, including with respect to each such Option, the number of shares of Common Stock issuable thereunder, the name of the holder, the grant date, the exercise price per share, the vesting schedule (including any portion that would become vested as a result of the Transactions) and the expiration date of each such Option, and whether the Option is an “incentive stock option” under Section 422 of the Code or a non-qualified option. All Options granted under the Option Plans have been granted pursuant to option award agreements in substantially the forms made available by the Company to the Parent. All Options may, by their terms, be treated in accordance with Section 3.4 of this Agreement.

(c) There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of the capital stock of the Company or any of the Company Subsidiaries and there are no registration rights agreements relating to any equity or debt securities of the Company or any Company Subsidiary. All of the Common Stock and Options have been issued in compliance with all applicable federal and state securities Laws, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

4.4 Subsidiaries and Affiliates.

(a) Section 4.4(a) of the Company Disclosure Schedule sets forth, as of the date hereof, the name, the jurisdiction of incorporation or organization, and the authorized and outstanding capital of each Company Subsidiary. Other than with respect to the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other equity securities of any Person or have any direct or indirect equity interest in any business other than publicly-traded securities constituting less than two percent of the outstanding equity of the issuing entity. All of the outstanding capital stock or other equity or ownership interests of each Company Subsidiary is owned directly by the Company or a Company Subsidiary free and clear of all material Liens (other than Permitted Liens), preemptive rights, and of any other material limitation or restriction, and is validly issued, fully paid and nonassessable, and there are no outstanding options, rights or agreements of any kind relating to the issuance, sale or transfer, or voting of, any capital stock of any such Company Subsidiary to any Person except the Company or another Company Subsidiary.

(b) Each Company Subsidiary (i) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, (ii) has the requisite corporate power and authority to own and operate its properties and carry on its business as it is now being conducted and carried on, and (iii) is duly qualified or licensed to do business as a foreign Person and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its business makes such qualification or license is necessary, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has made available to the Parent complete and correct copies of the certificate of incorporation and bylaws (or similar organizational documents) of each Company Subsidiary as currently in effect.

4.5 Board Approvals. The Company’s board of directors, at a meeting duly called and held, has unanimously (a) determined that this Agreement and the Transactions, including the Merger, are advisable and fair to and in the best interests of the Company and its stockholders, (b) duly and validly approved and taken all corporate action required to be taken by the Company’s board of directors to authorize the consummation of the Transaction, and (c) resolved to recommend that the stockholders of the Company adopt this Agreement. None of the aforesaid actions by the Company’s board of directors has been amended, rescinded or modified as of the date hereof.

4.6 Required Vote. Assuming the accuracy of the representations and representations set forth in Section 5.7 hereof, the affirmative vote of the holders of a majority of the shares of Common Stock outstanding as of the record date for the meeting of the Company’s stockholders to vote to adopt this Agreement is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve the Merger and adopt this Agreement (“Company Stockholder Approval”). The Company has been advised that certain directors, executive officers and certain significant stockholders of the Company identified on Annex I to this Agreement intend to vote in favor of the approval and adoption of this Agreement at the Special Meeting and have executed a Voting Agreement in substantially the form as set forth in Exhibit A to this Agreement.

4.7 Company SEC Documents.

(a) The Company has (i) made available to the Parent complete and correct copies of  the Company’s annual reports on Form 10-K for its fiscal years ended June 30, 2006, 2005 and 2004, and (ii) timely filed (A) its quarterly reports on Form 10-Q for its fiscal quarters ended December 31, 2006 and September 30, 2006, (B) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company since June 30, 2005, and (C) all reports, schedules, forms, filings, registration statements and other documents (including all exhibits, post-effective amendments and supplements thereto) required to be filed or submitted by it, including all reports filed by it on Form 8-K with the SEC, since June 30, 2005 (the documents referred to in this Section 4.7(a), together with all information incorporated by reference therein in accordance with applicable SEC regulations, are collectively referred to in this Agreement as the “Company SEC Documents”).

(b) As of their respective filing dates or effective dates, as appropriate, each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (“Exchange Act”), as the case may be, and the rules and regulations promulgated thereunder. No Company SEC Document, as of its filing date or effective date, as appropriate, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading (except to the extent corrected, amended, revised, or superceded by a Company SEC Document filed prior to the date of this Agreement). The Company has made available to the Parent copies of all comment letters received by the Company from the SEC since January 1, 2005 relating to the Company SEC Documents, together with all written responses of the Company thereto. There are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC. As of the date of this Agreement, to the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC. None of the Company Subsidiaries is required to file or submit any forms, reports, or other documents with the SEC.

4.8 Financial Statements.

(a) The Financial Statements, including in each case, any related notes: (i) comply, as of their respective dates of filing with the SEC, in all material respects, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments) applied on a consistent basis during the period involved (or except as may be stated in the notes thereto) and (iii) fairly present, in all material respects (except as may be stated in the notes thereto), the consolidated financial position at the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its consolidated Subsidiaries for the periods referred to therein, subject, with respect to interim unaudited financial statements, to normal and recurring year-end adjustments that are not reasonably likely to be material in amount.

(b) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.

(c) Except as disclosed in the Company SEC Documents or in the Company Disclosure Schedule, since June 30, 2004, neither the Company nor any Company Subsidiary has received any written notification from its independent auditors, any Governmental Entity or any other Person of a “material weakness” in the Company’s internal controls. For purposes of this Agreement, the term “material weakness” shall have the meaning assigned to such term in the Statements of Auditing Standards 60, as in effect on the date hereof.

(d) The audit committee of the Company’s board of directors includes an Audit Committee Financial Expert, as defined by Item 401(h)(2) of Regulation S-K.

(e) The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or Persons performing similar functions. The Company has promptly disclosed any change in or waiver of the Company’s code of ethics with respect to any such Persons, as required by Section 406(b) of the Sarbanes-Oxley Act of 2002, as amended. To the Knowledge of the Company, there have been no violations of any provisions of the Company’s code of ethics by any such Persons.

4.9 Absence of Certain Changes or Events. Since December 31, 2006 (the “Balance Sheet Date”): (i) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course of business, (ii) there has not been any damage, destruction, or other casualty loss (whether or not covered by insurance) or any action, circumstance, event, change, development, or occurrence which in any case has had, individually or in the aggregate, a Material Adverse Effect on the Company, and (iii) neither the Company nor any Company Subsidiary has taken any action, or failed to take any action which action or failure, if taken after the date hereof, would have required the consent of the Parent under Section 6.1, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

4.10 No Undisclosed Liabilities.  Except (a) for Taxes (which are addressed in Section 4.13 hereof), (b) as disclosed in the Financial Statements (or in the footnotes thereto) or otherwise in the Company SEC Documents, and (c) for liabilities and obligations (i) incurred in the ordinary course of business between the Balance Sheet Date and the date of this Agreement, (ii) arising under this Agreement or in connection with the Transactions (including, without limitation, liabilities relating to any legal, investment banking, or other professional advisory fees and expenses (in the case of the fees and expenses of the Company Financial Advisor, pursuant to the Company’s engagement letter with the Company Financial Advisor in effect as of the date hereof and a copy of which has been made available to the Parent) incurred by the Company or any of the Company Subsidiaries), (iii) as disclosed in Section 4.10 of the Company’s Disclosure Schedule, and (iv) relating to for the performance of obligations of the Company or any of the Company Subsidiaries pursuant to the express terms of any contract or agreement to which the Company or any such Company Subsidiary is a party as of the date hereof, neither the Company nor any Company Subsidiary has (x) any liabilities required by GAAP to be reflected on a consolidated balance sheet or any notes to the consolidated financial statements of the Company and the Company Subsidiaries that, individually or in the aggregate, would have a Material Adverse Effect on the Company, or (y) any material off-balance sheet financing transactions, arrangements, obligations (including contingent obligations) or other relationships with entities or others (“Off-Balance Sheet Financing Transactions”) which are not included in the Company’s consolidated financial statements that would have a current or future effect on the financial condition, changes in financial condition, result of operations, cash flows, liquidity, capital expenditures, capital resources or significant components of the Company’s revenues or expenses.

4.11 Litigation. Except to the extent set forth in Section 4.11 of the Company Disclosure Schedule or otherwise as would not, individually or in the aggregate, have a Material Adverse Effect on the Company: (a) there is no suit, claim, action, proceeding, including, without limitation, arbitration proceeding or alternative dispute resolution proceeding, or investigation instituted or pending (and of which the Company has been notified) or, to the Knowledge of the Company, threatened against, affecting or naming as a party thereto the Company or any Company Subsidiary, or against their respective businesses or assets, and (b) there are no material outstanding judgments, orders, writs, Injunctions, awards, or decrees of any Governmental Entity or arbitrator against the Company, any Company Subsidiary, any of their respective material properties, assets, or businesses, or, to the Knowledge of the Company, any of the current or former directors or officers (in their capacities as such) of the Company or any Company Subsidiary whom the Company or any Company Subsidiary has agreed to indemnify (that would give rise to the obligation of the Company to indemnify such Person).

4.12 Employee Benefit Plans; ERISA.

(a) Section 4.12(a) of the Company Disclosure Schedule contains a true and complete list of each (collectively, the “Plans”): (i) deferred compensation and each incentive compensation, equity compensation plan (including each of the option Plans), “welfare” plan, fund or program within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) “pension” plan, fund or program (within the meaning of section 3(2) of ERISA), (iii) employment, termination or severance agreement, and (iv) other employee benefit plan or fund, and each other material employee program, agreement or arrangement; in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any Company Subsidiary, for the benefit of any current employee or former employee of the Company or any Company Subsidiary.

(b) With respect to each Plan, the Company has heretofore delivered or made available to the Parent true and complete copies of the Plan and any amendments thereto (or if the Plan is not a written Plan, a description thereof), any summary plan description, related trust or other funding vehicle, the most recent Form 5500, to the extent applicable, and the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under Section 401 of the Code. Notwithstanding the foregoing, any Plan included as an exhibit in any filing made with the SEC need not be listed on Section 4.12(a) of the Company Disclosure Schedule and need not be delivered or otherwise made available to the Parent or the Purchaser under this Section 4.12(a).

(c) The Company does not maintain or contribute to any Plan that is subject to Title IV or Section 302 of ERISA.

(d) Each Plan conforms in all material respects with and has been operated and administered in all material respects in compliance with its terms and applicable law, including but not limited to ERISA and the Code.

(e) Each Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service, and to the Company’s Knowledge, there are no circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of any such Plan under Section 401(a) of the Code.

(f) No Plan provides material medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Company Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

(g) Neither the execution of this Agreement nor the consummation of the Transactions will, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

(h) No amounts payable (individually or collectively and whether in cash, capital stock of the Company or other property) under any of the Plans or any other contract, agreement, or arrangement with respect to which the Company or any Company Subsidiary may have any liability would fail to be deductible for federal income tax purposes pursuant to Sections 162(m) or Section 280G of the Code. To the Knowledge of the Company, there are no current challenges to such deductibility that have been asserted pursuant to Section 162(a) of the Code.

(i) There are no pending, or, to the Knowledge of the Company, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

(j) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, with respect to all of the Plans which are subject to Laws other than those of the United States, (a) such Plans are in compliance with any applicable Laws, including relevant Tax Laws, and the requirements of any agreement or trust deed under which they are established, (b) all employer and employee contributions to each such Plan required by Law or by the terms of such plan have been made, or, if applicable, accrued, in accordance with normal accounting practices, and (c) the fair market value of the assets of each funded plan, the liability of each insurer for any plan funded through insurance or the book reserve established for any plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan.

(k) None of the Company, any Company Subsidiary, any ERISA Affiliate, any of the Plans, any trust created thereunder, or to the Knowledge of the Company, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company, any Company Subsidiary or any ERISA Affiliate could be subject to any material liability for either a civil penalty assessed pursuant to Section 409 or Section 502(i) of ERISA or a tax imposed pursuant to Sections 4975, 4976 or 4980B of the Code.

(l) None of the Company, any Company Subsidiary, or any ERISA Affiliate is a party to any written agreement or memorandum of understanding with the Department of Labor, or the Centers for Medicare and Medicaid Services.

(m) To the Knowledge of the Company, no written representations or communications with respect to the participation, eligibility for benefits, vesting, benefit accrual, or coverage under any Plan have been made to employees, directors, or agents (or any of their representatives or beneficiaries) of the Company or any Company Subsidiary which are not substantially in accordance with the terms and conditions of the Plans.

(n) The Company and each Company Subsidiary have made or properly accrued for all payments due from them to date with respect to the Plans.

(o) No “leased employee,” as that term is defined in Section 414(n) of the Code, performs services for the Company or any ERISA Affiliate. The Company and each Company Subsidiary have at all times been in material compliance with applicable Law regarding the classification of employees and independent contractors.

4.13 Taxes. Except as set forth in Section 4.13 of the Company Disclosure Schedule:

(a) The Company and all Company Subsidiaries (x) have timely filed (or there have been filed on their behalf) all material Tax Returns required to be filed by them, and all such Tax Returns are true, correct and complete in all material respects, and (y) have duly and timely paid in full (or there has been paid on their behalf) all material Taxes that have become due and payable, except for Taxes that are being contested in good faith and for which adequate reserves have been established in the Financial Statements in accordance with GAAP.

(b) There are no material Liens for Taxes upon any property or assets of the Company or any Company Subsidiary, except for Liens for Taxes not yet due or for Taxes that are being contested in good faith and for which adequate reserves have been established on the Financial Statements in accordance with GAAP.

(c) To the Knowledge of the Company, (i) no federal, state, local or foreign Audits (as hereinafter defined) are pending with regard to any Taxes or Tax Return of the Company or any Company Subsidiary, (ii) no Audit of the Company’s federal income Tax filings for the last four taxable years has been conducted by the Internal Revenue Service, and (iii) no Audit of the Company’s federal income Tax filings for the last four taxable years is threatened.

(d) None of the Company or any Company Subsidiary has granted any request, agreement, consent or waiver to extend the statutory period of limitations applicable to the assessment of any Tax with respect to any Tax Return of the Company or any Company Subsidiary.

(e) Neither the Company nor any Company Subsidiary is a party to any written or oral contract, agreement or arrangement providing for the allocation, indemnification, or sharing of Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes).

(f) Neither the Company nor any Company Subsidiary has been a member of any “affiliated group” (as defined in Section 1504(a) of the Code) other than the affiliated group of which the Company is the “parent” and no Company Subsidiary is subject to Treasury Regulation Section 1.1502-6 (or any similar provision under foreign, state, or local Law) for any period other than in connection with the affiliated group of which the Company is the “parent.”

(g) All Taxes for which the Company or any Company Subsidiary is required by Law to withhold or to collect for payment have been duly withheld and collected, and have been paid to the proper Governmental Entity or are being withheld by the Company or such Company Subsidiary, except for such failures which are not, individually or in the aggregate, material in amount. The Company and each Company Subsidiary is in material compliance with, and its records contain all material information and documents (including properly completed Internal Revenue Service Form W-9) necessary to comply with, all material applicable information reporting, Tax withholding and backup withholding (within the meaning of Section 3406 of the Code) requirements under federal, state, and local Tax Laws.

(h) The Company is not and has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and the shares of Common Stock are “regularly traded on an established securities market” for purposes of Section 1445(b)(6) of the Code and treasury regulation Section 1.1445-2(c)(2).

4.14 Intellectual Property.

(a) To the Knowledge of the Company, the Company is the sole and exclusive owner of all Patents, Copyrights, Trademarks, Internet Domain Names, Know-how (each of such terms are hereinafter defined) and all goodwill associated therewith (all of the foregoing referred to collectively herein as the “Company Intellectual Property”) free and clear of all Liens (other than Permitted Liens).

(i) Section 4.14(a)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all registered and applied for United States and foreign trademarks, service marks, trade names, designs, logos, slogans and names owned by the Company and material to the Company’s business or used in conjunction with the Owned Software (as hereinafter defined) (all of the foregoing referred to collectively herein as the “Trademarks”).

(ii) Section 4.14 (a)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list of all United States and foreign issued patents, patent applications, patent registrations, letters patent owned by the Company or otherwise used in conjunction with the Owned Software (all of the foregoing referred to collectively herein as the “Patents”).

(iii) Section 4.14 (a)(iii) of the Company Disclosure Schedule sets forth a complete and accurate list of all United States and foreign copyright applications and copyright registrations and the moral rights owned by the Company or otherwise used in conjunction with the Owned Software (all of the foregoing referred to collectively herein as the “Copyrights”).

(iv) Section 4.14(a)(iv) of the Company Disclosure Schedule sets forth a complete and accurate list of all United States and foreign Internet domain name applications and registrations owned by the Company and material to the Company’s business or otherwise used in conjunction with the Owned Software (all of the foregoing referred to collectively herein as the “Internet Domain Names”).

(v) Except for those agreements identified in Section 4.14(a)(v) of the Company’s Disclosure Schedule, to the Knowledge of the Company, no technologies, trade-secrets, designs, improvements, formulae, manufacturing methods, practices, processes, technical data, product development data, research data, specifications and other methods and know-how (whether or not patentable or otherwise registerable, whether or not a secret and whether or not reduced to writing) owned by the Company and material to the Company’s business or otherwise used in conjunction with the Owned Software (all of the foregoing referred to collectively herein as the “Know-how”) has been disclosed or is authorized to be disclosed to any third party other than pursuant to any agreement that limits the use or disclosure of such Know-how without the Company’s prior written consent.

(b) With respect to the applications listed in Section 4.14(a)(i) through Section 4.14(a)(iv) of the Company Disclosure Schedule, to the Knowledge of the Company: (i) each application has been prosecuted in material compliance with all applicable rules, policies and procedures of the relevant agencies and government offices, (ii) there are no claims of prior use or other third-party claims relevant to any such application that would render any material claim thereunder unregistereable or (iii)

for the Patents, there is no prior art relevant to any such application that would render any material claim thereunder unpatentable or any material claim in any issued patent based thereon invalid.

(c) The Company has taken all steps that are reasonably necessary to protect, maintain and enforce the Company Intellectual Property, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company currently is listed in the records of the appropriate federal, state or foreign agency as the sole owner of record for each application and registration relating to the Company Intellectual Property. The Company Intellectual Property listed on Section 4.14(a) of the Company Disclosure Schedule is, to the Knowledge of the Company, valid and subsisting and has not been cancelled, expired or abandoned. Except as set forth on Section 4.14(c) of the Company Disclosure Schedule, to the Knowledge of the Company, there is no pending, existing, or threatened, opposition, interference, cancellation proceeding or other legal or governmental proceeding before any court or registration authority (aside from normal prosecution proceedings not involving any third party and not involving the validity or enforceability of the Company Intellectual Property) in any jurisdiction involving any of the Company Intellectual Property.

(d) The Company has provided in Section 4.14(d) of the Company Disclosure Schedule a true and correct list of all of the software owned or licensed by the Company, other than commercially available “off-the-shelf” software, and material to the business of the Company (the “Company Software”) and therein has identified which Company Software is owned, licensed, leased, or otherwise used, as the case may be. The Company Software listed on Section 4.14 (d) of the Company Disclosure Schedule is owned by the Company or used under rights granted to the Company pursuant to a written agreement, license or lease from a third party.

(i) The use of the Company Software owned by the Company (including without limitation the source code, binary executable code, object code, compilers, assemblers and algorithms therein) (the “Owned Software”) does not, to the Knowledge of the Company, violate the rights of any third party. To the Knowledge of the Company, the Company is the sole and exclusive owner of and has the valid right to use, sell, license, maintain, support, upgrade and provide services for all of the material Owned Software free and clear of all Liens (other than Permitted Liens).

   (ii) Except as set forth in Section 4.14(d)(ii) of the Company Disclosure Schedule, to the Knowledge of the Company, no source code for any Owned Software has been delivered or licensed to any escrow agent or any other Person who is not, as of the date of this Agreement, a person acting as an employee (currently or in the past) of the Company or a subcontractor or consultant of the Company. Except as set forth in Section 4.14(d)(ii) of the Company Disclosure Schedule, to the Knowledge of the Company, the Company has no duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available the source code for any Owned Software to any escrow agent or other Person who is not, as of the date of this Agreement, or was not a Person acting as an employee of the Company or a subcontractor or consultant of the Company. No event has occurred, and no circumstances or conditions exist, as of the date of this Agreement, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license, or disclosure of any source code for any Owned Software to any Person who is not as of the date of this Agreement acting as an employee of the Company or a subcontractor or consultant of the Company.

(iii) To the Knowledge of the Company, no Owned Software is subject to any “copyleft” or other obligation or condition (including any obligation of condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that: (y) could require, or could condition the use or distribution of such Software on, the disclosure, licensing or distribution of any source code for any portion of such Software or (z) could otherwise impose any limitation, restriction or condition on the right or ability of the Company to use or distribute any Company Software.

(e) The Company has made available to the Parent copies of all written agreements (including, without limitation, covenants not to sue and settlement agreements) granting any right to use any Company Intellectual Property or Company Software in which (i) the Company or any Company Subsidiary is the licensor or licensee, (ii) annual payments required thereunder exceed $10,000, and (iii) the parties thereto continue to have any obligations, duties or liabilities thereunder (the “Licenses”). The Licenses are, to the Knowledge of the Company, valid and binding obligations, enforceable against each such party in accordance with their terms, there are no material breaches or defaults under any License by the Company or by any other party thereto, and there exists no event or condition which does or will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Company or any other party thereto, under any such License. The Company has not licensed or sublicensed any of its material rights in or assigned or entered into settlement agreements with respect to, any Company Intellectual Property or Company Software other than pursuant to the Licenses. Except as set forth in Section 4.14(e) of the Company Disclosure Schedule and except as would not, individually or in the aggregate have a Material Adverse Effect on the Company, no royalties, honoraria or other fees are payable, and no right or forbearance is owed, by the Company to any third parties for the use of or right to use any Company Intellectual Property or Company Software, other than as set forth the Licenses. True and complete copies of all Licenses have been made available to the Parent. Except as set forth in Section 4.14(e) of the Company Disclosure Schedule, there are no agreements granting any third party any right of exclusivity in any of the Owned Software or Company Intellectual Property.

(f) To the Knowledge of the Company, the Company’s employees and its consultants and contractors engaged to develop Company Intellectual Property and Owned Software have signed confidentiality agreements in favor of the Company as reasonably may be necessary to protect, maintain and enforce the Company Intellectual Property and Owned Software except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(g) Except as set forth in Section 4.14(g) of the Company Disclosure Schedule, the Company Intellectual Property and Owned Software were not developed under a grant from any Governmental Entity or other source.

(h) To the Knowledge of the Company, and except as set forth in Section 4.14(h) of the Company Disclosure Schedule, the conduct of the business of the Company does not infringe upon any intellectual property of any third party and no third party is infringing upon any Company Intellectual Property or Owned Software; no such claims have been made against a third party by the Company. There are no related claims or suits pending nor threatened and the Company has not received any written notice of a third party claim or suit: (i) alleging that the Company’s activities or the conduct of its businesses infringes upon or constitutes the unauthorized use of the intellectual property of any third party or (ii) challenging the ownership, use, validity or enforceability of the Company Intellectual Property or Owned Software.

(i) Other than the Licenses, to the Knowledge of the Company, there are no settlements, consents, judgments, Injunctions, or orders or other agreements which restrict the Company’s rights to use any Company Intellectual Property or Owned Software or which restrict the business of the Company in order to accommodate a third party’s intellectual property rights.

(j) Except as set forth in Section 4.14(j) of the Company Disclosure Schedule, the consummation of the Transactions will not result in the loss or impairment of the Company's right to own or use any Company Intellectual Property or, to the Knowledge of the Company, the Company Software,

nor will it require, to the Knowledge of the Company, the Consent of any Governmental Entity or third party in respect thereto (other than filings with United States and foreign intellectual property agencies and any other Governmental Entities).

4.15 Real and Personal Property and Condition of Assets.

(a) None of the Company or any of the Company Subsidiaries owns any real property. Section 4.15(a) of the Company Disclosure Schedule lists all real property interests leased by the Company or any Company Subsidiary. The Company and the Company Subsidiaries have good and valid leasehold interests in all of their respective properties and assets, real and personal, free and clear of all Liens (other than Permitted Liens). Substantially all of the equipment and other assets regularly used in the business of the Company or any Company Subsidiary are in good and serviceable condition, reasonable wear and tear excepted.

(b) All buildings and all fixtures, equipment, and other assets and properties which are material or necessary to the business of the Company or any Company Subsidiary held under leases or subleases by any of them are held under valid instruments enforceable in accordance within their respective terms and each such instrument is in full force and effect. Each of the Company and the Company Subsidiaries has complied in all material respects with the terms of all leases to which it is a party, and each of the Company and the Company Subsidiaries enjoys peaceful and undisturbed possession under all such leases.

4.16 Insurance. Each material insurance policy and fidelity bond covering the assets, business, equipment, properties, operations, employees, officers or directors of the Company and the Company Subsidiaries have been made available to the Parent prior to the date of this Agreement and are in full force and effect and, with respect to all policies, all premiums payable with respect to all periods up to and including the Effective Time have been, or will be prior to the Effective Time, fully paid.

4.17 Environmental Matters. Except as disclosed in Section 4.17 of the Company Disclosure Schedule, and as would not have, individually or in the aggregate, a Material Adverse Effect on the Company:

(a) The Company, the Company Subsidiaries, and their respective current and previously owned or operated Participation Facilities, and its Loan Properties are, and have been, in compliance in all material respects with all applicable Environmental Laws.

(b) There is no suit, claim, action, or proceeding pending or, to the Knowledge of the Company, threatened before any Governmental Entity or other forum in which the Company, or any current or previously owned or operated Participation Facility or Loan Property has been or, to the Knowledge of the Company with respect to threatened proceedings, may be named as a defendant or a potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (ii) relating to the release into the environment of any Hazardous Material in violation of applicable Law, whether or not occurring at, on, under, or involving a site owned, leased, or operated by the Company, or any of its Participation Facilities or Loan Properties (or the Company in respect of any Participation Facility or Loan Property). Except as disclosed in Section 4.17 of the Company Disclosure Schedule, no written notice, notification, demand, request for information, citation, summons, or order has been received, no complaint has been filed, no penalty has been assessed, and to the Knowledge of the Company no investigation or review is pending or is threatened by any Governmental Entity relating to or arising out of any Environmental Law.

(c) To the Knowledge of the Company, there have been no releases of Hazardous Material in violation of any Environmental Law, in, on, under, or affecting any current or previously owned or leased real properties of the Company or any Company Subsidiary, or any Participation Facility or any Loan Property of the Company or any Company Subsidiary, except where such release does not and would not be, individually or in the aggregate, materially adverse to the Company, any Company Subsidiary, or the Surviving Corporation.

4.18 Compliance with Laws; No Violations.

Except for Taxes, which are governed by Section 4.13:

(a) The Company and each Company Subsidiary hold all permits, licenses, variances, certificates, filings, franchises, notices, rights, and Consents, of and from all Governmental Entities (collectively, “Permits”) which are necessary for them to own, lease, and operate their assets and properties and to lawfully carry on their business as now conducted, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company does not have any Knowledge that (i) any of the Permits held by the Company or any Company Subsidiary will not be renewable by the Surviving Corporation following the Merger or (ii) such Permits will not otherwise be renewable in the ordinary course after the Effective Time.

(b) Neither the Company nor any Company Subsidiary is in conflict with, or in default under, or in violation of (i) their respective articles or certificate of incorporation, as the case may be, bylaws, or comparable organizational documents, or (ii) except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, any Law, order, judgment, writ, Injunction, decree or material Permit applicable to the Company, a Company Subsidiary or by which the material assets or properties of the Company or any Company Subsidiary are bound or affected, and no claim is pending or, to the Knowledge of the Company, threatened with respect to such matters.

(c) Since June 30, 2005, neither the Company nor any Company Subsidiary has received any written or, to their Knowledge, oral notification or communication from any Governmental Entity: (i) asserting that the Company or a Company Subsidiary is not in compliance, in all material respects, with any Laws, orders, judgments, writs, Injunctions, decrees or material Permit which such Governmental Entity enforces, or (ii) threatening to terminate, revoke, cancel, or reform any material Permit, in any case, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

4.19 Labor Matters. Except as disclosed in Section 4.19 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary: (a) is a party to, or bound by, any collective bargaining agreement, contract, or other agreement or understanding with any labor union or labor organization, or (b) has been joined as a party in any action, suit, claim or proceeding asserting that the Company or any Company Subsidiary, or any predecessor, has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel the Company or any Company Subsidiary to bargain with any labor organization as to wages or conditions of employment. There is no strike, work stoppage, or other labor dispute involving the Company or any Company Subsidiary pending or, to the Knowledge of the Company, threatened, other than routine disputes with individual employees or former employees which routine disputes are not material. To the Knowledge of the Company, there is no activity involving employees seeking to certify a collective bargaining unit or engaging in any other organizing activity. There are no material employment related disputes, arbitrations, actions, suits, claims, or proceedings pending, or to the Knowledge of the Company, threatened.

4.20 Certain Agreements.  Except as set forth in Section 4.20 of the Company Disclosure Schedule, neither the Company and nor any Company Subsidiary is a party to or subject to:

(a) any agreement relating to bank debt, obligations for borrowed money or guarantees thereof, interest rate swaps or hedging arrangements, sale and leaseback transactions, or other similar financing transactions;

(b) any employment, severance, change in control, consulting or other similar agreement with any executive officer or other employee of the Company or member of the Company Board earning an annual base salary or other compensation in excess of $250,000, other than those that are terminable by the Company or any of the Company Subsidiaries on no more than 30 days’ notice without material liability or financial obligation to the Company or any of the Company Subsidiaries;

(c) any contract or agreement that contains any provisions prohibiting or restricting the Company or any Company Subsidiary, in any material respect, from competing or freely engaging anywhere in the world in any line of business or with any Person or in any area or engaging in any activity or business (including with respect to the development, manufacture, marketing or distribution of their respective products or services), or pursuant to which any benefit or right is required to be given or lost as a result of so competing or engaging, or which would have any such effect on the Parent or any of its Affiliates after the consummation of the Merger;

(d) any contract or agreement that (i) grants any rights of first refusal, rights of first negotiation or similar rights with respect to any material product, service or intellectual property, or (ii) contains any provision that requires the purchase of all or a portion of the Company’s or any Company Subsidiaries’ material requirements from a given third party, or any other similar provision;

(e) any mortgage, pledge, conditional sales contract, security agreement, option, or any other similar agreement with respect to any interest of the Company or any Company Subsidiary in personal property;

(f) any stock purchase, stock option, stock bonus, stock ownership, profit sharing, group insurance, severance pay, pension, retirement, savings or other indenture, change of control, welfare, or employee plan or material agreement providing benefits to any current or former employees, officers, or directors of the Company or any Company Subsidiary (including the Option Plans and the ESPP);

(g) any agreement to acquire equipment or commitment to make capital expenditures by the Company or any Company Subsidiary of $100,000 or more;

(h) any agreement for the sale of any material properties or assets or for the grant of any preferential right to purchase any such material properties or assets, other than in the ordinary course of business;

(i) other than agreements made in the ordinary course of business, any agreement requiring the Company or any Company Subsidiary to indemnify any current or former officer, director, employee or agent;

(j) any partnership or joint venture agreement pursuant to which will or may require future payments or performance by the Company or any of the Company Subsidiaries in excess of $250,000 (other than those payments required under the terms and conditions of existing Licenses);

(k) other than the Voting Agreement, any voting or other agreement governing how any shares of capital stock of the Company or any Company Subsidiary shall be voted;

(l) other than in the ordinary course of business or in connection with escrow agreements or arrangements entered into with customers, any agreement or contract pursuant to which the Company or any Company Subsidiary has disclosed or is obligated to disclose the source code of any Company Software to any third party;

(m) except as filed as an exhibit to a Company SEC Document, any contract which is deemed to be a material contract (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) with respect to the Company and the Company Subsidiaries; and

(n) any contract which would prevent or materially impede or delay the consummation of the Transactions or performance under the Voting Agreements.

Each of the agreements referenced in Section 4.20 of the Company Disclosure Schedule, together with any documents filed in a Company SEC Document as a material contract, shall be referred to herein as “Company Material Contracts”. Neither the Company nor any Company Subsidiary is in material breach or violation of, or is in default under any Company Material Contract, nor, to the Knowledge of the Company, are any other parties to such agreements in default, and no act or omission has occurred which, with notice or lapse of time or both, would constitute a breach or default under any term or provision of any such contract or agreement, except where any such breach, violation or default would not, individually or in the aggregate, have a Material Adverse Effect on the Company. True and complete copies of all Company Material Contracts have been made available to the Parent. Each Company Material Contract is valid, legally binding, enforceable (subject to the Bankruptcy and Equity Exception) and, to the Knowledge of the Company, is in full force and effect.

4.21 [Intentionally Omitted].

4.22 [Intentionally Omitted].

4.23 Certain Business Practices. Neither the Company or any Company Subsidiary nor, to the Knowledge of the Company, any director, officer, agent or employee of the Company or any of its Subsidiaries has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity regarding the business of the Company or a Subsidiary, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment, gift, contribution, or benefit.

4.24 Related Party Transactions. Other than as disclosed in a Company SEC Documents or in the Company Disclosure Schedule, since July 1, 2006, neither the Company nor any Company Subsidiary has been a party to any transaction or agreement with any Affiliate of the Company (other than a Company Subsidiary), stockholder, director, or executive officer of the Company that would be or will be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act. Neither the Company nor any Company Subsidiary has any loans to any of its respective directors or officers which loans are outstanding.

4.25 Proxy Statement. The Proxy Statement to be used by the Company to solicit any required approval of its stockholders as contemplated by this Agreement, will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein which is necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and will not, at the time of the Special Meeting to be held pursuant to Section 7.10 hereof, including any adjournments thereof, omit to state any material fact necessary to correct any statement in an earlier communication with respect to the solicitation of proxies for the Special Meeting which shall have become false or misleading in any material respect. The Proxy Statement will, when filed with the SEC, comply as to form in all material respects with the provisions of the applicable federal securities Laws and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference in, or information omitted from, any of the foregoing documents based on information provided by or on behalf of the Parent or the Purchaser in writing to the Company specifically for inclusion or incorporation by reference therein.

4.26 Takeover Statutes. Assuming the accuracy of the representations and warranties set forth in Section 5.7 hereof, the board of directors of the Company has taken all actions necessary to exempt the this Agreement, the Merger, and all other Transactions, including the Voting Agreements, from Section 203 of DGCL.

4.27 Opinion of Financial Advisor. The Company's board of directors has received an opinion of the Company Financial Advisor, dated as of the date that the Company’s board of directors approved this Agreement and the Transactions, to the effect that, as of such date, and subject to the qualifications and limitations set forth therein, the consideration to be received in the Merger by the holders of the Common Stock is fair to the holders of the Common Stock from a financial point of view.

4.28 Brokers. No broker, investment banker, financial advisor or other Person, other than the Company Financial Advisor, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

ARTICLE 5

Representations and Warranties of Parent and Purchaser

The Purchaser and the Parent jointly and severally represent and warrant to the Company as follows:

5.1 Organization.

(a) Each of the Parent and the Purchaser is a corporation incorporated, validly existing and in good standing under the Laws of the jurisdiction of its respective incorporation, and each has all requisite corporate power and authority to own and operate its properties and to carry on its business as is now being operated and carried on. Each of the Parent and the Purchaser is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its business makes such qualification necessary, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Parent or the Purchaser, as the case may be.

(b) The Purchaser was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities, and has conducted its operations as contemplated by this Agreement. The Purchaser is, and immediately prior to the Effective Time will be, a wholly-owned subsidiary of the Parent, and the Purchaser has no Subsidiaries.

5.2 Authorization; No Conflict.

(a) Each of the Parent and the Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and the Voting Agreement and to consummate the Transactions and the transactions contemplated by the Voting Agreement, and to perform its obligations under this Agreement and the Voting Agreement. The execution, delivery and performance by the Parent and the Purchaser of this Agreement and the Voting Agreement and the consummation of the Transactions and the transactions contemplated by the Voting Agreement have been duly authorized by all necessary corporate action in respect thereof on the part of each of the Parent and the Purchaser, and by the Parent as the sole stockholder of the Purchaser, and no other corporate action is required on the part of the Parent or the Purchaser to authorize the execution and delivery by the Parent and the Purchaser of this Agreement and the Voting Agreement and the consummation by them of the Transactions and the transactions contemplated by the Voting Agreement. This Agreement and the Voting Agreement have been duly executed and delivered by the Parent and the Purchaser and, assuming valid authorization, execution and delivery hereof and thereof by the Company (and, in the case of the Voting Agreement, by the other parties thereto), this Agreement and the Voting Agreement constitute the valid and binding obligations of each of the Parent and the Purchaser enforceable against each of them in accordance with their respective terms (subject to the Bankruptcy and Equity Exception).

(b) Neither the execution and delivery of this Agreement or the Voting Agreement by the Parent or the Purchaser, nor the consummation by the Parent or the Purchaser of the Transactions or the transactions contemplated by the Voting Agreement, or compliance by the Parent or the Purchaser with any of the terms or provisions herein or therein, will: (i) conflict with or violate any provision of the certificate of incorporation or bylaws of either the Parent or the Purchaser, (ii) violate, conflict with or result in a breach of any terms, conditions or provisions of, or constitute a default (with or without notice or the lapse of time, or both) under, or give rise to any right of termination, cancellation, or acceleration of any obligation or the loss of any benefit under, or require a consent pursuant any of the terms, provisions, or conditions of any material loan or credit agreement, note, bond, mortgage, indenture, deed of trust, license, agreement, contract, lease, Permit, concession, franchise, plan or other instrument or obligation to which the Parent or the Purchaser is a party or by which any of their respective assets or properties is bound, (iii) require any filing by the Parent or the Purchaser with, or Permit, or Consent of, any Governmental Entity other than the Regulatory Filings, or (iv) conflict with or violate any judgment, order, writ, Injunction, decree, or Law applicable to the Parent, or any of its properties or assets; except in the case of clause (ii), (iii) or (iv) for such violations, breaches or defaults which would not, individually or in the aggregate, impair the ability of each of the Parent or the Purchaser to perform its obligations under this Agreement, as the case may be, or prevent or materially delay the consummation of any of the Transactions.

5.3 Information in the Proxy Statement. None of the information supplied by the Parent or the Purchaser in writing expressly for inclusion or incorporation by reference in the Proxy Statement (or any amendment thereof or supplement thereto), if necessary, will at the date mailed to stockholders of the Company and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

5.4 Brokers. No broker, investment banker, financial advisor or other Person, other than Halyard Capital Advisors, LLC, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Parent or the Purchaser.

5.5 Financing. The Purchaser has delivered to the Company a true and complete copy of the commitment letter from the Parent’s lender to provide the necessary financing for the Transactions, and the Parent is not aware of any reasons why such financing will not be available at the Effective Time. Irrespective of any such commitment letter or the terms thereof, at the Effective Time, the Parent and the Purchaser shall have sufficient cash, available lines of credit, or other sources of immediately available funds to enable the Purchaser to pay the aggregate Merger Consideration.

5.6 Litigation. There is no suit, claim, action, proceeding, including, without limitation, arbitration proceeding or alternative dispute resolution proceeding, or investigation instituted or pending or, to the Knowledge of the Parent, threatened against, affecting or naming as a party thereto the Parent or the Purchaser, or against their respective businesses or assets that, individually or in the aggregate, are or would materially impede, delay, or impair the consummation of the Transactions.

5.7 Not an Interested Stockholder. Neither the Parent nor the Purchaser nor any of their respective Affiliates is an “interested stockholder” (as such term is defined in Section 203 of the DGCL) of the Company.
5.8 Ownership of Company Stock.  Neither the Parent nor the Purchaser nor any of their respective Affiliates beneficially owns any shares of Company Stock.

ARTICLE 6

Conduct of Business Pending the Merger

6.1 Interim Operations of the Company. During the period from the date of this Agreement until the earlier of termination of this Agreement or the Effective Time, unless the prior written consent of the Parent shall have been obtained (which consent shall not be unreasonably withheld, conditioned, or delayed), and except (i) as expressly contemplated or permitted by this Agreement or (ii) is required by applicable Law (including any compliance by the Company’s directors with their fiduciary duties), the Company covenants and agrees that:

(a) the business of the Company and the Company Subsidiaries shall be conducted only in the ordinary course of business, and each of the Company and the Company Subsidiaries shall use its commercially reasonable efforts to maintain and preserve intact its present business organization, assets, properties and all material insurance of the type described in Section 4.16 hereof and maintain its rights and franchises and maintain good relations with customers, suppliers, employees, contractors, distributors and others having business dealings with it;

(b) neither the Company nor any Company Subsidiary shall, directly or indirectly, (i) amend their respective certificates or articles of incorporation or bylaws or similar organizational documents; or (ii) split, combine or reclassify the outstanding Common Stock or any outstanding capital stock of the Company or any Company Subsidiary;

(c) neither the Company nor any Company Subsidiary shall: (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock (other than dividends and distributions by a direct or indirect wholly-owned Company Subsidiary to its parent); (ii) except upon the exercise of the Options or upon the exercise of any other rights to purchase Common Stock outstanding on the date hereof (including, the rights granted under the ESPP through the date of this Agreement), issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants or rights of any kind to acquire, any shares of capital stock of the Company or any Company Subsidiaries (including treasury shares); (iii) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any of its material assets, or incur or modify any material indebtedness or other liability, other than in the ordinary course of business; or (iv) redeem, purchase or otherwise acquire any shares of its capital stock, or enter into any transaction or instrument which includes a right to acquire such shares except (A) from holders of Options in full or partial payment of the exercise price payable by such holder upon exercise of Options to the extent required or permitted under an Option Plan, or (B) from former employees, directors, and consultants pursuant to agreements providing for the repurchase of their shares at the original issue price in connection with the termination of their services to the Company or any Company Subsidiary;

(d) except as required to comply with applicable Law or agreements, plans or arrangements existing on the date hereof or permitted to be entered into pursuant to the terms of this Agreement, including without limitation, Section 7.11(f) hereof, neither the Company nor any Company Subsidiary shall (i) change the compensation or benefits payable or to become payable to any of its directors, officers or employees (other than increases in wages to employees who are not directors or Affiliates in the ordinary course of business, but in any event not to exceed $300,000 in the aggregate), (ii) enter into or amend any employment, severance, consulting, termination, pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement (except for new hire employees and promotions in the ordinary course of business whose annual salary does not exceed $150,000) or make loans to any directors, officers, employees, or Affiliates of the Company or any Company Subsidiary or change its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise, other than such actions taken in the ordinary course of business; provided, however, that, in the event that the Merger has not been consummated by the close of business on July 31, 2007, the Company shall be permitted to implement new “management by objective” plans with or for its employees consistent with past practice except that such plans (A) shall be in effect only for the quarter ending on September 30, 2007, as opposed to a full year, and (B) shall be designed such that the expected benefits shall not exceed the benefits provided by such plans in the same quarter of the prior fiscal year when considered in the aggregate;

(e) neither the Company nor any Company Subsidiary shall pay or arrange for payment of any pension, retirement allowance or other employee benefit to any officer, director, employee or Affiliate or pay or make any arrangement for payment to any officers, directors, employees or Affiliates of the Company of any amount relating to unused vacation days, except for payments, arrangements for payments and accruals made in the ordinary course of business, pursuant to benefits or other such plans in effect as of the date hereof as enforced consistent with past practices or as otherwise required by applicable Law;

(f) except in the ordinary course of business, neither the Company nor any Company Subsidiary will, in any material respect, modify, amend or terminate any contract or agreement (other than contracts or agreements with customers) providing for aggregate payments by or to the Company of $250,000 or more, or waive, release or assign any material rights or claims under any of such contracts or agreements;

(g) neither the Company nor any Company Subsidiary shall: (i) incur, become liable for, agree to become liable for, or assume (x) any long-term indebtedness or any short-term indebtedness (which shall not include trade payables) or (y) any Off-Balance Sheet Financing Transactions; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, other than in the ordinary course of business; (iii) make any loans, advances or capital contributions to, or investments in, any other Person (including, without limitation by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets or property, any Person (other than to or from a Company Subsidiary or which are immaterial in amount and other than investments in short term money market instruments or commercial paper, or otherwise as set forth on Section 6.1(g)(iii) of the Company Disclosure Schedule); or (iv) acquire (by merger, consolidation or acquisition of stock or assets) any Person or division thereof or any equity interest therein or otherwise acquire direct or indirect control of any Person;

(h) subject to any duty imposed by Law, neither the Company nor any Company Subsidiary shall enter into or modify any collective bargaining agreement or any successor collective bargaining agreement to any collective bargaining agreement other than in the ordinary course of business;

(i) the Company and each Company Subsidiary shall timely and properly file, or timely and properly file requests for extensions to file, all federal, state, local and foreign Tax Returns which are required to be filed, and pay or make provision for the payment of all Taxes owed by them;

(j) neither the Company nor any Company Subsidiary will (i) materially change any of the accounting methods used by it except for such changes required by GAAP or (ii) except to the extent occurring in the ordinary course of business, make any Tax election or change any Tax election already made, adopt any Tax accounting method, change any Tax accounting method, enter into any closing agreement or settle any material claim or material assessment relating to Taxes or consent to any material claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;

(k) subject to Section 6.1(o) hereof, neither the Company nor any Company Subsidiary will pay, discharge or satisfy any claims, liabilities or obligations (whether absolute, accrued, contingent or otherwise) in excess of $250,000, other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business, or claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company;

(l) neither the Company nor any Company Subsidiary will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger);

(m) neither the Company nor any Company Subsidiary shall make any capital expenditure in excess of $250,000;

(n) neither the Company nor any Company Subsidiary shall sell, pledge, assign, lease, license, mortgage or otherwise encumber or subject to any Lien (other than a Permitted Liens) or otherwise dispose of any of its material properties or assets (including the Company Intellectual Property), except for sales, leases, licenses or encumbrances of its properties or assets in the ordinary course of business and Liens for Taxes not yet due and payable; provided, however, that notwithstanding the foregoing, in no event shall the Company or any Company Subsidiary transfer, assign, or otherwise dispose of a License installment receivable under any contract, arrangement, or understanding whether now existing or existing hereafter;

(o) Other than in the ordinary course of business, commence any action, suit, proceeding, or litigation other than in the ordinary course of business or settle any action, suit, proceeding, or litigation involving any liability of the Company for money damages exceeding $100,000 or restrictions upon the operations of the Company or any Company Subsidiary; and

(p) neither the Company nor any Company Subsidiary will enter into any agreement, contract, commitment or arrangement to do any of the foregoing.

Notwithstanding the foregoing, the parties shall cooperate and establish procedures and limitations to ensure that the Company would not be required to take any action as a result of the Transactions that would reasonably be expected to contravene any applicable Law (including, without limitation, the HSR Act).

6.2 No Solicitation.

(a) The Company agrees that it shall immediately cease and cause to be terminated all existing discussions, negotiations and communications with any Persons with respect to any Acquisition Proposal. From and after the date of this Agreement and until the earlier of termination of this Agreement or the Effective Time, the Company shall not and shall not authorize or permit its officers, directors, employees, investment bankers, attorneys, accountants or other agents (collectively, “Representatives”) to directly or indirectly:

(i) initiate, solicit or knowingly encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or which would be reasonably likely to lead to any third-party Acquisition Proposal; or

(ii) enter into any agreement with respect to any Acquisition Proposal; or

(iii) in the event of an unsolicited Acquisition Proposal, engage in negotiations or discussions with, or provide any information or data to, any Person (other than Parent or any of its Affiliates or representatives) relating to an Acquisition Proposal.

The Company shall promptly, and in any event within two (2) Business Days, notify the Parent if any inquiries or proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Company or its Representatives, in each case, in connection with an Acquisition Proposal (an “Acquisition Proposal Interest”). Such notice shall identify the Person indicating such Acquisition Proposal Interest and the material terms and conditions of any such Acquisition Proposal.

Notwithstanding the foregoing, nothing contained in this Section 6.2(a) shall prohibit the Company or its board of directors from taking (and disclosing to the Company’s stockholders) any position with respect to a tender or exchange offer by a third party in compliance with Rules 14d-9 or 14e-2 under the Exchange Act or making such other disclosures to the Company’s stockholders if, in the good faith judgment of the board of directors of the Company, after consultation with outside legal counsel, such disclosure is necessary for the board of directors of the Company to comply with its fiduciary duties.

As used in this Agreement, “Acquisition Proposal” means any proposal or offer relating to any transaction or series of related transactions (other than the Transactions) involving any (A) acquisition or purchase from the Company by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, referred to herein as a “Group”) of more than a 25% interest in the total outstanding voting securities of the Company or any Company Subsidiary, or (B) exchange or tender offer involving the Company which, if consummated, would result in any Person beneficially owning 25% or more of any class of outstanding voting securities of the Company, or (C) merger, consolidation, business combination or similar transaction involving the Company, or (D) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 25% of the business or assets of the Company, or (E) any dissolution or liquidation of the Company, or (F) any other transaction similar to the foregoing with respect to the Company or any Company Subsidiary.

(b) Notwithstanding Section 6.2(a) hereof, prior to receipt of the approval of the stockholders of the Company to this Agreement and the Merger, the Company may furnish, pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement (subject to applicable Law, including without limitation the fiduciary obligations of the board of directors of the Company), information concerning its business, properties or assets and such other information as it deems relevant to any Person making an Acquisition Proposal that did not result from a breach of this Agreement and that the board of directors of the Company determines in good faith (after consultation with outside counsel and its financial advisors) could be reasonably expected to lead to a Superior Proposal, and may negotiate and participate in discussions and negotiations with such Person concerning such Acquisition Proposal if in the good faith opinion of the board of directors of the Company, after consultation with outside legal counsel to the Company, it is determined that providing such information or access or engaging in such discussions or negotiations is in the best interests of the Company and its stockholders and necessary in order for the board of directors of the Company to discharge its fiduciary duties to the Company’s stockholders under applicable Law. The Company shall notify the Parent of such determination relating to a potential Superior Proposal and shall promptly provide to the Parent any material non-public information regarding the Company provided to any other party, which was not previously provided to the Parent.

As used herein, the term “Superior Proposal” shall mean a bona fide, written Acquisition Proposal made by such entity or group on an unsolicited basis, and in the absence of any violation of this Section 6.2 by the Company, which the board of directors determines, in good faith after consultation with its legal and financial advisors, is (i) not subject to any condition related to financing or, if so subject, that the board of directors of the Company has determined in its good faith judgment that it is reasonably likely to be financed, (ii) reasonably likely to be consummated (taking into account the legal aspects of the Acquisition Proposal, the Person making the Acquisition Proposal and approvals required in connection therewith), and (iii) more favorable (taken as a whole) than the Merger Consideration to the Company's stockholders from a financial point of view; provided, that a Superior Proposal may be subject to customary conditions.

(c) Except as set forth in this Sections 6.2(c), neither the board of directors of the Company nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Transactions, to the Parent or to the Purchaser, the approval or recommendation by the board of directors of the Company of this Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend, any Acquisition Proposal, or (iii) enter into any agreement with respect to any Acquisition Proposal.

Notwithstanding the foregoing, prior to the earlier of the termination of this Agreement or the Effective Time, the board of directors of the Company may (subject to the terms of this and the following sentence) withhold, withdraw or modify its approval or recommendation of this Agreement and the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case at any time after the third Business Day following the Company’s delivery to the Parent of a notice of its determination that an Acquisition Proposal constitutes a Superior Proposal (a “Superior Proposal Notice”); provided, however, that the Company shall not terminate this Agreement and enter into an agreement with respect to a Superior Proposal unless (i) prior to any such termination the Company has provided the Parent with a Superior Proposal Notice with respect to such Superior Proposal as aforesaid, (ii) within a period of three Business Days following the delivery of the Superior Proposal Notice, the Parent does not propose to amend this Agreement or enter into an alternative transaction, in either case which the board of directors of the Company determines in its good faith judgment in consultation with its legal and financial advisors to be as favorable to the Company’s stockholders, from a financial point of view, as such Superior Proposal, and (iii) at least three full Business Days after the Company has provided the Superior Proposal Notice, the Company delivers to the Parent a written notice of termination of this Agreement pursuant to this Section 6.2(c) and payment of the Termination Fee in accordance with Section 9.2 of this Agreement.

6.3 SEC Reports. The Company shall file in a timely manner all reports, forms, filings, registration statements, and other documents (including, but not limited to, all exhibits, post-effective amendments and supplements thereto) required to be filed by it under the Exchange Act (including, but not limited to, any applicable reports on Form 8-K) between the date of this Agreement and the Effective Date. If financial statements are contained in any reports filed with the SEC, such financial statements will present fairly, in all material respects, the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity, and cash flows for the periods then-ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments and except for the permissible absence of footnote disclosure in unaudited financial statements). As of their respective dates, such reports filed with the SEC will comply as to form in all material respects with the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 7

Additional Agreements

7.1 Agreements as to Efforts to Consummate; Consents and Approvals. Subject to the terms and conditions of this Agreement and applicable Law, each of the parties hereto agrees to use, and cause its Subsidiaries, if any, to use, its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective the Transactions as expeditiously as practicable after the date of this Agreement and, without limitation, shall:

(a) prepare and file all forms, registrations, and notices required to be filed to consummate the Transactions and the taking of such action necessary to obtain in a timely manner all necessary Permits and Consents by third parties and Governmental Entities;

(b) lift or rescind any judgment, order, writ, Injunction, or other decree adversely affecting the ability of the parties to consummate the Transactions;

(c) comply promptly with all applicable Laws and legal requirements which may be imposed on it with respect to this Agreement and the Transactions (which actions shall include, without limitation, furnishing all information required under and in connection with approvals of or filings with any Governmental Entity);

(d) cooperate with and, subject to such confidentiality agreements as may be reasonably necessary or requested, furnish information to each other or their respective counsel in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with this Agreement and the Transactions;

(e) obtain (and cooperate with each other in obtaining) any Permits or Consents from any Governmental Entity or any other public or private third party required to be obtained or made by the Parent, the Purchaser, the Company or any of their respective Subsidiaries in connection with the Transactions or the taking of any action contemplated thereby or by this Agreement;

(f) consult with the other parties hereto with respect to, provide any necessary information with respect to and, subject to applicable Law, provide the other parties hereto (or their respective counsel) with copies of, all filings made by such parties with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the Transactions;

(g) inform the other parties hereto of any communication, written or oral, from any Governmental Entity regarding the Transactions, unless prohibited by applicable Law;

(h) if any party hereto or Affiliate thereof, as their Representative, receives a request from any such Governmental Entity for additional information or documentary material with respect to the Transactions, endeavor in good faith to make, or cause to be made, as promptly as practicable and after consultation with the other party, an appropriate response in compliance with such request;

(i) cause to be satisfied the conditions in Article 8 hereto; and

(j) all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions.

7.2 Notification of Certain Matters; Current Information.

(a) The Company shall give prompt notice to the Parent and the Parent shall give prompt notice to the Company (in each case, to the extent such party has Knowledge thereof), of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, would cause any condition set forth in Article 8 hereof to not be satisfied at any time from the date hereof until the earlier of termination of this Agreement or the Effective Time, and (ii) any material failure of the Company, the Purchaser or the Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.2 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the representations or warranties of the parties or the conditions to the obligations of the parties hereto; provided, further, that failure to give such notice shall not be treated as a breach for purposes of 9.1 unless the failure to give such notice results in material prejudice to the other party.

(b) Subject to applicable Law, the Company shall promptly notify the Parent of (i) any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Entity, or (ii) the institution or the threat of material action, suit, claim, or proceeding involving such party.

7.3 Access. From the date hereof until the earlier of termination of this Agreement or the Effective Time, upon reasonable notice and subject to applicable Law, the Company shall, and shall cause each of the Company Subsidiaries to, afford to the officers, employees, accountants, counsel, financing sources and other representatives of the Parent and the Purchaser reasonable access, during normal business hours and in a manner that does not disrupt or interfere with business operations to all of its properties, books, contracts, commitments, records, officers and employees, and all other interests concerning it and its business, assets, properties or condition (financial or otherwise) and, during such period, the Company shall (and shall cause each of the Company Subsidiaries to) furnish promptly to the Parent and the Purchaser (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities Laws or the securities Laws of any other jurisdiction, and (b) such other information concerning its business, properties and personnel as the Parent or the Purchaser may reasonably request. Notwithstanding anything contained herein to the contrary, the parties shall cooperate and establish procedures and limitations to ensure that the Company would not be required to permit any inspection, or to disclose any information, that would reasonably be expected to (i) contravene any applicable Law (including, without limitation, the HSR Act) or applicable contract or agreement entered into prior to the date of this Agreement, or (ii) jeopardize the attorney-client privilege or the attorney work product doctrine.

7.4 Confidentiality. Except as otherwise agreed to in writing or as otherwise required by applicable Law or regulation (including Nasdaq and NASD rules), until the Effective Time, the Parent and the Purchaser will be bound by, and all information received by the Parent or its representatives pursuant to Section 7.3 shall be subject to, the terms of the confidentiality agreement, dated February 13, 2007, entered into by and between the Parent and the Company (as may be amended from time to time, the “Confidentiality Agreement”). In the event this Agreement is terminated and the Merger is not consummated, the parties to this Agreement affirm their understanding that the terms of the Confidentiality Agreement shall survive such termination and shall continue in full force and effect.

7.5 [Intentionally Omitted]

7.6 Publicity. The initial press release relating to this Agreement shall be a joint press release issued by the Company and the Parent. Thereafter, so long as this Agreement is in effect, neither the Company nor the Parent, nor any of their respective Affiliates, shall issue any press release or make any other public announcement with respect to the Merger or this Agreement without first giving notice to and consulting with the other party, and considering in good faith incorporating any reasonable comments of such other party, except that a party may, without first consulting with the other party, issue a press release or make any other public announcement after receiving advice from counsel that such public statement or announcement is required by the rules of the Nasdaq or applicable Law; provided, that, such party has attempted in good faith to consult with the other party prior to issuing such press release or other public announcement but has been unable to do so in a timely manner.

7.7 Insurance and Indemnification.

(a) For a period of six years after the Effective Time, the Parent shall, or shall cause the Surviving Corporation (or any successor to the Surviving Corporation) to indemnify, defend and hold harmless the present and former directors and officers of the Company and of any Company Subsidiaries, and Persons who become any of the foregoing prior to the Effective Time (each an “Indemnified Party”) against all losses, claims, damages, liabilities, costs, fees and expenses (including reasonable fees and disbursements of counsel) and judgments, fines, losses, claims, liabilities and amounts paid in settlement incurred in connection with or arising out of any claim, action, suit, proceeding, or investigation, whether criminal, civil, administrative or investigative, arising out of any acts or omissions occurring at or prior to the Effective Time (including, without limitation, the Transactions); provided, however, that neither the Parent nor the Surviving Corporation shall be required to indemnify any Indemnified Party pursuant hereto if it shall be determined by a court of competent jurisdiction that the Indemnified Party acted in bad faith or, with respect to any criminal action or proceeding, that the Indemnified Party did not have reasonable cause to believe that its conduct was lawful, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law. The Parent also shall advance expenses incurred promptly upon (but in any event with ten days following) receipt of statements therefor from any Indemnified Party; provided that the Person to whom such advances are made provides an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such Person is not entitled to indemnification. The Parent and the Company agree that in the event any claim, action, suit, proceeding, or investigation is asserted, commenced, or made within the six-year period contemplated by this Section 7.7, all rights to indemnification in respect of any such claim, action, suit, proceeding, or investigation shall continue until disposition of any and all such claims.

(b) The Parent agrees that all rights to indemnification and advancement of expenses existing in favor of, and all limitations on the personal liability of, the present or former directors or officers of the Company or any Company Subsidiary as provided in the Company’s Certificate of Incorporation or Bylaws, the Certificate or Articles of Incorporation, as the case may be, bylaws or similar documents of any of the Company’s Subsidiaries, or any agreements as in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect. The Parent agrees to cause the Surviving Corporation to comply fully with its obligations hereunder and thereunder.

(c)(i) The Parent or the Surviving Corporation shall maintain the Company’s existing officers’ and directors’ liability insurance (“D&O Insurance”) for a period of not less than six years after the Effective Time; provided, however, that the Parent may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to such former directors or officers; provided, further, that if the existing D&O Insurance expires or is terminated or cancelled during such period, then the Parent or the Surviving Corporation shall obtain substantially similar D&O Insurance on terms at least as favorable to such former directors or officers.

(ii) Notwithstanding the provisions of Section 7.7(c)(i) above, the Company may at its option, in lieu of complying with the provisions of Section 7.7(c)(i), purchase an extended reporting period endorsement (the “Policy Extension”) under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers which shall provide such directors and officers with coverage for six years following the Effective Time, which policy shall provide coverage amounts, terms, and conditions which are no less favorable to the insured Persons than the directors’ and officers’ liability insurance coverage currently maintained by the Company with respect to acts or omissions occurring prior to or at the Effective Time. The Parent shall take any and all actions necessary or advisable to maintain such Policy Extension, and shall so maintain such Policy Extension, on the terms so purchased and shall not modify or amend the terms thereof in any manner.

(d) In the event the Parent, the Surviving Company, or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Parent assume the obligations set forth in this Section 7.7.

(e) The Parent shall unconditionally guarantee the timely payment of all funds owing by, and the timely performance of all other obligations of, the Surviving Corporation under this Section 7.7. From and after the Effective Time, the Parent shall, and shall cause the Surviving Corporation to, pay all expenses, including reasonable attorneys’ fees that may be incurred by the Indemnified Parties in enforcing their indemnity rights and other rights provided in this Section 7.7.

7.8 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall use its commercially reasonable efforts to enforce and shall not terminate, amend, modify or waive (except in accordance with the terms of the applicable agreement) any standstill provision of any confidentiality or standstill agreement between the Company or its Representatives and other parties entered into prior to the date hereof, subject to applicable Law, including without limitation the fiduciary obligations of the board of directors of the Company.
7.9 State Takeover Laws. If any state takeover statute or similar Laws becomes or is deemed to become applicable to the Company or the Merger, then the Company’s board of directors shall, subject to its fiduciary duties as advised of the same by its counsel, take all reasonable action necessary to render such statute inapplicable to the foregoing.

7.10 Stockholder Solicitation and Approvals.

(a) As soon as practicable after the execution of this Agreement, and subject to the terms of this Agreement, including, without limitation, Section 6.2 hereof, the Company shall:

(i) duly call, give notice of, convene and hold a special meeting of its stockholders (the “Special Meeting”), as promptly as practicable for the purpose of considering and taking action upon the approval of the Merger and the adoption of this Agreement;

(ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and use its commercially reasonable efforts to obtain and furnish the information required by the rules and regulations of the SEC to be included in the proxy statement and, after consultation with the Purchaser and the Parent, respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (together with any supplements thereto, the “Proxy Statement”) to be mailed to its stockholders;

(iii) include in the Proxy Statement the recommendation of the Company’s board of directors that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement; and

(iv) use all commercially reasonable efforts to solicit from holders of Common Stock proxies in favor of the Merger and take all actions reasonably necessary or, in the reasonable opinion of the Purchaser, advisable to secure the approval of stockholders required by the DGCL, the Company’s Certificate of Incorporation, and any other applicable law to effect the Merger.

(b) The Parent agrees promptly to provide the Company with all information regarding the Parent and the Purchaser required to be included in the Proxy Statement, and to otherwise cooperate with the Company in the preparation of the Proxy Statement and other necessary proxy solicitation materials of the Company with respect to the Merger.

7.11 Employee Benefits.

(a) For a period of six months following the Effective Date of this Agreement, the Parent shall provide a notice of termination to any employee of the Company or a Company Subsidiary which notice shall not be less than the greater of (i) that which is required by applicable Law, (ii) two months for U.S. employees who have less than 5 years service, (iii) three months for U.S. employees who have more than 5 but less than 10 years service, and four months for U.S. employees with more than 10 years service.

(b) The Parent agrees to cause the Company or the Surviving Corporation, as the case may be, to honor all contracts and agreements of the Company or any of the Company Subsidiaries, in accordance with their terms, which are applicable with respect to any employee, officer, director or executive or former employee, officer, director, or executive of the Company or of any Company Subsidiary, including without limitation as contemplated by Section 7.11(f) hereof. Notwithstanding the provisions of this Section 7.11 or any other provision of this Agreement, the ability or right of the Company, the Surviving Company or any Company Subsidiary to terminate the employment of any of their respective employees after the Closing Date shall not be limited or restricted in any way (subject to any rights of any such employees pursuant to any contract, agreement, arrangement, policy, plan or commitment). Notwithstanding anything in this Agreement to the contrary, the Parent shall cause the Surviving Corporation to pay all amounts earned by employees of the Company or any Company Subsidiary under any contract, agreement, arrangement, policy, plan or commitment to all employees who are employed by the Company on the Closing Date, and to the extent that such payments are triggered by the Closing and set forth in Section 4.20(b) of the Company Disclosure Schedule, these payments will be made simultaneously with the Closing.

(c) Except as provided in this Section 7.11, nothing in this Agreement shall limit or restrict the rights of the Parent or the Company to modify, amend, terminate or establish employee benefit plans or arrangements, in whole or in part, at any time after the Effective Time.

(d) Promptly following the execution of this Agreement, the Parent and the Company shall cooperate to communicate to employees with respect to the post-Merger employee compensation and benefits. Without the prior approval of the Parent, the Company shall not, during the period prior to the Effective Date, make any written or other communication to its employees relating to post-Merger employee compensation or benefits in a manner designed to increase the compensation and benefits communicated in accordance with the prior sentence.

(e) From and after the Effective Time, the Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, provide each employee of the Parent or the Surviving Corporation or their respective Subsidiaries who shall have been an employee of the Company or any Company Subsidiary immediately prior to the Effective Time (“Continuing Employees”), for so long as such Continuing Employees remain so employed, health and welfare benefits that are no less favorable, in the aggregate, than those provided to similarly situated employees of the Parent and its Subsidiaries under the Parent Employee Plans (as defined below). Following the Effective Time, the Parent will give each Continuing Employee full credit for prior service with the Company or any Company Subsidiary as if such service was service with the Parent for purposes of (w) eligibility and vesting under any Parent Employee Plans, (x) determination of benefit levels under any Parent Employee Plan or policy relating solely to vacation or severance and (y) determination of “retiree” status under any Parent Employee Plan, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such credit would result in a duplication of benefits. In addition, the Parent shall waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Parent and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs. For purposes of this Agreement, the term “Parent Employee Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is a defined contribution plan, any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written plan generally made available to similarly situated employees of Parent in the ordinary course of business by the Parent or any of its Subsidiaries or any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (C) an affiliated service group (as defined in Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Parent or a Subsidiary of the Parent; provided, however, that for the avoidance of doubt, the term “Parent Employee Plan” shall not include any defined benefit pension plan or any plan providing for post-retirement medical or other welfare benefits.

(f) Simultaneously with the Closing, and subject thereto, the Company (or the Surviving Corporation, as applicable) shall make lump sum cash payments to the employees of the Company identified by the Company in an aggregate amount not to exceed $800,000.

7.12 Stockholder Litigation. The parties will discuss with each other any stockholder litigation relating to the Transactions.

7.13. FIRPTA Certificate.  On or prior to the Effective Date, the Company shall deliver to the Parent a properly executed statement certifying that the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

ARTICLE 8

Conditions

8.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to effect the Merger and the other Transactions shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Parent, the Purchaser and the Company, as the case may be, to the extent permitted by applicable Law:

(a) Stockholder Approval. The Merger and this Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company, to the extent required by the Certificate of Incorporation, the Bylaws of the Company, and the DGCL; provided, however, that no party to this Agreement may invoke this condition if such party has not complied with its obligations under Section 7.10 of this Agreement in any material respect;

(b) Regulatory Approval. Other than the filing of the Certificate of Merger, all material Consents of, filings and registrations with, and notifications to, all Governmental Entities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Governmental Entities which is necessary to consummate the Transactions shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of assets or properties) which in the reasonable judgment of the board of directors of either party would so materially adversely impact the economic or business benefits of the Transactions that the same would have a Material Adverse Effect on the party subject to such Consent; and

(c) Legal Proceedings. No Governmental Entity of competent jurisdiction shall have issued any injunction, order, decree, ruling, or other legal restraint or prohibition, whether temporary, preliminary, or permanent (an “Injunction”) which is in effect and has the effect of preventing the consummation of the Merger or any of the Transactions, nor shall any action or proceeding have been commenced by any Governmental Entity and be pending for the purposes of obtaining an Injunction. No Law, judgment, order, Injunction, writ, or decree shall have been enacted, entered, promulgated, or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

8.2 Conditions to Obligations of the Parent and the Purchaser to Effect the Merger. The obligations of the Parent and the Purchaser to perform this Agreement and to consummate the Merger and the other Transactions are subject to the satisfaction of the following additional conditions, unless waived by the Parent:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true and correct in all respects as of the date of the date of this Agreement and as of the Closing Date, as if made at and as of such date or time, except to the extent expressly made as of an earlier date, in which case as of such earlier date or time, and except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(b) Performance of Covenants and Agreements. The agreements and covenants of the Company to be performed or complied with pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Consents and Approvals. The Company shall have obtained any and all Consents (other than those referred to in Section 8.1(b) of this Agreement) required for consummation of the Merger and the other Transactions, or for preventing any default under any agreement, contract, other instrument or Permit to which the Company is a party, which, if not obtained or made, is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company or the Surviving Corporation after the Effective Time, as the case may be.

(d) Certificates. The Company shall have delivered to the Parent (i) a certificate, dated as of the date of Closing, signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections 8.2(a), 8.2(b), 8.2(c), and 8.2(e) of this Agreement have been satisfied, and (ii) copies of all documents that the Parent may reasonably request relating to the existence of the Company and certified copies of resolutions or written consents duly adopted by the board of directors of the Company and any Company Subsidiary evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the Transactions, all in such reasonable detail as the Parent and its counsel may request.

(e) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any events or changes which, individually or in the aggregate, have had or would have a Material Adverse Effect on the Company;

(f) Options, RSUs, Option Plans and ESSP. All outstanding Options and RSUs shall be cancelled or redeemed, all of the Share Option Plans and the ESSP shall have been terminated, and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect to the capital stock of the Company or any Company Subsidiary shall have been cancelled.

(g) Opinion of Counsel. The Parent shall have received a written opinion of counsel to the Company, dated as of the Closing, containing such opinions as may be reasonably requested by the Parent.

(h) Voting Agreements. Each stockholder identified in Annex I shall have delivered a Voting Agreement on the date hereof and shall have complied with and not be in breach of, their respective obligations under the terms of the Voting Agreement, and all of the Common Stock subject to a Voting Agreement shall have been voted in favor of the approval and adoption of this Agreement and the Merger (which vote shall not have been revoked).

8.3 Conditions to Obligation of the Company to Effect the Merger.  The obligations of the Company to perform this Agreement and consummate the Merger and the other Transactions are subject to the satisfaction of the following conditions, unless waived by the Company:

(a) Representations and Warranties. The representations and warranties of the Parent and the Purchaser set forth in this Agreement disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true and correct in all respects as of the date of the date of this Agreement and as of the Closing Date, if made at and as of such date or time, except to the extent expressly made as of an earlier date, in which case as of such earlier date or time, and except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect on the Parent or the Purchaser.

(b) Performance of Covenants and Agreements. The agreements and covenants of the Parent and the Purchaser to be performed or complied with pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with in all respects.

(c) Consents and Approvals. The Purchaser shall have obtained any and all Consents (other than those referred to in Section 8.1(b) of this Agreement) required for consummation of the Merger and the other Transactions.

(d) Payment of Consideration. The Parent shall have delivered to the Paying Agent the aggregate Merger Consideration with respect to the Common Stock and the Restricted Shares and the aggregate amount payable with respect to Options and RSUs pursuant to the terms of Section 3.6 of this Agreement.

ARTICLE 9

Termination

9.1 Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by action taken or authorized by the board of directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

(a) by mutual written consent of the Parent and the Company; or

(b) by either the Parent or the Company: (i) in the event of an inaccuracy of any representation or warranty of the other party contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice of such inaccuracy and which inaccuracy would provide the terminating party with the ability to refuse to consummate the Merger under applicable standard set forth in Section 8.2(a) of this Agreement in the case of the Company and 8.3(a) in the case of the Parent (provided that the terminating party is not then in material breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.2(a) of this Agreement in the case of the Company and Section 8.3(a) in the case of the Parent, or in material breach of any covenant or other agreement contained in this Agreement), or (ii) in the event of a material breach by the other party of the covenants, agreements, or obligations contained in this Agreement which breach cannot be or has not been cured within thirty (30) days after giving of written notice to the breaching party of such breach; or

(c) by either the Parent or the Company, in the event (i) any material Consent of any Governmental Entity required for consummation of the Merger and the other Transactions shall have been denied by a final nonappealable action of such Governmental Entity or if such action taken by such Governmental Entity is not appealed within the time limit for appeal, or (ii) the stockholders of the Company fail to vote in favor of adoption of this Agreement as required by applicable Law at the Special Meeting where this Agreement is presented to the stockholders for adoption and voted upon; or

(d) by either the Parent or the Company, in the event that the Merger shall not have been consummated by September 30, 2007 (the “Outside Termination Date”); provided, however, that in the event there is issued a “second request” under the HSR Act or a similar request or investigation is made in connection with the review by any Governmental Entity of the Transactions under any other comparable Law of foreign jurisdictions, such date shall be extended to November 30, 2007; provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by the Outside Termination Date (as may be so extended);

(e) by the Parent or the Company (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 8.2(a) of this Agreement in the case of the Company and Section 8.3(a) in the case of the Parent or in material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the Outside Termination Date; or

(f) By the Parent, if (i) the Company’s board of directors shall have withdrawn, modified, or changed its recommendation to its stockholders with respect to approval of this Agreement, or the Merger in a manner adverse to the Transactions or to the Parent or to the Purchaser, (ii) the Company enters into a definitive agreement or the Company’s board of directors shall have approved or recommended any proposal other than by the Parent or the Purchaser in respect of an Acquisition Proposal, (iii) the Company’s board of directors or any committee thereof resolves to take any of the actions described in Sections 9.1(f)(i) or (ii) of this Agreement, (iv) the Company shall have failed to affirm its recommendation to stockholders in respect of the Transactions within eight Business Days of a request to do so by the Parent, or (v) the Company shall have materially violated or breached any of its obligations under Section 6.2 of this Agreement; or

(g) by the Company at any time prior to the receipt of the approval of the Merger by the Company’s stockholders, pursuant to and in compliance with Section 6.2(c) of this Agreement; provided, however, that the Company makes the payment of the Termination Fee in accordance with Section 9.2(b) of this Agreement.

9.2 Effect of Termination.

(a) In the event of the termination and abandonment of this Agreement as provided in Section 9.1, this Agreement shall become void and have no effect and no party shall have any liabilities or obligation to the other parties hereto with respect to this Agreement, except that (i) the provisions of Section 7.4, Article X, and this Section 9.2 shall survive any termination and abandonment, (ii) in the case of Section 9.2, the provisions thereof shall be the exclusive remedies of the parties hereto, other than willful breach of this Agreement, and other than as set forth in this Section 9.2 and (iii) nothing herein shall relieve any party from liability for any willful breach of any representation, warranty, covenant, or agreement of such party contained in this Agreement.

(b) The Company shall pay to the Parent a termination fee equal to Six Million Dollars ($6,000,000) (the “Termination Fee”):

(i) if the Parent shall have terminated this Agreement pursuant to any of the Sections 9.1(f)(i), 9.1(f)(ii), 9.1(f)(iii), or 9.1(f)(iv);

(ii) if the Parent shall have terminated this Agreement pursuant to Section 9.1(f)(v);

(iii) if the Parent shall have terminated this Agreement pursuant to Sections 9.1(b), 9.1(c)(ii), 9.1(d), or 9.1(e) and (A) prior to or at the time of such termination, a third party has publicly announced an intention to make (whether or not conditional) an Acquisition Proposal to the Company or any of its Subsidiaries or to any of its Representatives, the consummation of which would constitute an Acquisition Event (as defined below), and (B) within twelve (12) months following the termination of this Agreement, an Acquisition Event with such third party or its Affiliates is consummated or the Company enters into a definitive agreement with such third party or its Affiliates providing for an Acquisition Event;

(iv) if the Company shall have terminated this Agreement pursuant to Sections 9.1(g); or

(v) if the Company shall have terminated this Agreement pursuant to Sections 9.1(c)(ii) or 9.1(d) and, prior to or at the time of such termination, (A) a third party has publicly announced an intention to make (whether or not conditional) an Acquisition Proposal to the Company or any of its Subsidiaries or to any of its Representatives, the consummation of which would constitute an Acquisition Event (as defined below), and (B) within twelve (12) months following the termination of this Agreement, an Acquisition Event with such third party or its Affiliates is consummated or the Company enters into a definitive agreement with such third party or its Affiliates providing for an Acquisition Event.

(c) The Termination Fee shall be payable by wire transfer to such account as the Parent may designate in writing to the Company:

(i) in the case of Sections 9.2(b)(i), (ii), or (iv), within two Business Days of the termination of this Agreement; and

(ii) in the case of Sections 9.2(b)(iii) or (v), within two Business Days after the earlier of the consummation of such Acquisition Event or the entry by the Company into such definitive agreement.

(d) For purposes of this Agreement, the term “Acquisition Event” shall mean any of the following transactions (other than the Transactions):

(i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction,

(ii) a sale or other disposition by the Company of assets representing in excess of 50% of the aggregate fair market value of the Company’s business immediately prior to such sale, or

(iii) the acquisition by any person or Group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the Company.

(e) In the event of a termination of this Agreement by the Company pursuant to Section 9.1(b), 9.1(d), or 9.1(e) due to a breach or a default of the Parent, then the Parent shall pay to the Company an amount equal to Six Million Dollars ($6,000,000) by wire transfer to such account as the Company may designate in writing to the Parent, within two Business Days of such termination of this Agreement, provided, that nothing contained in this Section 9.2(e) or otherwise in this Agreement shall relieve the Parent or the Purchaser from liability for breach of any representation, warranty, covenant, or agreement of such party contained in this Agreement.

ARTICLE 10

General Provisions

10.1 Definitions.

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Affiliate” of any Person means (i) a Person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person, and (ii) an “associate” as that term is defined in Rule 12b-2 promulgated under the Exchange Act as in effect on the date of this Agreement.

“Antitrust Laws” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other U.S. federal, state or non-U.S. competition or antitrust Law.

“Audit” means any audit, or other examination relating to Taxes by any tax authority or any judicial or administrative proceedings relating to Taxes.

“Business Day” means any day, other than Saturday, Sunday or a federal holiday, means or days on which banks in Florida or New York are closed for business.

“COBRA” means “The Consolidated Omnibus Budget Reconciliation Act of 1986.”

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Company Financial Advisor” means Jefferies Broadview, a division of Jefferies & Company, Inc.

“Company Subsidiary” means each Subsidiary of the Company.

“Consent” means any consent, order, approval, authorization, clearance, exemption, waiver, ratification, or similar affirmation by any Person.

“Control” (including the terms “controlling”, “controlled by” and “under control”, “controlled with”, or correlative terms) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of securities, by contract, or otherwise.

“Environmental Laws” means all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state, local, and foreign agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“ERISA Affiliate” means any Person (whether incorporated or unincorporated) that together with the Company would be deemed a “single employer” within the meaning of Section 414 of the Code.

“Financial Statements” means the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents.

“Hazardous Materials” means (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil and (specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

“HSR Act” means Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Knowledge” of (i) the Company means, as of the date relating thereto, with respect to any particular matter, the actual knowledge of any Person listed on Section 10.1(a) to the Company Disclosure Schedule, and (ii) the Parent or the Purchaser means, as of the date relating thereto, with respect to any particular matter, the actual knowledge of any executive officer, the general counsel or the chairman of the board of directors of the Parent or the Purchaser, as the case may be.

“Law” means any code, law, ordinances, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its assets, properties, assets, liabilities, or business, including those promulgated, interpreted, or enforced by any Governmental Entity.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, claim, right of first refusal, preemptive right, community property right or other adverse claim of any kind in respect of such property or asset.

“Loan Properties” means any property owned, leased, or operated by the Company or any Company Subsidiary or in which the Company or any Company Subsidiary holds a security or other interest (including an interest in a fiduciary capacity) and, when required by the context, this term also includes the owner or operator of such property, but only with respect to such property.

“Material Adverse Effect” means, when used in connection with any Person, a material adverse change or effect on (a) such Person’s ability to consummate the Merger and the other Transactions without material delay or (b) the financial condition, business, properties, assets, operations or results of operations of such Person and its Subsidiaries on a consolidated basis, taken as a whole, excluding in each case, (i) any changes or effects resulting from general economic, market or political conditions, (ii) any changes or effects in the general conditions in the Person’s industry, (iii) any changes or effects resulting from business conditions in the United States generally, (iv) any changes or effects resulting from actions taken in connection with this Agreement, including without limitation, any actions or changes resulting from the public announcement or the pendency of the Transaction and any expenses incurred in connection therewith, including without limitation any loss of or adverse change in the relationship of the Company or any of the Company Subsidiaries with their respective competitors, employees, customers, distributors, licensors, partners or suppliers, and including actions of competitors or any delays or cancellations of orders for products or losses of employees, (v) any acts of God, war, armed hostilities or terrorism, (vi) any changes in the trading price or trading volume of the capital stock of the Person, as applicable (it being understood, however, that this clause shall not preclude any effect giving rise to or contributing to such changes in the trading price or trading volume of such capital stock from constituting or giving rise to a Material Adverse Effect and any such effect may be taken into account in determining whether a Material Adverse Effect has occurred), (vii) conditions in the stock markets or other capital markets or changes or effect therein, (viii) any actions taken or omitted to be taken by the Person by or at the written request or with the written consent of the other parties to this Agreement, and (ix) any changes in any applicable Law or any accounting regulations or principles. Any failure by the Company to meet any projections, forecasts, guidance, estimates, milestones, budgets or published financial or operating predictions for or during any period ending (or for which results are released) on or after the date hereof shall not in and of itself constitute a Material Adverse Effect with respect to the Company; provided, however, that with respect to the fiscal quarter of the Company ended March 31, 2007, neither the failure of the Company to meet such projections, forecasts, guidance, estimates, milestones, budgets or published financial or operating predictions, nor the circumstances giving rise to or contributing thereto, shall constitute a Material Adverse Effect with respect to the Company or be taken into account in determining whether a Material Adverse Effect with respect to the Company has occurred or shall have occurred in the future.

“Merger Consideration” means a cash amount equal to $10.05 payable for each share of Common Stock, including Restricted Shares, outstanding at the Effective Time.

“Option Plans” means the 2006 Stock Incentive Plan, the 1996 Stock Incentive Plan, and the Non-Employee Directors’ 1998 Stock Option Plan.

“ordinary course of business” means with respect to any Person, the ordinary course of business consistent in all material respects with such Person’s past practice.

“Participation Facilities” means any facility or property in which the party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Permitted Liens” means (i) Liens disclosed on the balance sheet for the most recent Financial Statements of the Company or described in the footnotes thereto or disclosed on the Company

Disclosure Schedule, (ii) Liens or imperfections of title which are not, individually or in the aggregate, material in character, amount or extent and which do not materially detract from the value or interfere with the contemplated use of the assets subject thereto or affected thereby, (iii) mechanics’, materialmen’s, carrier’s, warehousemen’s, landlord’s and similar Liens securing obligations not yet delinquent or which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Balance Sheet), or (iv) Liens for current Taxes not yet due and payable or which are being contested in good faith by any appropriate proceedings (and for which adequate accruals or reserves have been established on the balance sheet for the most recent Financial Statements of the Company).

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization, whether incorporated or unincorporated.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means with respect to any party, any corporation, partnership, limited liability company or other organization or entity, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions with respect to such organization is directly owned or controlled by such party or by any one or more of its subsidiaries, or (ii) such party or any other subsidiary of such party is a general partner or manager of a limited liability company (excluding any such partnership or limited liability company where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership or limited liability company, as the case may be).

“Taxes” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes, payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, other obligations of the same or of a similar nature to any of the foregoing which the Company or any of its Subsidiaries is required to pay, withhold or collect.

“Tax Returns” means all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to withholding and other payments to third parties.

(b) Each of the following terms shall have the meaning ascribed thereto in the Section set forth opposite such term:

Term                                               Section

Acquisition Event                                        9.2(d)
Acquisition Proposal                                       6.2(a)
Acquisition Proposal Interest                                    6.2(a)
Adjustment                                            3.3
Agreement                                            Preamble
            Balance Sheet Date                                       4.9

            Bankruptcy and Equity Exception                                  4.2(a)
Business Day                                            1.1(a)
Bylaws                                                4.1
Certificate of Incorporation                                     4.1
Certificate of Merger                                         1.3
Certificates                                             3.6(b)
Closing                                               1.2
Closing Date                                              1.2
Common Stock                                          Recitals
Company                                                Preamble
Company SEC Documents                                      4.7(a)
Company Disclosure Schedule Article                             4
Company Intellectual Property                                   4.14(a)
Company Material Contract                                    4.20
Company Software                                       4.14(d)
Company Stockholder Approval                                4.6
Confidentiality Agreement                                      7.4
Continuing Employees                                         7.11(e)
Copyrights                                             4.14(a)(iii)
DGCL                                                  Recitals
D&O Insurance                                             7.7(c)(i)
Dissenting Common Stock                                      3.5(a)
Effective Time                                           1.3
ERISA                                                 4.12(a)
ESPP                                                3.4(c)
Exchange Act                                            4.7(b)
GAAP                                                 4.8(a)
Governmental Entity                                         4.2(b)
Group                                                  6.2(a)
Indemnified Party                                          7.7(a)
Injunction                                               8.1(c)
Internet Domain Names                                       4.14(a)(iv)
Know-how                                             4.14 (a)(v)
Licenses                                                 4.14 (e)
material weakness                                         4.8(c)
Merger                                                1.1
Merger Consideration                                      3.1(c)
Off-Balance Sheet Financing Transactions                          4.10
Option(s)                                                3.4
Outside Termination Date                                    9.1(d)
Parent                                                  Preamble
Parent Employee Plan                                       7.11(e)
Patents                                                4.14(a)(ii)
Paying Agent                                            3.6(a)
        Permits                                                4.18(a)
Plans                                                4.12(a)
Policy Extension                                            7.7(c)(ii)
Proxy Statement                                         7.1(a)(ii)
Purchaser                                               Preamble
Purchaser Common Stock                                    3.1
Regulatory Filings                                        4.2(b)

            Representatives                                            6.2(a)
Restricted Share                                            3.4(b)(ii)
RSU                                                 3.4(b)(ii)
Securities Act                                            4.7(b)
Special Meeting                                            7.10(a)(i)
Superior Proposal                                         6.2(b)
Superior Proposal Notice                                     6.2(c)
Surviving Corporation                                     1.1
Termination Fee                                             9.2(b)
Trademarks                                            4.14(a)(i)
Transactions                                              1.2
Voting Agreement                                        Recitals
Voting Debt                                            4.3(a)

(c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

10.2 Fees and Expenses. Except as otherwise provided in Section 9.2(b), whether or not the Merger is consummated, each party hereto shall bear and pay its own fees, costs and expenses incident to preparing, entering into and carrying out this Agreement and to consummating the Transactions.

10.3 Entire Agreement; No Other Representations; No Third Party Beneficiaries. Except as otherwise expressly provided herein, this Agreement, which includes the Company Disclosure Schedule and the exhibits hereto, and the other agreements and instruments executed and delivered pursuant to the terms of this Agreement, together with the Confidentiality Agreement, contains the entire agreement among the parties hereto with respect to the Transactions, and such Agreement supersedes all prior arrangements or understandings with respect to the subject matter hereof, both written and oral. Nothing in this Agreement, expressed or implied, is intended to and does not confer upon any Person or the heirs, successors, or assigns of such Person, other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement and other than the Indemnified Parties referred to in Section 7.7, who shall have the right to enforce the provisions directly but who shall have no right to approve any amendments, modifications or supplements to this Agreement (including those pertaining to or affecting Section 7.7 hereof) which are approved by the parties hereto. Except as expressly stated in this Agreement, none of the parties hereto makes any agreement, covenant or representation or warranty, express or implied, to any other party hereto.

10.4 Amendment and Modification. To the extent permitted by Law, this Agreement may be amended, modified, and supplemented by a subsequent writing signed by each of the Company and the Parent upon the approval of their respective board of directors; provided, however, that the provisions hereof relating to the manner or basis in which Common Stock will be exchanged for the Merger Consideration shall not be amended, modified, or supplemented after the Special Meeting without any requisite approval of the holders of the issued and outstanding Common Stock.

10.5 Waivers. Prior to or at the Effective Time, each of the Company on the one hand and the Parent and the Purchaser on the other hand, shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other’s obligations under this Agreement, and to waive any or all of the conditions precedent to its obligations under this Agreement. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or the breach of any provision contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or the breach of any other term of this Agreement.

10.6 No Assignment. None of the parties hereto may assign any of its rights or delegate any of its obligations under this Agreement to any other Person, and any such purported assignment or delegation that is made without the prior written consent of the other parties to this Agreement shall be void and of no effect.

10.7 Notices. All notices or other communications given or made pursuant to this Agreement shall be in writing and shall be (a) delivered by registered or certified mail, return receipt requested, postage prepaid, (b) by expedited mail or package delivery service guaranteeing next Business Day delivery, or (c) delivered personally, by hand, to the Persons at the addresses set forth below (or at such other address as may be provided hereunder):

Company:

Mobius Management Systems, Inc.
120 Old Post Road,
Rye, New York 10580
Attention: Mitchell Gross, Chief Executive
Officer and President
Facsimile No.: 914-921-1360

With a copy to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attention: Ernest S. Wechsler
Facsimile No.: (212) 715-8000

Parent:

Allen Systems Group, Inc.
1333 Third Avenue South
Naples, Florida 34102
Attention: General Counsel
Facsimile No.: (239) 263-3692

With a copy to:

Carlton Fields, P.A.
Corporate Center Three at International Plaza
4221 W. Boy Scout Boulevard, 10th Floor
Tampa, FL 33607-5780
Attention: Richard A. Denmon
Phone: 813-223-7000
Facsimile: 813-229-4133

Any notice or other communications to be given or that may be given pursuant to this Agreement shall be deemed to have been given: (x) three calendar days after the deposit of such notice or communication in the United States Mail, registered or certified, return receipt requested, with proper postage affixed thereto; (y) on the first Business Day after depositing such notice of communication with Federal Express, Express Mail, or other expedited mail or package delivery service guaranteeing delivery no later than the next Business Day if next Business Day delivery service has been requested and paid for; or (z) upon delivery if hand delivered or telecopied to the appropriate address and Person as provided hereinabove or to the Person to whose attention the notice is to be given to the other parties in the manner hereinabove provided.

10.8 Governing Law; Jurisdiction.

(a) This Agreement shall in all respects be governed by and construed in accordance with the Laws of the State of Delaware, with out regard to choice of law rules or principles that would result in the application of the Laws of any other jurisdiction.

(b) Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions may be brought against any of the parties in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of Delaware. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 10.7, together with notice of such service to such party, shall be deemed effective service of process upon such party.

10.9 Specific Performance. Each party hereto agrees that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached, and it is accordingly agreed that the parties shall be entitled to an Injunction or Injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.10 Waiver of Jury Trial. To the extent permitted by applicable law, the parties hereby irrevocably waive any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement or the Transactions.

10.11 Counterparts. This Agreement may be executed in one or more separate counterparts, each of which, when so executed and delivered, shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

10.12 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

10.13 Company Disclosure Schedule. The Company Disclosure Schedule shall each be arranged in sections corresponding to the numbered sections contained in this Agreement, and the disclosure in any section shall qualify (a) the corresponding section of this Agreement and (b) each other section of this Agreement. The inclusion of any information in the Company Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has had or would have a Material Adverse Effect on the Company or is outside the ordinary course of business.

[Remainder of the Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officer(s) thereunto duly authorized, all as of the date first written above.

MOBIUS MANAGEMENT SYSTEMS, INC.

By:_______________________________________
Mitchell Gross,
President and Chief Executive Officer

ALLEN SYSTEMS GROUP, INC.,

By:______________________________________
Arthur L. Allen
President and Chief Executive Officer

ASG M&A, INC.,

By:____________________________________
Arthur L. Allen
President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

Annex I

Stockholders Furnishing Voting Agreements

Mitchell Gross
Joseph J. Albracht

Annex B

April 11, 2007

The Board of Directors
Mobius Management Systems, Inc.
120 Old Post Road
Rye, New York 10580

Members of the Board of Directors:

We understand that Mobius Management Systems, Inc. (the “Company”), Allen Systems Group, Inc. (“Parent”), and ASG M&A, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will merge with and into the Company (the “Merger”) in a transaction in which each outstanding share of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), other than shares of Common Stock that are owned by the Company as treasury stock or by Parent, Merger Sub or any wholly-owned subsidiary of Parent, all of which shares will be canceled, or as to which dissenters rights have been properly exercised, will be converted into the right to receive $10.05 in cash (the "Consideration"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

In arriving at our opinion, we have, among other things:

(i)	reviewed a draft dated as of April 10, 2007 of the Merger Agreement;

(ii)	reviewed certain publicly available financial and other information about the Company;

(iii)
reviewed certain information furnished to us by the Company’s management, including financial forecasts and analyses (including financial forecasts for fiscal year 2007 only, having been advised that the Company has not prepared forecasts beyond fiscal year 2007), relating to the business, operations and prospects of the Company;

(iv)	held discussions with members of senior management of the Company concerning the matters described in clauses (ii) and (iii) above;

(v)	reviewed the share trading price history and valuation multiples for the Common Stock and compared them with those of certain publicly traded companies that we deemed relevant;

(vi)	compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant; and

(vii)	conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available to us by the Company or that was publicly available (including, without limitation, the information described above), or that was otherwise reviewed by us. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did we conduct a physical inspection of any of the properties or facilities of, the Company, nor have we been furnished with any such evaluations or appraisals of such physical inspections, nor do we assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. The Company has informed us, however, and we have assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. We express no opinion as to the Company’s financial forecasts or the assumptions on which they are made.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

We have made no independent investigation of any legal or accounting matters affecting the Company, and we have assumed the correctness in all respects material to our analysis of all legal and accounting advice given to the Company and the Board of Directors including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to the Company and its stockholders. In addition, in preparing this opinion, we have not taken into account any tax consequences of the transaction to any holder of shares of Common Stock. We have assumed that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Parent or the contemplated benefits of the Merger.

It is understood that our opinion is for the use and benefit of the Board of Directors in its consideration of the Merger, and our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor does it address the underlying business decision by the Company to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. Our opinion does not constitute a recommendation as to how any holder of shares of Common Stock should vote on the Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of shares of Common Stock. We express no opinion as to the price at which shares of Common Stock will trade at any time.

We have been engaged by the Company to act as its financial advisor in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is payable contingent upon consummation of the Merger. We also will be reimbursed for expenses incurred. The Company has agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. We have, in the past, provided financial advisory and financing services to the Company and may continue to do so, and have received, and may receive, fees for the rendering of such services. We maintain a market in the securities of the Company, and in the ordinary course of our business, we and our affiliates may trade or hold securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to the Company, Parent or entities that are affiliated with the Company or Parent, for which we would expect to receive compensation. Except as otherwise expressly provided in our engagement letter with the Company, our opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any manner, without our prior written consent.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

JEFFERIES BROADVIEW,
a division of Jefferies & Company, Inc.

 Annex C

Voting Agreement and Irrevocable Proxy

This Voting Agreement and Irrevocable Proxy (this “Agreement”), dated as of April 11, 2007, is entered into by and among Allen Systems Group, Inc., a Delaware corporation (the “Parent”), ASG M&A, Inc., a Delaware corporation and wholly-owned subsidiary of the Parent (the “Purchaser”), Mobius Management Systems, Inc., a Delaware corporation (the “Company”), and each of the individuals set forth in Schedule I to this Agreement (referred to herein individually as a “Stockholder”, and collectively as the “Stockholders”).

RECITALS

WHEREAS, the Stockholders are, as of the date hereof, the record and beneficial owners (as defined by Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (“Rule 13d-3”)) of the number of shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”) set forth opposite the name of each such Stockholder on Schedule I hereto;

WHEREAS, the Parent, the Purchaser and the Company, contemporaneously herewith, are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), whereby the Purchaser will merge with and into the Company with the Company continuing as the surviving corporation (the “Merger”) upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used in this Agreement which have not been otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement);

WHEREAS, as a condition to the willingness of the Parent and Purchaser to enter into the Merger Agreement and as an inducement and in consideration therefor, the Stockholders have agreed to enter into this Agreement;

WHEREAS, pursuant to the terms of this Agreement the Stockholders have agreed, among other things, to furnish and grant to the Parent their respective irrevocable proxies to vote the Common Shares; and

WHEREAS, the Parent is relying on the irrevocable proxies in incurring the expense in proceeding with, and in undertaking all actions necessary, for the consummation of, the Merger~~;~~.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to the Parent and the Purchaser, severally, as follows:

(a) As of the date hereof, each Stockholder is the record and beneficial owner (as defined by Rule 13d-3, referred to herein as a “beneficial owner”) of and has good and marketable title to: (a) that number of shares of Common Stock and Restricted Shares with any voting rights (subject to any vesting, repurchase or other lapse restrictions with respect to such Restricted Shares) set forth opposite such Stockholder’s name on Schedule I hereto (said Common Stock and Restricted Shares, together with any voting shares of Company stock acquired by such Stockholder after the date of this Agreement, whether upon the exercise of Options or warrants to purchase shares of Common Stock or otherwise, all as may be adjusted from time to time pursuant to Section 5 hereof (the “Shares”), and (b) Options and warrants to purchase that number of shares of Common Stock set forth opposite such Stockholder’s name on Schedule I hereto. Schedule I lists separately for each Stockholder all of the Shares, Options and warrants beneficially owned (as defined by Rule 13d-3, referred to herein as “beneficially owned” or as “beneficial ownership”) by such Stockholder. Other than the Shares set forth opposite such Stockholder’s name on Schedule I hereto, such Stockholder does not beneficially own or hold any other Shares, Options, warrants, or securities exercisable, convertible, or exchangeable into Common Stock or Company voting stock.

(b) Each Stockholder who is a natural person has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. In the case of any Stockholder that is a limited partnership, such Stockholder is an entity duly organized and validly existing under the Laws of the jurisdiction in which it is constituted, and each such Stockholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. Each Stockholder has the full voting power, power of disposition, and power to agree to all of the matters regarding such Stockholder set forth in this Agreement, in each case with respect to all Shares beneficially owned by such Stockholder and as identified in Schedule I hereof.

(c) This Agreement has been validly executed and delivered by each Stockholder and constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(d) Neither the execution and delivery of this Agreement nor the performance of any of the obligations of such Stockholder hereunder (i) conflicts with or violate the Certificate of Incorporation or the Bylaws of the Company or any of the Company Subsidiaries, (ii) conflicts with or violates any Law, order, judgment, or decree applicable to such Stockholder, or (iii) results in a violation of, or a default under (with or without notice of lapse of time, or both), or conflicts with, constitutes or results in a breach of any term, condition, or provision of, or result in the creation of a Lien (defined below) on the Shares pursuant to, any contract, trust, loan or credit agreement, lease, Permit, commitment, agreement, understanding, instrument, obligation, arrangement or restriction of any kind to which such Stockholder is a party or by which such Stockholder, its assets, the Shares, or the Options or warrants are bound. The execution and delivery of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby does not require any filing, permit, consent, approval, or notice to or from any Governmental Entity or other Person (except for any Regulatory Filings).

(e) The Shares owned by each Stockholder are now, and at all times during the term hereof will be, held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, rights of first refusal, claims, security interests, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances whatsoever on title, transfer, or exercise of any rights of a stockholder in respect of such Shares (collectively, “Liens”), except for any Liens arising hereunder. The Stockholder has not appointed or granted any proxies, which appointments or grants are still effective, with respect to the Shares the Option or the warrants.

(f) Each Stockholder whose Shares, Options or warrants are subject to community property interests under the Laws of any relevant jurisdiction has agreed to have executed and delivered to the Parent, to the extent necessary, such consents, waivers, and approvals necessary for the execution of this Agreement and the consummation of the transactions contemplated hereby regarding such Stockholder.

(g) Each Stockholder (i) is a sophisticated investor with respect to the Shares and has independently and without reliance upon the Parent or the Purchaser and based on such information as the Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement, (ii)

2

acknowledges that neither the Parent nor the Purchaser has made any representations or warranty, whether expressed or implied, of any kind or character, other than as expressly set forth in this Agreement, (iii) understands and acknowledges that the Parent and the Purchaser are entering into the Merger Agreement in reliance upon each such Stockholder’s execution and delivery of this Agreement, and (iv) acknowledges that the agreements contained herein with respect to the Shares are irrevocable, subject to Section 7 hereof, and that such Stockholder shall have no recourse to the Shares or the Parent or Purchaser with respect to the Shares.

Section 2. Representations and Warranties of the Parent and the Purchaser. Each of the Parent and the Purchaser hereby, jointly and severally, represents and warrants to the Stockholders as follows:

(a) Each of the Parent and the Purchaser is a corporation organized and validly existing under the Laws of the jurisdiction of its respective incorporation and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as is now being conducted, except where the failure to be so organized and existing or to have such power, authority, and governmental approvals would not, individually or in the aggregate, impair in any material respect the ability of each of the Parent and the Purchaser, as the case may be, to perform its obligations under this Agreement.

(b) Each of the Parent and the Purchaser has all the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, and to perform its obligations under this Agreement. The execution, delivery and performance by the Parent and the Purchaser of this Agreement and the consummation of the transactions contemplated hereunder have been duly authorized by all necessary corporate action in respect thereof on the part of each of the Parent and the Purchaser, and by the Parent as the sole stockholder of the Purchaser, and no other corporate action is required on the part of the Parent or the Purchaser to authorize the execution and delivery by the Parent and the Purchaser of this Agreement and the consummation of the transactions contemplated thereby. This Agreement has been duly executed and delivered by the Parent and the Purchaser and, assuming valid authorization, execution and delivery hereof by the Stockholders, is the valid and binding obligation of each of the Parent and the Purchaser enforceable against each of them in accordance with its terms (subject to the Bankruptcy and Equity Exception).

Section 3. Appointment of Proxy.

(a) Each Stockholder agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company (a “Company Stockholders’ Meeting”), called for any of the purposes contemplated by clauses (ii) and (iii) of this Section 3(a), however called, and at every adjournment or postponement thereof, or in any other circumstances upon which a vote, consent, or other approval (including by written consent) is sought, such Stockholder shall (i) when a meeting is held, appear at such meeting or otherwise cause such Stockholder’s Shares to be counted as present thereat for purposes of establishing a quorum, (ii) vote, or execute consents in respect of such Stockholder’s Shares, or cause such Stockholder’s Shares to be voted, or consents to be executed in respect thereof, in favor of the adoption of the Merger Agreement (including any revised or amended Merger Agreement approved by the board of directors of the Company; provided that such revised or amended Merger Agreement is not revised or amended in any manner which adversely affects the Stockholder in any material manner including, for the avoidance of doubt, any decrease in the Merger Consideration or extension of the Outside Termination Date to a date after November 30, 2007) and any action required in furtherance thereof, and (iii) vote, or execute consents in respect of such Stockholder’s Shares to be voted, or consents to be executed in respect thereof, against (A) any agreement or transaction relating to an Acquisition Proposal or transaction or occurrence that if proposed and offered to the Company or its stockholders (or

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any of them) would constitute an Acquisition Proposal (other than as proposed by the Parent, the Purchaser, or any of their Subsidiaries or Affiliates) or (B) any extraordinary corporate transaction (other than the Merger), or any amendment of the Company’s Certificate of Incorporation or Bylaws or other proposal, action or transaction involving the Company or any of the Company Subsidiaries or any of its stockholders, which amendment or other proposal, action or transaction would prevent or materially impede or delay the consummation of the Merger or the transactions contemplated by the Merger Agreement or the consummation of the transactions contemplated by this Agreement, or to deprive Parent or Purchaser of any material portion of the benefits anticipated by Parent and Purchaser to be received from the consummation of the Merger or the transactions contemplated by the Merger Agreement or the transactions contemplated by this Agreement, or to change in any manner the voting rights of the Shares presented to the Stockholders of the Company (regardless of any recommendation of the board of directors of the Company) or in respect of which the vote or consent of the Stockholder is requested or sought.

(b) As security for the Stockholders’ obligations under Section 3(a), each of the Stockholders hereby irrevocably (subject to Section 7 hereof) constitutes and appoints Parent, the President of the Parent and the Secretary of the Parent, in their respective capacities as officers of the Parent, or any other designees of the Parent, each of them individually, as such Stockholder’s proxy and attorney-in-fact, with full power of substitution and resubstitution, to cause the Stockholder’s Shares to be counted as present at any such Company Stockholders’ Meetings and to vote such Stockholder’s Shares at any Company Stockholders’ Meeting, however called, and to execute consents in respect of such Stockholder’s Shares as and to the extent provided in Section 3(a)(i), (ii), and (iii) hereof. The Stockholders acknowledge that Parent is relying on this Agreement in incurring the expense in undertaking the actions necessary for the consummation of the Merger and that the performance of this Agreement is intended to benefit the Parent. ACCORDINGLY, THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE (EXCEPT AS SET FORTH IN SECTION 7 HEREOF) AND COUPLED WITH AN INTEREST.

(c) Each Stockholder represents that any proxies heretofore given in respect of the Shares, if any, are revocable, and hereby revokes all other proxies and powers of attorney with respect to such Stockholder’s Shares that such Stockholder may have heretofore appointed or granted, and no subsequent proxy or power of attorney shall be granted.

(d) Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 3 is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Such Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 3 or in Section 7, is intended to be irrevocable under applicable Delaware Law. If for any reason the proxy granted herein is not irrevocable, then such Stockholder agrees to vote his or its Shares in accordance with Section 3(a) above as instructed by Parent in writing.

(e) The parties acknowledge and agree that neither Parent, nor Parent’s successors, assigns, subsidiaries, divisions, employees, officers, directors, stockholders, agents and affiliates, shall owe any duty to, whether in Law or otherwise, or incur any liability of any kind whatsoever, including without limitation, with respect to any and all claims, losses, demands, causes of action, costs, expenses (including reasonable attorneys’ fees) and compensation of any kind or nature whatsoever to the Stockholder in connection with, as a result of or otherwise relating to any vote (or refrain from voting) by Parent of the Shares subject to the irrevocable proxy hereby granted to Parent at any annual, extraordinary or other meeting or action or the execution of any consent of the stockholders of the Company, in each case pursuant to the terms of this Agreement. The parties acknowledge that, pursuant to the authority

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hereby granted under the irrevocable proxy, Parent may vote the Shares pursuant to Section 3(b) in furtherance of its own interests, and Parent is not acting as a fiduciary for the Stockholder.

(f) Except pursuant to Section 7 of this Agreement, this irrevocable proxy shall not be terminated by any act of the Stockholder or by operation of Law, whether by the death or incapacity of the Stockholder or by the occurrence of any other event or events (including, without limiting the foregoing, the termination of any trust or estate for which the Stockholder is acting as a fiduciary or fiduciaries or the dissolution or liquidation of any corporation or partnership). If after the execution hereof the Stockholder should die or become incapacitated, or if any trust or estate should be terminated, or if any corporation or partnership should be dissolved or liquidated, or if any other such event or events shall occur before the Termination Date (as defined herein), certificates representing the Shares shall be delivered by or on behalf of the Stockholder in accordance with the terms and conditions of the Merger Agreement and this Agreement, and actions taken by the Parent hereunder shall be as valid as if such death, incapacity, termination, dissolution, liquidation or other event or events had not occurred, regardless of whether or not the Parent has received any notice of such death, incapacity, termination, dissolution, liquidation or other event.

(g) The vote of the Parent pursuant to Section 3(b) of this Agreement shall control in any conflict between its vote of the Shares and a vote by the Stockholders of the Shares, and the Company agrees to recognize the vote of the Parent instead of the vote of the Stockholders in the event the Stockholders do not vote in the manner required under Section 3(a) hereof. Without derogating from the generality of the foregoing, each Stockholder represents to each of the Company and the Parent that such Stockholder hereby waives any rights of revocation of the irrevocable proxy granted hereby that such Stockholder may have, if any, under the Certificate of Incorporation.
.
(h) Each Stockholder (i) has reviewed the Merger Agreement and is fully aware of the terms, conditions, and impact of the Merger Agreement and the basis of the recommendation of the Board of Directors to approve the Merger Agreement and (ii) together with their counsel, if any, fully understands the Merger Consideration payable in connection with the Merger and has determined that the Merger Consideration is adequate and fair to such Stockholder.

Section 4. Covenants. Each Stockholder covenants and agrees as follows:

(a) No Transfer of Shares, Options or Warrants. Prior to the termination of this Agreement, such Stockholder shall not: (i) offer for sale, sell, transfer, assign, gift-over, encumber, pledge, hypothecate, cause to be redeemed or purchased, or otherwise dispose of, directly or indirectly, or consent to any of the foregoing (“Transfer”), the record ownership or beneficial ownership (or both) of any of the Shares, the Options, the warrants, or any right or interest therein, or create or permit to exist any Lien affecting the Shares; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (iii) enter into any tender, voting, or other such agreement, or grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Shares or the warrants; (iv) deposit any of the Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Shares; or (v) take any other action that would in any way restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby or make any representation or warranty of such Stockholder untrue or incorrect.

(b) Additional Shares. Each Stockholder shall as promptly as practicable notify the Parent of the number of any additional Shares acquired by such Stockholder, if any, after the date hereof. Any such additional Shares shall be subject to the terms of this Agreement as through owned by the Stockholder on the date hereof.

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(c) No Solicitation. Each Stockholder agrees that it shall not, nor will such Stockholder permit any of its Representatives to, directly or indirectly, in such Stockholder’s capacity as a stockholder of the Company:

(i) initiate, solicit or knowingly encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or which would be reasonably likely to lead to any third-party Acquisition Proposal; or

(ii) enter into any agreement with respect to any Acquisition Proposal; or

(iii)  in the event of an unsolicited Acquisition Proposal, engage in negotiations or discussions with, or provide any information or data to, any Person (other than the Parent or any of its Affiliates or representatives) relating to an Acquisition Proposal.

(d)  No Inconsistent Agreements. Except as contemplated by this Agreement and the Merger Agreement, the Stockholders will not enter into any voting or other agreement or grant any power of attorney with respect to the Shares, or take any action that is inconsistent with this Agreement, or that would or would reasonably be expected to, in any manner, compete with, interfere with, impede, frustrate, prevent, burden, delay, or nullify the Merger, the Merger Agreement, or any of the transactions contemplated by the Merger Agreement.

Section 5. Certain Events. In the event of any change in the Shares by reason of a share dividend, stock split, split-up, recapitalization, reorganization, business combination, consolidation, exchange of shares, or any similar transaction or other change in the capital structure of the Company affecting the Shares or the acquisition of additional Shares or other securities or rights of the Company by any Stockholder (whether through the exercise of any Options, warrants or other rights to purchase Shares or otherwise): (a) the number of Shares owned by such Stockholder shall be adjusted appropriately, and (b) this Agreement and the obligations hereunder shall attach to any additional Shares or other securities or rights of the Company issued to or acquired by each of the Stockholders.

Section 6. Further Assurances. Each Stockholder shall, upon request of Parent or Purchaser, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent or Purchaser to be necessary or desirable to carry out the provisions hereof and to vest in Parent the power to vote the Shares as contemplated by Section 3 hereof.

Section 7. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately upon the earlier of: (a) Effective Time, or (b) termination of the Merger Agreement in accordance with the terms thereof (the “Termination Date”); provided, however, that Sections 8, 9, and 10(d), of this Agreement shall survive any termination of this Agreement.

Section 8. Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses, except that the Company shall pay the fees, costs and expenses of the Stockholders incurred in connection with this Agreement and the transactions contemplated hereby.

Section 9. Public Announcements. Each of the Stockholders agrees that it will not issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the Parent and Purchaser, except that such disclosure may be made without obtaining such prior consent if (a) the disclosure is required by applicable Law or is required by any regulatory authority, trading market or inter-dealer quotation system on which the Shares

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trade and (b) the party making such disclosure has first used its commercially reasonable efforts to consult with the other parties about the form and substance of such disclosure.
Section 10. Miscellaneous.

(a) Notices . All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by a nationally recognized “overnight” courier service, such as Federal Express (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Mitchell Gross, addressed to such Stockholder:

c/o Mobius Management Systems, Inc.
120 Old Post Road,
Rye, New York 10580
Facsimile No.: 914-921-1360

If to Joe Albracht, addressed to such Stockholder:

At the address set forth in Schedule I for such Stockholder.

with a copy to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attention: Ernest S. Wechsler
Facsimile No.: (212) 715-8000

If to Parent or Purchaser, to:

Allen Systems Group, Inc.
1333 Third Avenue South
Naples, Florida 34102
Attention: General Counsel
Facsimile No.: (239) 263-3692

with a copy to:

Carlton Fields, P.A.
Corporate Center Three at International Plaza
4221 W. Boy Scout Boulevard
Tampa, Florida 33607-5736
Telecopy Number: (813) 229-4133
Attention: Richard A. Denmon, Esq.

(b) Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

(c) Entire Agreement. This Agreement (and any other documents and instruments referred to herein and therein) constitute the entire agreement among the parties with respect to the

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subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof.
(d) Governing Law; Venue. This Agreement shall in all respects be governed by and construed in accordance with the Laws of the State of Delaware. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions may be brought against any of the parties in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of Delaware. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in this Agreement, together with notice of such service to such party, shall be deemed effective service of process upon such party.

   (e) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties except that Parent and Purchaser may assign, in their sole discretion and without the consent of any other party, any or all of their rights, interests and obligations hereunder to each other or to one or more direct or indirect wholly-owned Subsidiaries of Parent, in any case so long as the Parent remains liable for all of its obligations hereunder, including in connection with a breach of any of the terms hereof.

(f) Severability of Provisions. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions are fulfilled to the extent possible.

(g) Specific Performance. Each of the Stockholders acknowledge that irreparable damage to Parent would occur and money damages would be an inadequate remedy for any breach of this Agreement by such Stockholder and that the obligations of each Stockholder hereto shall be enforceable by the Parent or the Purchaser through injunctive or other equitable relief.

(h) Amendment. No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

(i) Binding Nature. This Agreement is binding upon and is solely for the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns.

(j) Survival. Except as otherwise specifically provided in this Agreement, each representation, warranty or covenant of a party contained in this Agreement shall remain in full force and effect notwithstanding any investigation or notice to the contrary or any waiver by any other party or beneficiary of a related condition precedent to the performance by the other party or beneficiary of an obligation under this Agreement.

(k) Fiduciary Duties. Nothing herein shall derogate from the fiduciary duties of those Stockholders who also are directors and/or officers of the Company and, notwithstanding anything

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contained in this Agreement to the contrary, no action or inaction by any Stockholder in his role as an officer and/or a director of the Company shall constitute a breach or violation of any of the terms of this Agreement.

(l) Obligations of Stockholders are Several, Not Joint. The obligations, duties, and liabilities of each Stockholder pursuant to this Agreement are several and are not jointm

(m) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

[Signatures on Following Pages]

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

MOBIUS MANAGEMENT SYSTEMS, INC.

By:________________________________
Mitchell Gross,
President and Chief Executive Officer

ALLEN SYSTEMS GROUP, INC.,

By:_______________________________
Arthur L. Allen
President and Chief Executive Officer

ASG M&A, INC.,

By:______________________________
Arthur L. Allen
President and Chief Executive Officer

STOCKHOLDERS:

_________________________________
Mitchell Gross, in his own capacity and
as General Partner of HARMIT, LP

                              _________________________________
Joseph J. Albracht

Signature Page to Voting Agreement and Irrevocable Proxy

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Annex D

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
RIGHTS OF APPRAISAL

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b., and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the Merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the Merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

FORM OF PROXY

MOBIUS MANAGEMENT SYSTEMS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF MOBIUS MANAGEMENT SYSTEMS, INC.
FOR USE AT THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [Insert Date], 2007.

By signing this proxy, you hereby appoint [Insert Proxy Name] and [Insert Proxy Name], and each of them, as your attorneys and proxies, with full power of substitution, for and in your name, place and stead, to vote all shares of capital stock of Mobius Management Systems, Inc. (the “Company”) held by you and entitled to vote on the matters shown on the reverse side at the Company’s Special Meeting of Stockholders to be held on[Insert Date], 2007 or at any postponement or adjournment of the meeting.

Both proxy agents present and acting in person or by their substitutes (or, if only one is present and acting, then that one) may exercise all of the powers conferred by this proxy. Discretionary authority is conferred by this proxy with respect to certain matters, as described in the Company’s proxy statement.

Please specify your choices by marking the appropriate boxes. If no choice is specified, the proxy will be voted “FOR” each proposal.

PLEASE VOTE, DATE AND SIGN ON OTHER SIDE AND RETURN
PROMPTLY IN ENCLOSED ENVELOPE.

(Continued and to be dated and signed on the reverse side.)
MOBIUS MANAGEMENT SYSTEMS, INC.
120 Old Post Road
Rye, New York 10580

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK
YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

The Board of Directors recommends that you vote “FOR” the adoption of the Agreement and Plan of Merger by and among Mobius Management Systems, Inc., Allen Systems Group, Inc. and ASG M&A, Inc.

FOR	AGAINST	ABSTAIN
☐	☐	☐

1.	Adoption of the Agreement and Plan of Merger, dated as of April 11, 2007, by and among Mobius Management Systems, Inc., Allen Systems Group, Inc. and ASG M&A, Inc.

In their discretion the proxies are authorized vote upon such other matters as may properly come before the special meeting.

FOR YOUR VOTE TO COUNT YOUR PROXY CARD MUST BE RECEIVED PRIOR TO THE SPECIAL MEETING ON [INSERT DATE], 2007. REGARDLESS OF THE NUMBER OF SHARES YOU OWN OR WHETHER YOU PLAN TO ATTEND THE MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED. PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD. RETURNING THIS PROXY CARD DOES NOT DEPRIVE YOU OF YOUR RIGHT TO ATTEND THE MEETING AND TO VOTE YOUR SHARES IN PERSON. IF YOU FAIL TO RETURN THE PROXY CARD OR VOTE IN PERSON AT THE SPECIAL MEETING, IT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER.

Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Mobius Management Systems, Inc., 120 Old Post Road, Rye, New York 10580.

By signing this proxy, you hereby acknowledge receipt of the Notice of the Company’s Special Meeting of Stockholders and the Company’s Proxy Statement dated [Insert Date], 2007.

To change the address on your account, please check the box at right and indicate your new address in the address space to the left. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Share Owner Sign Here:	Date:

________________________________	______________________________

Co-owner Sign Here:	Date:

_________________________________	______________________________